UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

EQUITABLE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how much it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

EQUITABLE
HOLDINGS

2020 Proxy Statement and Notice of Annual Meeting of Stockholders

LETTER FROM OUR BOARD CHAIR

Dear Fellow Stockholder:

The past year has been a transformative period for Equitable Holdings and its Board. Equitable Holdings began 2019 controlled by our former parent company, AXA, and in accordance with the terms of the Shareholder Agreement with AXA, the Equitable Holdings Board was composed of a minority of independent directors, the Board Chair was an AXA executive and key committees were not independent. By December 2019, AXA had decreased its ownership stake to less than 10%, triggering multiple changes to the Board’s composition and governance, and now Equitable Holdings is a fully independent public company. The significance of this was reflected in the return to our brand, Equitable, in January 2020. During this transitional period, the Board took important steps to build a strong governance foundation.

Independent Chairman. I was honored to be appointed the Company’s first independent Board Chair in March 2019. With the Chair of the Board no longer required to be an AXA-nominated Director, the Board and management embraced the opportunity to demonstrate the importance of independent leadership.

Majority Independent Board and Diverse Directors. In March 2019, with the resignation of two AXA Directors, the Board appointed two independent Directors: Kristi Matus and Bert Scott. With the resignation of a third AXA Director in December 2019, the Board appointed Director Joan Lamm-Tennant, effective January 1, 2020. Together, these three new Directors bring a wealth of leadership experience in the insurance and financial services industries, as well as independent and diverse perspectives. Currently, of our eight incumbent Directors, two are women, one is racially-diverse and six are independent.

Managing Board Continuity and Current Director Search. To counterbalance Director turnover, in February 2020, the Board decided to continue the service of previous AXA Director George Stansfield. Director Stansfield brings not only important continuity to a changing Board, but also extensive life insurance industry expertise and transactional and business experience. With the resignation of the last AXA Director, Thomas Buberl, in February 2020, the Board is conducting a search to fill the current vacancy on the Board with an independent Director, which would bring the total number of independent Directors to seven out of nine.

Committee Independence and Composition. All of the Board Committees became independent in the second quarter of 2019, and we took the opportunity to further strengthen our governance framework by refreshing our Committee composition in 2020.

Engagement Discussions with Investors Inform our Governance Strategy and Compensation Programs. Our Board composition and governance decisions as well as our executive compensation programs are supported by our investors. In 2019 and 2020, Equitable Holdings reached out to investors representing a significant majority of our common stock outstanding. During meetings with a number of top stockholders, the Company addressed Board composition, executive compensation programs, the continued evolution of the Company’s governance profile and environmental and social disclosures. Investors expressed a high level of support for our governance strategy, which focuses on independent Board leadership and the addition of qualified and diverse Board members to oversee a smooth separation from AXA and continued strong financial performance. Investors also expressed approval of our compensation programs, which aligns with the over 98% say-on-pay approval percentage received in 2019.

2019 also saw Equitable Holdings deliver strong operating results and meet all commitments made at the time of the IPO relating to earnings, balance sheet strength and shareholder returns. I would like to take this opportunity to express my sincere thanks to management, staff and advisors for their outstanding efforts.

On behalf of the Board of Directors, we are pleased to hold our second annual meeting of stockholders on May 20, 2020. The accompanying proxy statement includes important information about the meeting agenda and voting instructions. Thank you for your interest in Equitable Holdings.

Sincerely, Ramon de Oliveira Chair of the Board Equitable Holdings, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

On behalf of the Board of Directors (the “Board”), I cordially invite you to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Equitable Holdings, Inc. to be held via the internet through a virtual web conference at www.virtualshareholdermeeting.com/EQH2020, on May 20, 2020, at 8:00 a.m. Eastern Daylight Time.

DATE May 20, 2020 TIME 8:00 a.m., Eastern Daylight Time LOCATION www.virtualshareholdermeeting .com/EQH2020

AGENDA

At the meeting, stockholders will consider and vote on the following matters:

1.   Proposal 1: Election of eight directors for a one-year term ending at the 2021 Annual Meeting of Stockholders;

2.   Proposal 2: Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2020;

3.   Proposal 3: Advisory vote to approve the compensation paid to our named executive officers;

4.   Proposal 4: Approval of an Amendment to the Equitable Holdings, Inc. 2019 Omnibus Incentive Plan; and

5.   Any such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

We are actively monitoring developments surrounding the novel coronavirus (COVID-19), including guidance from federal, state and local officials. If circumstances require, it is possible that the time and date of the Annual Meeting may be changed. Any such change will be announced in advance on our Investor Relations website at https://ir.equitableholdings.com/news-and-events/events-and-presentations/event-details/2020/2020-Annual-Meeting-of-Shareholders/default.aspx.

You will be able to attend the Annual Meeting online, vote your shares electronically and submit questions online during the meeting by logging in to www.virtualshareholdermeeting.com/EQH2020 using the 16-digit control number included in your Notice of Internet Availability of the proxy materials, on your proxy card or on any additional voting instructions accompanying these proxy materials. We recommend that you log in a few minutes before the meeting to ensure you are logged in when the meeting starts.

We have adopted this technology to expand access to the meeting, improve communications and lower the cost to our stockholders, the Company and the environment. We believe that the virtual Annual Meeting should enable increased stockholder participation from locations around the world, especially given health and safety concerns around COVID-19.

As always, we encourage you to vote your shares prior to the Annual Meeting.

Our Board recommends that you vote “FOR” the election of each of the nominees named in Proposal 1 of this Proxy Statement and “FOR” each of Proposals 2, 3 and 4. Information about the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.

Voting Your Shares

Stockholders of record holding shares of common stock, par value $0.01 per share, of Equitable Holdings, Inc. (“Shares”) as of the close of business on March 23, 2020 (the “Record Date”) are entitled to vote at the Annual Meeting.

Internet

Prior to the Annual Meeting

Please log on to www.proxyvote.com and submit a proxy to vote your Shares by 11:59 p.m., Eastern Daylight Time, on May 19, 2020.

During the Annual Meeting

Please log on to www.virtualshareholdermeeting.com/EQH2020 and submit a proxy to vote your Shares during the Annual Meeting beginning at 8:00 a.m., Eastern Daylight Time, on May 20, 2020.

Telephone Please call the number on your proxy card until 11:59 p.m., Eastern Daylight Time, on May 19, 2020.

Mail

If you received printed copies of the proxy materials, please complete, sign, date and return your proxy card by mail to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717 so that it is received prior to the Annual Meeting.

Beneficial owners whose Shares are held at a brokerage firm or by a bank or other nominee should follow the voting instructions that they received from the nominee.

This notice is being delivered to the holders of Shares as of the close of business on March 23, 2020, the record date fixed by the Board for the purposes of determining the stockholders entitled to receive notice of and to vote at the Annual Meeting, and constitutes notice of the Annual Meeting under Delaware law. Proxy materials or a Notice of Internet Availability were first made available, sent or given to stockholders on or about April 8, 2020.

By Order of the Board of Directors,

Dave S. Hattem

Senior Executive Vice President,

Chief Legal Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on May 20, 2020.

The accompanying Proxy Statement, our 2019 Annual Report to Stockholders, and instructions on how to attend our Annual Meeting and access www.virtualshareholdermeeting.com/EQH2020 for a list of stockholders as of the Record Date are available at https://ir.equitableholdings.com.

PROPOSAL 4: Approval of an Amendment to the Equitable Holdings, Inc. 2019 Omnibus Incentive Plan	76

Board and Corporate Governance Practices	82

Certain Relationships and Related Person Transactions	93

The Annual Meeting, Voting and Other Information	101

Forward-Looking Statements	108

Appendix A: Non-GAAP Financial Measures	109

Appendix B: Amendment to the Equitable Holdings, Inc. 2019 Omnibus Incentive Plan	112

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	i

CERTAIN IMPORTANT TERMS

Corporate Entities

As used in this Proxy Statement, “we,” “us,” “our” and the “Company” mean Equitable Holdings, Inc. and its consolidated subsidiaries, unless the context refers only to Equitable Holdings, Inc. (which we refer to as “Holdings” or “EQH”) as a corporate entity. We also use the following capitalized terms:

• “AB” or “AllianceBernstein” means AB Holding and ABLP.

• “AB Holding” means AllianceBernstein Holding L.P., a Delaware limited partnership.

• “AB Holding Units” means units representing assignments of beneficial ownership of limited partnership interests in AB Holding.

• “AB Units” means units of limited partnership interests in ABLP.

• “ABLP” means AllianceBernstein L.P., a Delaware limited partnership and the operating partnership for the AB business.

• “AXA” means AXA S.A., a société anonyme organized under the laws of France, our former parent.

• “AXA Financial” means AXA Financial, Inc., formerly a Delaware corporation and a wholly-owned direct subsidiary of Holdings. On October 1, 2018, AXA Financial merged with and into Holdings, with Holdings assuming the obligations of AXA Financial.

• “Equitable America” means Equitable Financial Life Insurance Company of America, an Arizona corporation and a wholly-owned indirect subsidiary of Holdings.

• “Equitable L&A” means AXA Equitable Life and Annuity Company, a Colorado Corporation and a wholly-owned indirect subsidiary of Holdings.

• “Equitable Life” means AXA Equitable Life Insurance Company, a New York corporation, a life insurance company and a wholly-owned indirect subsidiary of Holdings.

• “General Partner” means AllianceBernstein Corporation, a Delaware corporation and the general partner of AB Holding and ABLP.

Other Items

• “Exchange Act” means the Securities Exchange Act of 1934, as amended.

• “FASB” means the Financial Accounting Standards Board.

• “Independent” means, with respect to a director, that the director is “independent” as determined in accordance with applicable NYSE and SEC listing standards, rules and regulations unless otherwise indicated.

• “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

• “IPO” means the initial public offering of shares of common stock of Holdings.

• “NYSE” means the New York Stock Exchange.

• “PCAOB” means the Public Company Accounting Oversight Board.

• “SEC” means the United States Securities and Exchange Commission.

• “Securities Act” means the Securities Act of 1933, as amended.

• “Shareholder Agreement” means the Shareholder Agreement, dated May 4, 2018, entered into between Holdings and AXA.

• “Tax Reform Act” means the Tax Cuts and Jobs Act of 2017.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	1

Proxy Summary

PROXY SUMMARY

This section summarizes important information contained in this Proxy Statement and in our 2019 Annual Report to Stockholders (the “Annual Report”) but does not contain all the information that you should consider when casting your vote. Please review the entire Proxy Statement and Annual Report carefully before voting.

Proposals for Your Vote

Proposal	Board Recommendation	Page(s)

1. Election of eight directors for a one-year term ending at the 2021 Annual Meeting of Stockholders	FOR each of the Board’s nominees	7

2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2020	FOR	12

3. Advisory vote to approve the compensation paid to our named executive officers (the “Say-on-Pay vote”)	FOR	16
4. Amendment to 2019 Omnibus Incentive Plan	FOR	76

Mission and Strategy

Our mission is to help our clients secure their financial well-being so they can pursue long and fulfilling lives. We have been steadfast in this purpose since our journey began as The Equitable Life Assurance Society over 160 years ago.

We aim to be a trusted partner to our clients by providing advice, products and services that help them retire with dignity, protect their families and prepare for their financial future. Our financial strength and the quality of our people, their ingenuity and the service they provide help us build relationships of trust with our clients.

We are one of America’s leading financial services companies, preparing clients for their financial futures since 1859 through two principal franchises – Equitable Life and AllianceBernstein. Our competitive products, premier distribution platform and investment expertise position us as a leading provider of financial advice, asset management and protection solutions to Americans.

We operate through four business segments including Individual Retirement, Group Retirement, Protection Solutions and Investment Management & Research (which comprises our 65% economic interest in AllianceBernstein).

Business Performance Highlights

2019 marked another momentous year in our company’s history as a series of secondary market transactions effectively reduced AXA’s economic interest to zero. Now, we are once again Equitable, having returned to the iconic, American business name and brand that has been integral to our identity since 1859.

We delivered strong operating performance across the business and continued to execute against our long-term strategic priorities that were articulated at the time of our IPO. The consistency of our performance and the strength of our balance sheet continue to give us confidence in our ability to generate value and return capital to stockholders over the long-term.

•	Full year 2019 results included a net loss of $1.7 billion and Non-GAAP Operating Earnings of $2.4 billion.[1]

•	Assets under management increased by $116 billion year-over-year to $735 billion.

[1]

This Proxy Statement includes certain Non-GAAP financial measures, including Non-GAAP Operating Earnings and Non-GAAP Operating Return on Equity. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in Appendix A.

2	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Proxy Summary

•	Non-GAAP Operating Return on Equity was 18.1%, in line with our mid-teens target.

$1.6 billion Returned to Stockholders

in 2019

Board of Directors Composition

The fundamental duty of our Board is to oversee the strategy and management of our Company for the benefit of our stockholders. It is essential that the Board be composed of directors who are qualified to conduct this oversight. Accordingly, the Board seeks directors who possess a broad range of skills, expertise and perspectives. The composition of our Board, as reflected in the tables and charts below, demonstrates our commitment to these principles.

Board Composition Summary

Name	Age	Principal Professional Experience	Expiration of Term*	Independent

Daniel G. Kaye	65	Partner at Ernst & Young (retired)	2021	Yes

Joan Lamm-Tennant	67	Founder and Chief Executive Officer of Blue Marble Microinsurance	2021	Yes

Kristi A. Matus	52	Executive Vice President and Chief Financial & Administrative Officer of athenahealth, Inc. (retired)	2021	Yes

Ramon de Oliveira (Independent Chairman)	65	Co-founder of Investment Audit Practice, LLC	2021	Yes

Mark Pearson	61	President and Chief Executive Officer of Holdings	2021	No

Bertram L. Scott	69	Senior Vice President of population health of Novant Health, Inc. (retired)	2021	Yes

George Stansfield	60	Deputy Chief Executive Officer and Group General Secretary of AXA	2021	No (Non-executive director)
Charles G.T. Stonehill	62	Founding Partner of Green & Blue Advisors, LLC	2021	Yes

*	Pending re-election at the May 20, 2020 Annual Meeting.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	3

Proxy Summary

Corporate Governance Highlights

Corporate Governance Profile

Our corporate governance profile generally aligns with that of other newly public companies, and our continued proactive stance on investor outreach demonstrates the value we place on dialogue with stakeholders and their input on governance matters. During investor engagement discussions, we discussed our corporate governance strategy to build a strong Board and focus on an orderly transition to a non-controlled public company. Over the past year, the Board executed on this strategy. In 2019, as AXA decreased its stake in Holdings, the Board, led by its independent Chairman, appointed well-qualified, independent and diverse Directors: Ms. Matus, Ms. Lamm-Tennant and Mr. Scott. In February 2020, the Board continued the service of Director Stansfield, who brings continuity of service as well as extensive public company and insurance industry expertise. Our corporate governance profile includes:

✓Independent Chairperson

✓Majority independent board of directors; Six of our current eight directors are independent and the Board plans to fill the current Board vacancy with an independent director.

✓Independent committees

✓Annual election of all directors

✓Single class of shares

✓Proactive investor outreach program to our largest stockholders; engagement with holders representing a significant number of shares outstanding

Board Skills and Experience

The Board seeks directors who possess a broad range of skills, experience, expertise and perspectives that position the Board to effectively oversee the Company’s strategies and risks. Our directors were carefully selected for their mix of skills and expertise, which align with, and facilitate effective oversight of, the Company’s strategy. Our directors possess substantive skills and experience in key areas which are relevant to the Board’s oversight of the Company, including the financial services and insurance industries; senior management; audit and accounting; public company board service; risk management; investments; capital markets; compensation and human resources.

Board Diversity

The Board believes that a diverse board is better able to effectively oversee our management and strategy and position the Company to deliver long-term value for our stockholders. Our Board considers diversity, including gender and ethnic diversity as adding to the overall mix of perspectives of our Board as a whole. Through reports from its Nominating and Corporate Governance Committee and management, our Board receives updates on trends in board composition, including on director diversity and, in 2019, the Board increased gender and racial diversity on the Board.

4	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Proxy Summary

Executive Compensation Highlights

The overriding goal of Holding’s compensation program (the “EQH Compensation Program”) has always been, and continues to be, to attract, retain and motivate top-performing executives dedicated to our long-term financial and operational success. Our compensation practices have evolved over the last few years, however, as we transformed into a standalone public company.

Given the recent review of our compensation plans and policies and the high level of support received for our existing program, as well as to ensure consistency in our practices, we did not make any significant changes to the EQH Compensation Program for 2019. Rather, certain limited changes were made as follows:

What We Changed	Why We Changed It

Added a diversity and inclusion goal to the strategic initiatives measured in our annual cash incentive award program	To reinforce our commitment to a diverse and inclusive workplace

Changed our peer group for determining relative total shareholder return in our equity-based award program	To narrow the peer group to align to insurers in the same line of business rather than a mix of insurers and asset managers

Amended our CEO’s employment contract to eliminate: (i) the “single trigger” change in control provision which permitted him to voluntarily terminate his employment for any reason within six months of a change in control and receive severance benefits and (ii) his ability to voluntarily terminate employment without good reason and receive a payment equal to half his base salary

To respond to concerns expressed by investors and proxy advisory firms and align with best practices

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	5

Proxy Summary

Important Information Regarding the Meeting Location

The Annual Meeting scheduled for May 20, 2020, at 8:00 am EDT will be held by means of remote communication. To attend and participate in the Virtual Annual Meeting, stockholders will need to access the live audio webcast of the meeting. To do so, stockholders of record will need to visit www.virtualshareholdermeeting.com/EQH2020 and use their 16-digit control number provided in the Notice to log in to this website, and beneficial owners of shares held in street name will need to follow the instructions provided by the broker, bank or other nominee that holds their shares. We would encourage stockholders to log in to this website and access the webcast before the Virtual Annual Meeting’s start time. This website will also have further instructions on how to attend, participate in and vote at the Virtual Annual Meeting.

6	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

PROPOSAL 1: Election of Directors

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated each of our eight directors, Daniel G. Kaye, Joan Lamm-Tennant, Kristi A. Matus, Ramon de Oliveira, Mark Pearson, Bertram L. Scott, George Stansfield and Charles G.T. Stonehill for election at the Annual Meeting to serve until the 2021 annual meeting or until their successors are elected or have been qualified. The Board believes that each of these nominees continues to have the necessary skills and experience to effectively oversee our business. Each of these nominees currently serves as a director, and each has consented to being named in this Proxy Statement and agreed to serve if elected.

The Board recommends that you vote FOR the election of each of Daniel G. Kaye, Joan Lamm-Tennant, Kristi A. Matus, Ramon de Oliveira, Mark Pearson, Bertram L. Scott, George Stansfield and Charles G.T. Stonehill.

Our Board is currently composed of eight incumbent directors with one vacancy. A biography of each director nominee and a description of each director’s skills and qualifications follow this proposal. The Board plans to fill the current vacancy with an independent director.

All director nominees will stand for election for a one-year term that expires at the following annual meeting.

Unless otherwise instructed, the proxyholders will vote proxies FOR the nominees of the Board. The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. However, if any of the Board’s nominees should become unable for any reason or unwilling for good cause to serve as a director at any point before the Annual Meeting or any adjournment or postponement of the meeting, the Board may reduce the size of the Board or nominate another candidate for election as a director. If the Board nominates a new candidate, the proxyholders will use their discretion to vote for that candidate.

The Board of Directors

Nominees for Election as Directors for a Term Expiring in 2021

Daniel G. Kaye

Age: 65 Director since: 2018

Professional Experience: Mr. Kaye has been a director since April 2018. He has been a director of Equitable Life and Equitable America since September 2015 and AllianceBernstein Corporation since May 2017. Mr. Kaye was a member of the Board of Directors of AXA Insurance Company from April 2017 to December 2018. From January 2013 to May 2014, Mr. Kaye served as Interim Chief Financial Officer and Treasurer of HealthEast Care System (“HealthEast”). Prior to joining HealthEast, Mr. Kaye spent 35 years with Ernst & Young LLP (“Ernst & Young”) from which he retired in 2012. Throughout his time at Ernst & Young, where he was an audit partner for 25 years, Mr. Kaye enjoyed a track record of increasing leadership and responsibilities, including serving as the New England Managing Partner and the Midwest Managing Partner of Assurance. Mr. Kaye is a member of the Board of Directors of CME Group, Inc. since May 2019. Mr. Kaye was a member of the Board of Directors of Ferrellgas Partners L.P. from August 2012 to November 2015.

Skills and Qualifications: Certified Public Accountant and National Association of Corporate Directors (NACD) Board Leadership Fellow; expertise as an audit committee financial expert; extensive financial services and insurance industry experience; extensive knowledge and experience in accounting, auditing and financial matters developed through leadership roles at Ernst & Young and HealthEast; experience as a director of other public companies.

Committee Memberships:

•  Audit (Chair)

•  Finance and Risk

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	7

PROPOSAL 1: Election of Directors

Joan Lamm-Tennant

Age: 67 Director since: 2020

Professional Experience: Ms. Lamm-Tennant has been a director since January 2020. She has been a director of Equitable Life and Equitable America since January 2020. Since 2015, Ms. Lamm-Tennant has served as the founder and Chief Executive Officer of Blue Marble Microinsurance. She was previously Adjunct Professor, International Business at The Wharton School of the University of Pennsylvania from 2006 to 2015. From 2009 to 2015, she was concurrently Head, Enterprise Risk Management and Advisor to the MCC Chief Risk Officer at Marsh & McLennan Companies, Inc. From 2007 to 2015, Ms. Lamm-Tennant served as Global Chief Economist and Risk Strategist at Guy Carpenter and prior to that, she served in various senior leadership roles at General Re Capital Consultants at General Reinsurance Corporation. Ms. Lamm-Tennant also serves on the Board of Directors of Ambac Financial Group, Inc., Hamilton Insurance Group, Ltd. and Element Fleet Management Corp. She was previously a member of the Board of Directors of Selective Insurance Group, Inc. from 1993 to 2015.

Skills and Qualifications: Significant insurance industry, finance and management expertise, as well as academic experience, having held global business leadership roles and having had a distinguished career as a professor of finance and economics; experience as a director of other public companies.

Committee Memberships:

•  Audit (beginning May 1, 2020)

•  Finance and Risk (beginning May 1, 2020)

Kristi A. Matus

Age: 52 Director since: 2019

Professional Experience: Ms. Matus has been a director since March 2019. She has been a director of Equitable Life since September 2015 and of Equitable America since March 2019 (and previously from September 2015 to May 2018), and Alliance Bernstein Corporation since July 2019. From July 2014 to May 2016, Ms. Matus served as Executive Vice President and Chief Financial & Administrative Officer of athenahealth, Inc. (“athenahealth”). Prior to joining athenahealth, Ms. Matus served as Executive Vice President and Head of Government Services of Aetna, Inc. (“Aetna”) from February 2012 to July 2013. Prior to Aetna, she held several senior leadership roles at United Services Automobile Association (“USAA”), including Executive Vice President and Chief Financial Officer from 2008 to 2012. She began her career at the Aid Association for Lutherans, where she held various financial and operational roles for over a decade. Ms. Matus is currently a member of the Boards of Directors of Cerence, Inc., Nextech Systems and Tru Optik Data Corp. She was previously a member of the Board of Directors of Jordan Health Services, Inc. from November 2016 to September 2019. She is an Executive Advisor for Thomas H. Lee Partners L.P. since October 2017.

Skills and Qualifications: Expertise as an audit committee financial expert; extensive insurance industry and management expertise; finance, corporate governance and key leadership skills developed through roles at athenahealth, Aetna and USAA; experience as a director of other public companies.

Committee Memberships:

•  Compensation (Chair)

•  Nominating and Corporate Governance (Chair)

•  Audit

8	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

PROPOSAL 1: Election of Directors

Ramon de Oliveira Independent Chairman of the Board of Directors

Age: 65 Director since: 2018

Professional Experience: Mr. de Oliveira has been a director since April 2018 and Independent Chairman of the Board since March 2019. He is also a director and Independent Chairman of the Boards of Equitable Life and of Equitable America since March 2019, and previously served as directors of both corporations from May 2011 to May 2018. He has been a member of AXA’s Board of Directors since April 2010. He is also currently a member of the Board of Directors of AllianceBernstein Corporation since May 2017, and Chairman of the Board since April 2019. He is a founder and currently Managing Partner of the consulting firm Investment Audit Practice, LLC, based in New York, NY. From 2002 to 2006, Mr. de Oliveira was an adjunct professor of Finance at Columbia University. Starting in 1977, he spent 24 years at JP Morgan & Co. where he founded and led J.P. Morgan Global Equities and served as Chairman and Chief Executive Officer of JP Morgan Investment Management and Private Bank. He was also a member of the firm’s Management Committee since its inception in 1995. Upon the merger with Chase Manhattan Bank in 2001, Mr. de Oliveira was the only executive from JP Morgan & Co. asked to join the Executive Committee of the new firm with operating responsibilities. Previously, he served as a director of JP Morgan Suisse, American Century Company, Inc., SunGard Data Systems, JACCAR Holdings and The Hartford Insurance Company.

Skills and Qualifications: Extensive financial services and investment experience in key leadership roles; analytical skills developed through roles within the global financial services industry and academia; experience as a director of other public companies.

Committee Memberships:

•  Executive (Chair)

•  Compensation (until April 30, 2020)

•  Nominating and Corporate Governance (until April 30, 2020)

Mark Pearson

Age: 61 Director since: 2011

Professional Experience: Mr. Pearson has been a director since January 2011 and currently serves as our President and Chief Executive Officer. He has been a director of Equitable Life and Equitable America since January 2011 and AllianceBernstein Corporation since February 2011. Mr. Pearson also serves as Chief Executive Officer of Equitable Life and Equitable America. From 2008 to 2011, he was the President and Chief Executive Officer of AXA Japan Holding Co. Ltd. (“AXA Japan”). Mr. Pearson joined AXA in 1995 with the acquisition of National Mutual Holdings and was appointed Regional Chief Executive of AXA Asia Life in 2001. Before joining AXA, Mr. Pearson spent approximately 20 years in the insurance sector, assuming several senior manager positions at Hill Samuel, Schroders, National Mutual Holdings and Friends Provident. Mr. Pearson is a Fellow of the Chartered Association of Certified Accountants and is a member of the Board of Directors of the American Council of Life Insurers.

Skills and Qualifications: Diverse financial services experience developed through service as an executive including as a Chief Executive Officer to Equitable Life, AXA Japan and other AXA affiliates; extensive global insurance industry experience.

Committee Memberships:

• Executive

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	9

PROPOSAL 1: Election of Directors

Bertram L. Scott

Age: 69 Director since: 2019

Professional Experience: Mr. Scott has been a director since March 2019. He is also a director of Equitable America since March 2019 and a director of Equitable Life since March 2019 (and previously served from May 2012 until May 2018). Mr. Scott previously served as Senior Vice President of population health of Novant Health, Inc. from February 2015 to May 2019. From November 2012 through December 2014, Mr. Scott served as President and Chief Executive Officer of Affinity Health Plan. From June 2010 to December 2011, Mr. Scott served as President, U.S. Commercial of CIGNA Corporation. Prior thereto, he served as Executive Vice President of TIAA-CREF from 2000 to June 2010 and as President and Chief Executive Officer of TIAA-CREF Life Insurance Company from 2000 to 2007. Mr. Scott is currently a member of the Boards of Directors of Becton, Dickinson and Company and Lowe’s Companies, Inc

Skills and Qualifications: Expertise as an audit committee financial expert, and strong strategic and operational expertise acquired through the variety of executive roles, including insurance industry and financial services experience; experience as a director of public companies.

Committee Memberships:

•  Audit (until April 30, 2020)

•  Finance and Risk (until April 30, 2020)

•  Nominating and Corporate Governance (beginning May 1, 2020)

•  Compensation (beginning May 1, 2020)

George Stansfield

Age: 60 Director since: 2017

Professional Experience: Mr. Stansfield has been a director since November 2017. He has been a director of Equitable Life and Equitable America since May 2017. Since December 2017, Mr. Stansfield has been Deputy Chief Executive Officer (Directeur Général Adjoint) of AXA, and since July 2016, Mr. Stansfield has been Group General Secretary and a member of AXA’s Management Committee. Mr. Stansfield was previously Head of AXA’s Group Human Resources from 2010 to 2016 and was AXA’s Group General Counsel from 2004 to 2016. Mr. Stansfield holds various directorships within AXA: Chairman of the Supervisory Board of AXA Liabilities Managers (France), GIE AXA (France) and Kamet (France), Chairman of the Management Committee of AXA Venture Partners (France) and director or Management Committee member of AXA ASIA (France) and AXA Life Insurance Co Ltd. (“AXA Life Japan”). Mr. Stansfield is also a Trustee of the American Library of Paris, a non-profit organization and the largest English language lending library on the European mainland.

Skills and Qualifications: Extensive experience and knowledge and key leadership skills developed through service as an executive, including experience as AXA’s Group General Secretary and Head of Group Human Resources and perspective as a member of AXA’s Management Committee.

Committee Memberships:

• None

10	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

PROPOSAL 1: Election of Directors

Charles G.T. Stonehill

Age: 62 Director since: 2018

Professional Experience: Mr. Stonehill has been a director since April 2018. He also serves as a director of Equitable Life (since November 2017), Equitable America (since March 2019 and previously between November 2017 and May 2018), and Alliance Bernstein Corporation (since March 2019). Mr. Stonehill is Founding Partner of Green & Blue Advisors LLC. During his financial services career, Mr. Stonehill served as the Managing Director of Lazard Frères & Co., LLC, and global head of Lazard Capital Markets from 2002 to 2004. He served as Head of Investment Banking for the Americas of Credit Suisse First Boston from 1997 to 2002 and as Head of European Equities and Equity Capital Markets at Morgan Stanley & Co., Inc., from 1984 to 1997. Mr. Stonehill began his career at JP Morgan in the oil and gas investment banking group, where he worked from 1978 to 1984. Mr. Stonehill currently serves as nonexecutive Vice Chairman of the Board of Directors of Julius Baer Group Ltd. and Bank Julius Baer & Co. Ltd., since 2009 and 2006, respectively, and is a member of the Supervisory Board of Deutsche Börse AG since May 2019. Mr. Stonehill is also a member of the Board of Directors of CommonBond, LLC and of PlayMagnus A/S.

Skills and Qualifications: Expertise and distinguished track record of success in the financial services industry and over 40 years’ experience in energy markets, investment banking and capital markets; experience as a director of other public companies.

Committee Memberships:

•  Finance and Risk (Chair)

•  Compensation

•  Executive

•  Nominating and Corporate Governance

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	11

PROPOSAL 2: Ratification of Appointment of Independent Registered Public Accounting Firm

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm (“independent auditor”) and annually evaluates the independent auditor’s qualifications, performance and independence.

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent auditor for the fiscal year ending December 31, 2020. PwC has served as the independent auditor for the Company since 1993. PwC’s background knowledge of the Company, combined with its industry expertise, has enabled it to carry out its audits of our financial statements and the effectiveness of our internal controls over financial reporting with effectiveness and efficiency. The members of the Audit Committee believe that the continued retention of PwC as our independent auditor is in the best interest of Holdings and its stockholders. In determining whether to reappoint PwC, the Audit Committee considered factors such as:

•	PwC’s independence and objectivity;

•	PwC’s and the lead engagement partner’s capability and expertise in handling the breadth and complexity of our operations;

•	PwC’s tenure as independent auditor for the Company;

•	historical and recent performance of PwC, including the extent and quality of communications with members of the Audit Committee; and

•	the impact of a change in the independent auditor.

The Audit Committee is involved in the selection of PwC’s lead engagement partner and ensures that the lead partner’s engagement is limited to no more than five consecutive years of service (in accordance with SEC rules). The current lead PwC engagement partner was designated commencing with the 2018 audit and is eligible to serve in that capacity through the end of the 2022 audit.

We request that our stockholders ratify the appointment of PwC as our independent auditor for fiscal year 2020. If the stockholders do not ratify such appointment, the Audit Committee will take note and may reconsider its retention of PwC. If such appointment is ratified, the Audit Committee will still have the discretion to replace PwC at any time during the year. Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement. They will also be available to respond to questions from stockholders regarding their audit of our consolidated financial statements for fiscal year 2019.

The Board recommends that stockholders vote FOR the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal year 2020.

12	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

PROPOSAL 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Fees Paid to PricewaterhouseCoopers LLP

The following table sets forth the fees paid by the Company to PwC for professional services rendered for the fiscal year ending December 31, 2019. Audit amounts are presented on an accrual basis and cover services performed for the year under audit, regardless of the calendar year in which they were performed. All other fees are presented on an as incurred basis.

Fees (in Millions)	2019	2018
Audit Fees(1)	$26.9	$24.3
Audit-Related Fees(2)	$10.0	$5.6
Tax Fees(3)	$1.4	$2.1
All Other Fees(4)	$0.1	$0
Total	$38.4	$32.0

(1)

Audit Fees. Fees and related expenses billed for annual financial statement audit and quarterly review services that are customary for the independent auditor to render an opinion. The amounts also include audit fees of $6.3 million and $6.2 million for 2019 and 2018, respectively that were paid directly by AB to PwC.

(2)

Audit-Related Fees. Fees and related expenses billed for assurance and related services that are reasonably related to the audit or review of the Company’s financial statements and for other services that are traditionally performed by the independent auditor. These services include statutory audits, employee benefit plan audits, due diligence procedures, comfort letters and accounting advisory services. The amounts also include audit-related fees and related expenses of $3.1 million and $3.3 million for 2019 and 2018, respectively that were paid directly by AB to PwC.

(3)

Tax Fees. Fees and related expenses billed for permitted tax services, including tax compliance, tax advice, and tax planning and preparation. The amounts also include tax fees of $1.3 million and $2.0 million for 2019 and 2018, respectively, that were paid directly by AB to PwC.

(4)

All Other Fees. Fees and related expenses billed for other permitted non-audit services. The amounts also include fees of $0.01 million and $0.01 million for 2019 and 2018, respectively, that were paid directly by AB to PwC.

Audit Committee Pre-Approval Policy

The charter of the Audit Committee requires its pre-approval of all audit and permitted non-audit services provided to the Company by the independent auditor to ensure that the provision of such services does not impair the auditor’s independence. Accordingly, the Audit Committee has adopted the Equitable Holdings, Inc. Audit Committee Pre-Approval of Independent Auditors Services Policy (the “Pre-Approval Policy”) which sets forth pre-approval procedures. Pursuant to the Pre-Approval Policy, the committee will pre-approve the annual audit services and may also pre-approve audit-related, tax and permissible non-audit services that it believes would not impair the independence of the auditor.

The Pre-Approval Policy delegates authority to the Audit Committee of the Board of Directors of AllianceBernstein Corporation, which consists entirely of independent directors and for which Mr. Stonehill serves as Chair, to pre-approve audit and non-audit services provided to AB. In addition, the policy delegates authority to the Audit Committee Chair to pre-approve audit and non-audit services provided to the Company where the amounts involved do not exceed $200,000. Each quarter, the specific details and related fees for the audit and non-audit service projects completed in the prior quarter and any pre-approval decisions made pursuant to delegated authority under the Pre-Approval Policy are reported to the Audit Committee.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board. The Audit Committee currently consists of three directors, each of whom are independent directors (Daniel G. Kaye, Kristi A. Matus and Bertram L. Scott).

The Board has determined that all three members of the Audit Committee have the requisite experience to be designated an audit committee financial expert as such term is defined under Item 407(d)(5) of Regulation S-K under the Securities Act and the applicable standards of the NYSE.

Management is responsible for the preparation and presentation of the Company’s financial statements and the reporting process, for its accounting policies and procedures, and for the establishment of effective internal controls and procedures.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	13

PROPOSAL 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The primary duties of the Audit Committee are to (i) assist the Board in overseeing (a) the quality and integrity of our financial statements, (b) our systems of internal controls over financial reporting, (c) the qualifications, independence and performance of our independent auditor, (d) our accounting, financial and external reporting policies and practices, (e) the performance of our internal audit function and (f) our compliance with legal and regulatory requirements, including without limitation any requirements promulgated by PCAOB and FASB; (ii) prepare the report of the Audit Committee required to be included in our annual proxy statement; and (iii) exercise an oversight function, as contemplated by the Implementation Guide of the National Association of Insurance Commissioners for the Annual Financial Reporting Model Regulation, over the statutory financial reporting (or other accepted financial reporting practice permitted by the applicable regulator) of certain insurance and captive reinsurance company subsidiaries.

The independent auditor is responsible for performing an independent audit of our financial statements and, as required, our internal controls over financial reporting, in each case, in accordance with standards established by the PCAOB, and the independent auditor issues a report with respect to the audit. The independent auditor must also express an opinion as to the conformity of our financial statements with generally accepted accounting principles and the effectiveness of our internal controls over financial reporting. The independent auditor regularly affirms to the Audit Committee that it remains independent from the Company. The Audit Committee regularly meets with the independent auditor, both in general session and in executive session, to discuss our financial reporting processes, internal control over financial reporting, disclosure controls and procedures, required communications to the Audit Committee, the critical audit matters arising from the current period audit of the financial statements, fraud risks and any other matters that the Committee or the independent auditor deem appropriate.

As of December 31, 2018, the Company had identified two material weaknesses in the design and operation of the Company’s internal control over financial reporting for which management developed plans to remediate during 2019. One material weakness related to insufficient experienced personnel and the journal entry process and the other related to actuarial models, assumptions and data. As of December 31, 2019, management has completed the remediation plan and control testing for the material weakness related to insufficient personnel and the journal entry process and has concluded that this material weakness had been remediated.

For the material weakness related to actuarial models, assumptions and data, management continues to execute its plan moving towards remediation of this material weakness and has implemented and tested new or enhanced controls including the design, implementation and testing of: (i) an enhanced model validation control framework, including a rotational schedule to periodically re-validate all U.S. GAAP models, (ii) enhanced controls and governance processes for new model implementations, (iii) enhanced controls for model changes and (iv) enhanced controls over the annual assumption setting process, including a comprehensive master assumption inventory and risk framework. Management has also designed, implemented and tested new controls and is redesigning certain of these controls to validate the reliability of significant data flows feeding actuarial models and assumptions. Given that certain controls have only operated effectively in one financial closing cycle during the year, management has determined that further work and sustained operation is appropriate before concluding the controls are operationally effective.

The Audit Committee is providing oversight and advice to management and monitoring its progress during this remediation process, including reviewing management’s remediation plan and receiving regular reports from management and input from PwC.

More information on the Audit Committee and its responsibilities is included in the Audit Committee Charter available on our website at https://ir.equitableholdings.com.

In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited consolidated financial statements for fiscal year 2019 with each of management and the independent auditor. The Audit Committee and the independent auditor have also discussed the matters required to be discussed by them under the applicable rules of the PCAOB.

The Audit Committee has received from our independent auditor the written disclosures and the letters required by the applicable rules of the PCAOB, as currently in effect, regarding the firm’s communications with the Audit

14	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

PROPOSAL 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Committee relating to independence, and it has discussed the independent auditor’s independence with the independent auditor.

Based on the review and discussions described in this Audit Committee Report, the Audit Committee recommended to the Board that the audited financial statements for fiscal year 2019 be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Audit Committee

Daniel G. Kaye (Chair)

Kristi A. Matus

Bertram L. Scott

Note: Effective May 1, 2020, Joan Lamm-Tennant will succeed Bertram L. Scott on the committee.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	15

PROPOSAL 3: Advisory Vote on Executive Compensation

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with a non-binding advisory vote on the compensation paid to our named executive officers. This advisory vote is also referred to as the “say-on-pay” advisory vote. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Details on our compensation approach are described in the Compensation Discussion and Analysis and the accompanying compensation tables and narrative discussion.

The Compensation Committee has implemented an executive compensation program that is intended to align the interests of our executive officers with those of our stockholders. A substantial majority of our named executive officers’ compensation is in the form of variable, at-risk compensation that requires us to achieve performance objectives that are intended to create long-term stockholder value. Furthermore, we align our executives’ interests with those of our stockholders by utilizing metrics in our short- and long-term incentive programs that are tied to performance outcomes that will enhance stockholder value.

We are asking stockholders to approve the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, is hereby APPROVED.

We believe it is important to understand the views of our stockholders with respect to how we compensate our named executive officers. Although this vote is advisory, the Compensation Committee intends to consider the results of the vote, as well as other relevant factors, as part of its ongoing oversight of our executive compensation program.

The Board recommends that stockholders vote FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

16	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

EXECUTIVE COMPENSATION

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	17

Executive Compensation

2019 Performance Highlights

OUR BUSINESS

We are one of America’s leading financial services companies and our mission is to help our clients secure their financial well-being so they can pursue long and fulfilling lives. We have been steadfast in this purpose since our journey began as The Equitable Life Assurance Society nearly 160 years ago. We operate through four business segments including Individual Retirement, Group Retirement, Protection Solutions and Investment Management & Research.

2019 PERFORMANCE

2019 marked another momentous year in our company’s history as a series of secondary market transactions effectively reduced AXA’s economic interest to zero. Now, we are once again Equitable, having returned to the iconic, American business name and brand that has been integral to our identity since 1859.

We delivered strong operating performance across the business and continued to execute against our long-term strategic priorities that were articulated at the time of our IPO. The consistency of our performance and the strength of our balance sheet continue to give us confidence in our ability to generate value and return capital to shareholders over the long-term. Full year 2019 results included:

•	Net loss of $1.7 billion or ($3.51) per share and Non-GAAP Operating Earnings of $2.4 billion or $4.85 per share

•	Assets under management increased by $116 billion year-over-year to $735 billion

•	Non-GAAP Operating Return on Equity of 18.1%, in line with our mid-teens target

  Net income (loss) of $1.7 billion and Non-GAAP Operating Earnings of $2.4 billion.

  Assets under management increased by $116 billion year-over-year to of $735 billion.

18	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

  We experienced positive momentum across all business segments

•	Individual Retirement sales of $8.2 billion, up 12% for the year led by the fifth consecutive quarter of record SCS sales.

•	Group Retirement net flows of $267 million, positive for the seventh consecutive year.

•	Investment Management and Research (AllianceBernstein) net flows of $25.2 billion, 21% growth in AUM.

•	Protection Solutions delivered strong full-year operating results and continued sales momentum in Employee Benefits.

  We also continued to successfully execute on our 2020 strategic initiatives

•	Achieved net savings run-rate of $53 million, and we remain on track to deliver $75 million pre-tax productivity gains, net of reinvestment, by year-end 2020.

•

Completed general account rebalance, delivering the $160 million annualized net investment income goal one year ahead of schedule. Reflected in fourth quarter 2019 results is a cumulative benefit of $152 million.

•

Delivered on 50-60% payout ratio, returning $1.6 billion to shareholders in 2019. This completed our 2019 capital management program, as well as $400 million of our 2020 program, which was accelerated into 2019 prior to the November secondary offering.

   In 2019, we returned $1.6 billion to stockholders in the form of dividends and share repurchases

Important Note: This Proxy Statement includes certain Non-GAAP financial measures which are used as performance measures in our incentive compensation programs, including Non-GAAP Operating Earnings and Non-GAAP Operating Return on Equity. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in Appendix A.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	19

Executive Compensation

Executive Compensation Highlights

The overriding goal of the EQH Compensation Program has always been, and continues to be, to attract, retain and motivate top-performing executives dedicated to our long-term financial and operational success. Our compensation practices have evolved over the last few years, however, as we transformed into a standalone public company.

WHAT’S NEW

Given the recent review of our compensation plans and policies and the high level of support received for our existing program, as well as to ensure consistency in our practices, we did not make any significant changes to the EQH Compensation Program for 2019. Rather, certain limited changes were made as follows:

What We Changed	Why We Changed It

Added a diversity and inclusion goal to the strategic initiatives measured in our annual cash incentive award program	To reinforce our commitment to a diverse and inclusive workplace

Changed our peer group for determining relative total shareholder return in our equity-based award program	To narrow the peer group to align to insurers in the same line of business rather than a mix of insurers and asset managers

Amended our CEO’s employment contract to eliminate: (i) the “single trigger” change in control provision which permitted him to voluntarily terminate his employment for any reason within six months of a change in control and receive severance benefits and (ii) his ability to voluntarily terminate employment without good reason and receive a payment equal to half his base salary

To respond to concerns expressed by investors and proxy advisory firms and align with best practices

20	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

WHAT’S THE SAME

Plan Components

During 2019, the EQH Compensation Program continued to include a carefully chosen mix of fixed and at-risk components.

Component	Description	Purpose

Total Direct Compensation

Base Salary	Fixed compensation based on a variety of factors including career experience, market competitiveness, scope of responsibilities and individual performance	Fairly and competitively compensate executives for their positions and the scope of their responsibilities

Short-Term Incentive Compensation	Variable annual cash incentive award determined based on performance relative to corporate and individual goals	Focus executives on annual corporate and business unit goals that, when attained, drive our success

Equity-Based Awards	Variable awards consisting of equity grants subject to performance and time-based vesting requirements determined based on the importance of retention, market data and other factors	Reward long-term value creation and ensure alignment with our long-term financial success

Other Compensation and Benefits

Retirement, Health and Welfare and other Plans and Programs	Retirement savings, financial protection and other compensation and benefits providing long-term financial support and security for employees	Attract and retain high caliber executives by offering programs to all employees that assist with long-term financial support and security

Termination Benefits

Severance Benefits	Temporary income payments and other benefits for certain terminations of employment	Provide competitive total compensation packages

Change-in-Control Benefits	Benefits in the event of a termination related to a change in control	Retain executives and incent efforts to maximize stockholder value during a change in control

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	21

Executive Compensation

2019 Total Direct Compensation

During 2019, the total direct compensation for our executives continued to align with our pay-for-performance culture and consist of a mix of fixed (base salary) and variable (annual cash incentive and equity-based awards) components that based a substantial majority of a participant’s compensation on the success of the Company as well as an assessment of the participant’s overall contribution to that success. The following charts show the pay mix for our CEO and the other participants in the 2019 EQH Compensation Program.

CEO Compensation

Other NEO Compensation

2019 Equity-Based Awards

During 2019, annual equity-based awards continued to consist of a mix of equity vehicles including both “full value” (restricted stock units and performance shares) and “appreciation only” (stock options) vehicles. All vehicles contain vesting requirements related to service and the performance shares also require the satisfaction of certain performance criteria related to corporate performance to obtain a payout.

22	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

Good Corporate Governance

We continued to follow good corporate governance practices throughout 2019. We enhanced these practices recently when we eliminated a provision in the Equitable Holdings, Inc. 2019 Omnibus Incentive Plan (the “2019 Plan”), the plan under which we currently make equity grants, that allowed shares tendered as payment for an option exercise or withheld to cover taxes from vested equity awards to be added back to the shares available for issuance under the plan (“liberal share recycling”).

What We Do	What We Don’t Do

✓ Link a substantial majority of executive pay to performance criteria

✓ Require executives and directors to meet stock ownership guidelines

✓ Require clawbacks for incentive awards, including for conduct that causes reputational harm

✓ Provide equity-based awards that are balanced between full value awards and appreciation-only awards and incorporate absolute and relative performance metrics

✓ Receive advice from an independent consultant

✓ Require a minimum vesting period of at least one year for annual equity-based awards

✓ Use a balanced mix of performance metrics to mitigate risk

✗  Reprice underwater stock options without stockholder approval

✗  Allow executives and directors to hedge or pledge Company securities

✗  Provide dividends or dividend equivalents with respect to stock options

✗  Provide executives with excessive perquisites

✗  Provide multi-year guaranteed incentive awards

✗  Provide excise tax gross-ups upon change in control

✗  Provide “single trigger” vesting of change in control benefits

✗  Allow liberal share recycling under the 2019 Plan

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	23

Executive Compensation

Compensation Discussion and Analysis

Our 2019 Named Executive Officers are:

Mark Pearson President and Chief Executive Officer	Anders Malmström Senior Executive Vice President and Chief Financial Officer	Jeffrey Hurd Senior Executive Vice President and Chief Operating Officer	Nick Lane Senior Executive Vice President and Head of Retirement, Wealth Management and Protection Solutions	Seth Bernstein Senior Executive Vice President and Head of Investment Management and Research

As President and Chief Executive Officer of Holdings, Mr. Pearson is responsible for the business strategy and operations of the entire Company. The other 2019 Named Executive Officers assist him in his oversight of the Company as members of the Holdings Management Committee (the “Management Committee”). In addition to their responsibilities as members of the Management Committee, Messrs. Malmström, Hurd and Lane are responsible for day-to-day management of various functions for our retirement and protection businesses as executives of Equitable Life while Mr. Bernstein is responsible for day-to-day management of our investment management and research (“IM&R”) business as the Chief Executive Officer of AB.

Messrs. Pearson, Malmström, Hurd and Lane participate in the EQH Compensation Program (collectively, the “EQH Program Participants”). Since AB has historically maintained its own plans and programs as a publicly-traded company, Mr. Bernstein participates in AB’s executive compensation program rather than the EQH Compensation Program. AB’s executive compensation is overseen by the AB Board and AB Compensation Committee as further described below.

EQH COMPENSATION PROGRAM

Compensation Philosophy

The overriding goal of the EQH Compensation Program is to attract, retain and motivate top-performing executives dedicated to our long-term financial and operational success. To achieve this goal, the program incorporates metrics to measure our success and fosters a pay-for-performance culture by:

•	providing total compensation opportunities competitive with the levels of total compensation available at the companies with which we most directly compete for talent;

•	making performance-based variable compensation the principal component of executive pay to ensure that the financial success of executives is based on corporate financial and operational success;

•

setting performance objectives and targets for variable compensation arrangements that provide individual executives with the opportunity to earn above-target compensation by achieving above-target results;

•

establishing equity-based arrangements that align executives’ financial interests with those of our stockholders by ensuring the executives have a material financial stake in Holdings’ common stock; and

•	structuring compensation packages and outcomes to foster internal equity.

Compensation Decision-Making Process

Roles and Responsibilities

The Compensation Committee is responsible for general oversight of our compensation programs and is further responsible for discharging the Board’s responsibilities relating to compensation of our executives including:

•	reviewing and approving corporate goals and objectives relevant to the compensation of the executives

•	evaluating the executives’ performance in light of those goals and objectives and determining their compensation level based on this evaluation

•	reviewing and approving all compensation arrangements with executives

The Compensation Committee is supported in its work by the Chief Executive Officer, our Human Resources Department and Pay Governance LLC (“Pay Governance”). Other than the Chief Executive Officer, no Named Executive Officer plays a

24	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

decision-making role in determining the compensation of any other Named Executive Officer. Mr. Hurd plays an administrative role as described in the table below.

Roles and Responsibilities
Chief Executive Officer	As Chief Executive Officer of Holdings, Mr. Pearson assists the Compensation Committee in its review of executive compensation other than his own. Mr. Pearson provides the Compensation Committee with his assessment of executive performance relative to the corporate and individual goals and other expectations set for the executives. Based on these assessments, he then provides his recommendations for the executives’ total compensation and the appropriate goals for each in the upcoming year. However, the Compensation Committee is not bound by his recommendations.
Human Resources	Human Resources performs many of the organizational and administrative tasks that underlie the Compensation Committee’s review and determination process and makes presentations on various topics. As Chief Operating Officer, Mr. Hurd oversees this work.
Pay Governance	Pay Governance attends Compensation Committee meetings and assists and advises the Compensation Committee in connection with its ongoing review of executive compensation policies and practices. The Compensation Committee considered and confirmed Pay Governance’s independence pursuant to the NYSE listing standards in November 2019. Pay Governance does not perform any work for management.

Compensation Peer Group

We view a well-constructed peer group as a key part of a sound benchmarking process, but only a starting point since judgment is critical during both the benchmarking and compensation decision-making processes. Accordingly, the Compensation Committee used compensation data from the Compensation Peer Group listed below to help inform – but not determine – decisions related to the 2019 base salaries and targets of the EQH Program Participants.

Compensation Peer Group
The Allstate Corporation Ameriprise Financial, Inc. Brighthouse Financial, Inc. The Hartford Financial Services Group, Inc. Lincoln National Corporation	Manulife Financial Corporation Principal Financial Group, Inc. Prudential Financial, Inc. Sun Life Financial, Inc. Unum Group Voya Financial, Inc.

The Compensation Peer Group was originally established based on objective factors such as industry, geography and assets, management’s view of our competitors for talent and business and a review of the peer groups used by others in our sector. The Compensation Committee reviews the Compensation Peer Group in September of each year. Although it did not make any changes to the composition of the Compensation Peer Group in September 2018, it removed The Hartford Financial Services Group, Inc. from the Peer Group in September 2019.

Competitive Compensation Analysis

In November 2018, Pay Governance presented the Compensation Committee with a competitive compensation analysis for each of the EQH Program Participants (the “Pay Governance Compensation Analysis”). The Pay Governance Compensation Analysis was undertaken in accordance with our target pay philosophy:

Target Pay Philosophy

To provide competitive compensation opportunities by setting total target direct compensation for executive positions at the median for total compensation with respect to the pay for comparable positions at our peer companies, taking into account certain individual factors such as the specific characteristics and responsibilities of a particular executive’s position as compared to similarly situated executives at our peer companies.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	25

Executive Compensation

Consistent with our target pay philosophy, the base salaries, annual cash incentive awards and equity-based awards of our executives are targeted at the median with respect to those of comparable positions at our peers, unless individual factors require otherwise. For example, an executive’s experience and tenure may warrant a lower initial amount with an adjustment to the median over time. Base salaries and cash incentive and equity-based award targets are reviewed each year.

The Pay Governance Compensation Analysis focused on the components of direct compensation. For certain positions, the analysis included a review of a market reference point in addition to the review of the Compensation Peer Group to provide a broad perspective of the market and ensure a more comprehensive view of practices both within and outside our more direct comparators. The market reference point included a broader group of diverse financial services companies with assets of $50 billion or more and was used when reviewing compensation for positions for which the likely talent market is broader than the life insurance sector.

Pay Governance measured and compared actual pay levels not only on a total direct compensation basis but also by component to review and compare specific compensation elements as well as the particular mix of fixed versus variable, short-term versus long-term and cash versus equity-based compensation at the peer companies.

Compensation Components

The EQH Compensation Program includes the following key components:

Total Direct Compensation
Base Salary

What is it?

Fixed compensation for services.

What is the purpose of it?

For executives, base salary is intended to provide a fair level of fixed compensation based on the position held, competitive market data, the executive’s career experience, the scope of the position’s responsibilities and the executive’s own performance.

Short-Term Incentive Compensation

What is it?

Variable annual cash incentive awards determined based on performance relative to corporate and individual goals.

What is the purpose of it?

Short-term incentive compensation is intended to:

• align cash incentive awards with corporate financial results and strategic objectives and reward executives based on corporate and individual performance;

• enhance the performance assessment process with a focus on accountability;

• differentiate compensation based on individual performance; and

• provide competitive total annual compensation opportunities.

Equity-Based Awards

What is it?

Incentive awards consisting of equity vehicles subject to multi-year vesting requirements based on performance requirements and continued service.

What is the purpose of it?

Equity-based awards are intended to:

• align long-term interests of award recipients with those of stockholders;

• provide competitive total compensation opportunities; and

• ensure focus on achievement of long-term strategic business objectives.

26	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

Other Compensation and Benefits
Retirement, Health and other Plans and Programs

What is it?

A comprehensive program offering retirement savings, financial protection and other compensation and benefits.

What is the purpose of it?

Our compensation and benefits program is intended to attract and retain high caliber executives and other employees by offering programs that assist with their long-term financial support and security.

Termination Benefits
Severance Benefits

What is it?

Temporary income payments and other benefits provided for certain types of terminations of employment.

What is the purpose of it?

Severance benefits are intended to treat employees fairly at termination and provide competitive total compensation packages.

Change-in-Control Benefits

What is it?

Benefits in the event of a termination related to a change in control.

What is the purpose of it?

Change-in-control benefits are intended to retain executives and incent efforts to maximize stockholder value during a change in control.

Compensation Arrangements

Mr. Pearson is the only EQH Program Participant with an employment agreement. Under Mr. Pearson’s agreement, his employment will continue until he is age 65 unless the employment agreement is terminated earlier by Mr. Pearson or the Company on 30 days’ prior written notice.

Base Salary

None of the EQH Program Participants other than Mr. Pearson is entitled to a minimum rate of base salary. Under Mr. Pearson’s employment agreement, he is entitled to a minimum rate of base salary of $1,225,000 per year, except that his rate of base salary may be decreased in the case of across-the-board salary reductions similarly affecting all Equitable Life officers with the title of Executive Director or higher.

The Compensation Committee reviewed the base salaries of the EQH Program Participants in February 2019, taking into consideration the Pay Governance Compensation Analysis and input from management. It did not adjust the base salaries of the EQH Program Participants other than Mr. Malmström. Mr. Malmström’s salary was adjusted to align to the median base salary for comparable positions at our peers and in the broader financial services marketplace. The following table shows the annual rate of base salary of the EQH Program Participants both before and after adjustment:

EQH Program Participant	Annual Rate of Base Salary Prior to Adjustment	February 2019 Adjustment	Annual Rate of Base Salary After Adjustment
Mr. Pearson	$1,252,000	N/A	$1,252,000
Mr. Malmström	$710,000	$40,000	$750,000
Mr. Hurd	$900,000	N/A	$900,000
Mr. Lane	$900,000	N/A	$900,000

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	27

Executive Compensation

The base salaries earned by the EQH Program Participants in 2019, 2018 and 2017 are reported in the Summary Compensation Table included below.

Short-Term Incentive Compensation

Variable cash incentive awards are generally available for the EQH Program Participants under the AXA Equitable Holdings, Inc. Short-Term Incentive Compensation Plan (the “STIC Plan”). The STIC Plan is an ongoing “umbrella” plan that allows the Compensation Committee or Board to establish annual programs setting forth performance goals and other terms and conditions applicable to cash incentive awards for employees (each, a “STIC Program”).

The EQH Program Participants were all eligible for awards under the 2019 STIC Program. The amount of an EQH Program Participant’s individual award under the 2019 STIC Program was determined by multiplying his 2019 STIC Program award target (his “STIC Target”) by a funding percentage (the “Final Funding Percentage”) and by his “Individual

Assessment Percentage” as further described below. The calculation is as follows, subject to a maximum award of 200% of an executive’s STIC Target:

2019 STIC Target	X	Final Funding Percentage	X	Individual Assessment Percentage	=	2019 STIC Program Award

This section describes each element of the award calculation.

STIC Targets

The Compensation Committee reviewed the STIC Targets of the EQH Program Participants in February 2019, taking into consideration the Pay Governance Compensation Analysis and input from management, and did not make any adjustments. The Compensation Committee elected to review the STIC Targets of Mr. Malmström and Mr. Pearson again in November 2019 due to the decrease in AXA’s ownership of Holdings’ common stock to 10.1% in early November. At that time, it adjusted the STIC Targets for Mr. Malmström and Mr. Pearson, taking into consideration an updated competitive compensation analysis presented by Pay Governance. The adjustments were pro-rated for 2019. The adjustments were made to align to the median STIC Targets for comparable positions at our peers and were pro-rated for 2019. The following table shows the STIC Targets of the EQH Program Participants both before and after adjustment:

EQH Program Participant	STIC Target Prior to Adjustment	November 2019 Adjustment	STIC Target After Adjustment and Proration for 2019	STIC Target After Adjustment
Mr. Pearson	$2,128,400	$619,600	$2,231,667	$2,748,000
Mr. Malmström	$1,000,000	$100,000	$1,016,667	$1,100,000
Mr. Hurd	$1,500,000	N/A	$1,500,000	$1,500,000
Mr. Lane	$1,100,000	N/A	$1,100,000	$1,100,000

We generally do not provide guaranteed annual incentive awards for any executives, except for certain limited guarantees for new hires. No EQH Program Participants were guaranteed a cash incentive award under the 2019 STIC Program.

Final Funding Percentage

Performance Objectives

A preliminary funding percentage (the “Initial Funding Percentage”) for each STIC Program is determined by measuring corporate performance with respect to certain financial and other performance objectives reflecting our key performance indicators. Several key performance objectives are chosen to incent performance across a range of activities and balance different types of metrics.

28	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

Based on its review of the 2018 STIC Program in February 2019, the Compensation Committee elected to retain the same performance objectives and relative weightings for the 2019 STIC Program. However, the performance objectives and their weightings for each STIC Program are determined based on our strategy and focus at the time of the program’s design and, accordingly, may vary in future years as different metrics become more relevant.

The 2019 STIC Program performance objectives and their relative weightings were as follows.

•	Non-GAAP Operating Earnings[1] – 50%

•	Premiums and Flows – 25%

•	Strategic Initiatives – 25%

Non-GAAP Operating Earnings
What is it?

Non-GAAP Operating Earnings is an after-tax financial measure used to evaluate our financial performance that is determined by making certain adjustments to our after-tax net income attributable to Holdings. Specifically, it excludes items that can be distortive or unpredictable from the results of operations and focuses on corporate performance with respect to ongoing operations. Accordingly, it is used as the basis for management’s decision-making.

Non-GAAP Operating Earnings is a financial measure that is not computed in accordance with U.S. GAAP. Please see Appendix A for a more complete description of the calculation of Non-GAAP Operating Earnings.

Why do we use it?	Non-GAAP Operating Earnings was chosen as a performance objective for the 2019 STIC Program and is the most highly weighted performance objective for 2019, due to our belief that it is the strongest indicator of corporate performance for a year.
Premiums and Flows
What is it?

The Premiums and Flows performance objective measured:

• the 2019 premiums of our Protection Solutions business, as measured by its annualized premium equivalent (100% of first year recurring premiums (up to target) and 10% of excess first year premiums or first year premiums from single premium products);

• the 2019 net cash flows of our Group Retirement and Equitable Advisors broker-dealer (“Advisors B/D”) businesses;

• the 2019 net cash flows of our Individual Retirement business, excluding flows related to pre-2011 GMxB products (the “Legacy Business”); and

• the 2019 increase in the annualized fee base (the amount of investment advisory fee revenue) for our IM&R business.

Why do we use it?	Premiums and Flows was chosen as a performance objective for the 2019 STIC Program due to our belief that it is a strong indicator of future profitability and the competitiveness of our products.

[1]

This Proxy Statement includes certain Non-GAAP financial measures which are used as performance measures in our incentive compensation programs, including Non-GAAP Operating Earnings and Non-GAAP Return on Equity. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in Appendix A.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	29

Executive Compensation

Strategic Initiatives
What is it?

The Strategic Initiatives performance objective measured corporate performance with respect to specific 2019 goals set for certain initiatives required to ensure Holdings’ continued success, including:

• deliver management’s strategic plan for the post-2020 period;

• deliver and execute our strategic investor engagement plan;

• execute on our separation portfolio to create the capabilities necessary for a stand-alone entity;

• implement our post-IPO risk appetite and associated finance and risk management infrastructure;

• execute the 2019 deliverables for the Enhanced Enterprise Financial Reporting program, a multi-year program including (i) remediation of our material weaknesses, (ii) improvements to the financial close process and (iii) establishment of a sustainable financial and actuarial infrastructure;

• execute our bankable plan including General Account optimization, productivity (e.g., location strategy) and growth;

• execute our diversity and inclusion strategy; and

• ensure that $1.1 billion of capital is available at Holdings for dividends, buybacks or other uses.

Why do we use it?	Strategic Initiatives was chosen as a performance objective for the 2019 STIC Program to ensure employees’ focus on the critical activities required to ensure our future success.

Calculation of Initial Funding Percentage

The Initial Funding Percentage was determined based on corporate performance with respect to targets approved by the Compensation Committee for each performance objective. For Non-GAAP Operating Earnings and Premiums and Flows, the targets were numerical. For each Strategic Initiative, the target was set as the accomplishment of the 2019 goal for that initiative. Once set, the targets for each performance objective are not permitted to change during the course of the year except for exceptional circumstances as determined by the Compensation Committee. The Compensation Committee increased the 2019 target for the net cash flows of our Individual Retirement business to reflect an accounting change related to a product being placed into run-off.

Performance at target for a performance objective results in a contribution to the Initial Funding Percentage equal to that performance objective’s weighting. Accordingly, performance at target for all of the performance objectives would result in an Initial Funding Percentage of 100%. Performance below target for a performance objective results in a decreased contribution to the Initial Funding Percentage down to a minimum of 0%. Performance above target for a performance objective results in an increased contribution to the Initial Funding Percentage up to a maximum of twice the performance objective’s weighting. Accordingly, the Initial Funding Percentage could range from 0% to 200%.

The Non-GAAP Operating Earnings and Premiums and Flows performance objectives were also assigned caps and floors that were approved by the Compensation Committee. The cap and floor for the Non-GAAP Operating Earnings performance objective were set at +/- 20% of target while the caps and floors for the Premiums and Flows performance objective were set at +/- 15% of target. Performance at the cap or higher for a performance objective results in that performance objective’s maximum contribution to the Initial Funding Percentage. Performance at the floor or lower results in no contribution to the Initial Funding Percentage by the performance objective.

30	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

The Strategic Initiatives’ performance objective was not assigned specific caps or floors. Rather, its contribution to the Initial Funding Percentage (which could range from 0% to 50% as described above) was determined by Mr. Pearson’s qualitative assessment of performance with respect to each goal.

The Initial Funding Percentage was 165%. The following table presents the target and actual results for each of the performance objectives, along with their floors, caps, relative weightings and ultimate contribution to the Initial Funding Percentage. All amounts listed for floors, caps, target and actual results are in millions of U.S. dollars.

Performance Objective	Floor	Target	Cap	Weight	Actual Results	Contribution to Initial Funding Percentage
Non-GAAP Operating Earnings	1,602	2,002	2,402	50%	2,397	99%
Premiums and Flows
• IM&R	32	37	43	5%	121	10%
• Individual Retirement	2,564	3,016	3,468	8.75%	3,329	15%
• Group Retirement	106	125	144	5%	267	10%
• Protection Solutions	231	272	313	5%	258	3%
• Advisors B/D	2,290	2,694	3,098	1.25%	3,343	3%
Strategic Initiatives	N/A	goals met	N/A	25%	goals met	25%

Note:	For results in between the floor and target and target and cap, the contribution to the Initial Funding Percentage is determined by linear interpolation.

Mr. Pearson determined that the Strategic Initiatives performance objective’s contribution to the Initial Funding Percentage would be 25% since all goals were generally met.

Determination of Final Funding Percentage

Once the Initial Funding Percentage was calculated as described above, it was reviewed by the Compensation Committee which had responsibility for determining the Final Funding Percentage. In making its determination, the Compensation Committee had discretion to increase the Initial Funding Percentage by twenty percentage points and unlimited discretion to decrease the percentage based on any relevant circumstances determined by the committee, provided that it could not increase the Initial Funding Percentage above the maximum of 200%.

Upon the recommendation of management, the Compensation Committee decreased the Initial Funding Percentage by thirty-one percentage points to determine the Final Funding Percentage of 134%. The decrease was made to: (i) eliminate the positive impact to Non-GAAP Operating Earnings of actuarial assumptions related to the Legacy Business since the impacts of those actuarial assumption changes were not reflective of any current management decisions and (ii) include the negative impact of reserve strengthening on our core business (i.e., all business other than the Legacy Business) since current management should be held accountable for the performance of the core business.

Initial Funding Percentage	165%
Compensation Committee Adjustment	-31%
Final Funding Percentage	134%

Individual Assessment Percentage and Approval of Awards

An EQH Program Participant’s Individual Assessment Percentage is based on his individual performance and demonstrated leadership behaviors and can range from 0% to 130%. The Compensation Committee reviewed the 2019 performance of each EQH Program Participant as well as Mr. Pearson’s recommendations for each EQH Program Participant’s Individual

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	31

Executive Compensation

Assessment Percentage and 2019 STIC Program award. Based on its assessment of each EQH Program Participant’s performance, the Compensation Committee approved the amount of the 2019 STIC Program awards for each EQH Program Participant.

In making its recommendations, the Compensation Committee took into account the factors that it deemed relevant, including the following accomplishments achieved in 2019 by the EQH Program Participants.

Mr. Pearson
Accomplishments

• Ensured the company met or exceeded its key core metrics, including:

•  delivered Non-GAAP Operating Earnings of $2.397 million with a Non-GAAP Operating Return on Equity of 18.1%, both ahead of target;

•  returned over $1 billion of capital to stockholders, including $1.350 million through our share repurchase program and $285 million in the form of dividends; and

•  delivered Non-GAAP Operating Earnings per share of $4.85[2]

• Drove solid performance across each business segment, including:

•  Individual Retirement first year premiums up 12% year over year;

•  positive Group Retirement net flows for the seventh consecutive year;

•  Investment Management & Research assets under management up 21% year over year, supported by $25.2 billion in net flows; and

•  significant growth in operating earnings for Protection Solutions and continued sales momentum in its Employee Benefits business.

• Provided leadership and direction for key company initiatives, including:

•  early completion of our general account optimization, delivering the $160 million annualized net investment income goal one year ahead of schedule;

•  the company’s continuing separation from AXA Group, ensuring that the company is exiting transitional services in-line with plan while building out stand-alone capabilities including risk management and technology; and

•  our successful brand launch and rollout of new business principles.

• Continued to foster an inclusive culture, resulting in another consecutive year of the company being identified as a Great Place to Work, as well as being recognized by the Disability Equality Index and Human Rights Campaign.

2019 STIC Program Award	$3,000,000

[2]

This Proxy Statement includes certain Non-GAAP financial measures which are used as performance measures in our incentive compensation programs, including Non-GAAP Operating Earnings and Non-GAAP Return on Equity. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in Appendix A.

32	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

Mr. Malmström
Accomplishments

• Provided leadership and direction for Finance activities related to:

•  ensuring the company met or exceeded its core metrics ($2.397 million Non-GAAP Operating Earnings; 18.1% Non-GAAP Operating Return on Equity and $4.85 Non-GAAP Operating Earnings per share);

•  ensuring the company maintained a solid balance sheet and its target capitalization for the variable annuity business; and

•  completing the general account optimization initiative in an expedited manner.

• Provided leadership and direction for Finance activities related to ensuring return on capital to shareholders of over $1 billion, including:

•  financing AB’s growth with an internal credit facility of $900 million;

•  negotiating a $1 billion contingent capital arrangement to provide a committed source of liquidity and capital for operating subsidiaries under extreme events; and

•  executing the company’s inaugural preferred stock offering of $800 million at 5.25%.

• Actively participated in the design and roll-out of the company’s new risk appetite framework and policy.

• Built out stand-alone public company finance capability, including SOX 404 implementation for Holdings and remediation of material weakness related to insufficient experienced personnel and the journal entry process and significant progress on material weakness related to actuarial models, assumptions and data

• Continued to establish and maintain strong relationships and credibility with investor community, playing a key role in communications with investors, prospects, analysts, auditors and rating agencies.

2019 STIC Program Award	$1,385,000

Mr. Hurd
Accomplishments

• Co-led program to enhance and continuously improve the end-to-end financial reporting process across the enterprise, focusing on people, process and technology.

• Created and launched an initiative to fundamentally change the way work gets done to become nimbler, more adaptive to client needs and better able to achieve the strategic objectives of the organization.

• Led execution of the separation portfolio and creation of capabilities necessary for a stand-alone public company, enhancing the IT security and risk management ecosystem, establishing a new company intranet, developing and migrating applications to a new public cloud platform, establishing local agreements with key third party vendors, transitioning to a local solution for IT service management and support and implementing an enhanced HR information system and payroll system.

• Provided direction for the governance and oversight of the full portfolio of strategic company investments and projects, delivering net productivity of $53 million in 2019 on a target of $37 million.

• Redesigned and implemented new performance management practices for the organization designed to provide transparency, foster continuous feedback, reward behaviors that align with our business principles and focus on employee strengths and results.

• Co-led efforts related to our successful brand launch, from initial design and strategy through execution.

2019 STIC Program Award	$2,115,000

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	33

Executive Compensation

Mr. Lane
Accomplishments

• Delivered retirement and protection business segment results, including:

•  Individual Retirement first year premiums of $8.2 billion up 12% year over year;

•  Group Retirement first year premiums of $1.5 billion up 4% year over year; and

•  Protection Solutions annualized premium equivalent up 5% year over year.

• Drove strong margin and profitability of existing and new business assets with internal rates of return improving c. 70 basis points.

• Enhanced delivery of client experience and innovation through:

•  establishing new Customer Experience & Strategy Group;

•  launching programmatic effort to ensure consistency of higher-quality client-advisor discussions; and

•  driving R&D innovation program to explore next generation capabilities and solutions.

• Developed a holistic approach to life planning in support of helping our 2.8 million clients pursue long and fulfilling lives.

• Co-led efforts related to our successful brand launch, from initial design and strategy through execution.

• Served as a strong advocate for our Business Principles and values through company-sponsored programs, employee town halls and advisor-focused roadshows.

2019 STIC Program Award	$1,470,000

The annual cash incentive awards and bonuses earned by the EQH Program Participants in 2019, 2018 and 2017 are reported in the Summary Compensation Table included below.

Equity-Based Awards

In 2017 and prior years, annual equity-based awards for the EQH Program Participants other than Mr. Hurd were available under the umbrella of AXA’s global equity program. Equity-based awards were also granted from time to time to executives outside of AXA’s global equity program as part of a sign-on package or as a retention vehicle. The value of the equity-based awards granted in 2017 and prior years was linked to the performance of AXA’s stock.

In 2018 and 2019, the Compensation Committee granted equity-based awards to the EQH Program Participants under the AXA Equitable Holdings, Inc. 2018 Omnibus Incentive Plan (the “2018 Equity Plan”). The 2018 Equity Plan is an umbrella plan that allows the Compensation Committee to approve the grant of equity-based awards under annual programs with varying terms and conditions.

The Compensation Committee approves annual grants of equity-based awards at its regularly scheduled February meeting. Equity-based awards may also be granted from time to time as part of a sign-on package or retention vehicle. The Compensation Committee has not delegated any authority to management to grant equity-based awards.

This section describes the terms of:

•	annual equity-based awards that were granted to the EQH Program Participants in 2019 by the Compensation Committee;

34	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

•	a one-time equity-based award (the “Lane Transaction Incentive Award”) granted to Mr. Lane; and

•	certain payouts Messrs. Pearson, Malmström and Lane received in 2019 under a prior AXA equity-based award plan.

2019 Annual Equity-Based Awards

Each year, the Compensation Committee approves an equity-based award program for the EQH Program Participants (an “Equity Program”). In February 2019, the Compensation Committee reviewed the equity vehicles granted under the 2018 Equity Program and their related terms and conditions and elected to keep them the same for the 2019 Equity Program except for a change to the peer group used for determining Relative TSR as described below.

Equity Vehicles

The equity-based awards granted under the 2019 Equity Program consisted of a mix of equity vehicles including both “full value” (restricted stock units and performance shares) and “appreciation only” (stock options) vehicles. All vehicles contain vesting requirements related to service and the performance shares also require the satisfaction of certain performance criteria related to corporate performance to obtain a payout. This mix of equity vehicles was chosen to ensure alignment with corporate performance while retaining the ability to retain, motivate and reward the executives in the event of changes in the business environment or cycle.

The dollar value of the awards to each EQH Program Participant were approved by the Compensation Committee. This dollar value was then allocated between the different equity vehicles. Performance shares received the highest allocation in accordance with our pay-for-performance culture. All individual equity grants were approved by the Compensation Committee at its regularly-scheduled meeting on February 13, 2019, with a grant date of February 14, 2019. The following table provides an overview of the different equity vehicles.

Vehicle	Description	Type	Payout Requirements	Allocation Percentage

EQH RSUs	Restricted stock units that will be settled in shares of Holdings’ common stock.	Full Value	Service	25%

EQH Stock Options	Stock options entitling the executives to purchase shares of Holdings’ common stock.	Appreciation Only	Service	25%

EQH Performance Shares	Performance shares that will be settled in shares of Holdings’ common stock.	Full Value	Service and Satisfaction of Absolute and Relative Performance Criteria	50%

EQH RSUs. EQH RSUs have a vesting schedule of three years, with one-third of the grant vesting on each of February 14, 2020, February 14, 2021 and February 14, 2022. EQH RSUs receive dividend equivalents with the same vesting schedule as their related units. The value of EQH RSUs will increase or decrease depending entirely on the price of Holdings’ common stock.

EQH Stock Options. EQH Stock Options have a term of ten years and a vesting schedule of three years, with one-third of the grant vesting on each of February 14, 2020, February 14, 2021 and February 14, 2022. The exercise price for the EQH Stock Options is $18.74, which was the closing price for Holdings’ common stock on the grant date. The value of the EQH Stock Options depends entirely on increases in the price of Holdings’ common stock.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	35

Executive Compensation

EQH Performance Shares. EQH Performance Shares cliff vest after three years on February 14, 2022. EQH Performance Shares receive dividend equivalents subject to the same vesting schedule and performance conditions as their related shares and were granted unearned. Two types of EQH Performance Shares were granted:

•	ROE Performance Shares. EQH Performance Shares that may be earned based on the Company’s performance against certain targets for its Non-GAAP Operating Return on Equity (“Non-GAAP Operating ROE”)[3] and

•	TSR Performance Shares. EQH Performance Shares that may be earned based on Holdings’ total shareholder return relative to its performance peer group (“Relative TSR”).

Non-GAAP Operating ROE and Relative TSR were chosen as the performance metrics for the EQH Performance Shares because they are important to our stockholders and critical to value creation. When approving these performance metrics, the Compensation Committee considered that, as a best practice, the performance shares should contain metrics that differ from the performance objectives contained in the STIC Program and that reflect both relative and absolute results.

Non-GAAP Operating ROE

What is it?	Non-GAAP Operating ROE is a financial measure used to evaluate our capital efficiency and recurrent profitability. It is determined by dividing Non-GAAP Operating Earnings by the consolidated average equity attributable to Holdings, excluding accumulated other comprehensive income.

Why do we use it?	Non-GAAP Operating ROE was selected as a performance metric because it measures how well we use our capital to generate earnings growth, a critical component of value creation for our stockholders.

Relative TSR

What is it?	Relative TSR compares the total amount a company returns to investors during a designated period, including both capital gains and dividends, to such amounts returned by the company’s peers.

Why do we use it?	Relative TSR was selected as a performance metric to ensure that payouts are aligned with the experience of Holdings’ stockholders and to create incentives to outperform peers.

ROE Performance Shares. The number of ROE Performance Shares that are earned will be determined at the end of the performance period (January 1, 2019 – December 31, 2021) by multiplying the number of unearned ROE Performance Shares granted by the “Final ROE Performance Factor.” The Final ROE Performance Factor will be determined by averaging the “ROE Performance Factor” for each of the three calendar years in the ROE Performance Period. Specifically, the Company will be assigned target, maximum and threshold amounts for Non-GAAP Operating ROE for each of 2019, 2020 and 2021 that will determine the “ROE Performance Factor” for the applicable year as follows:

If the actual result for the applicable year equals....	The ROE Performance Factor for the applicable year will equal....

Maximum Amount (or greater)	200%

Target Amount	100%

Threshold Amount	25%

Below Threshold	0%

Note:	For results in between the threshold and target and target and maximum amounts, the ROE Performance Factor for the applicable year will be determined by linear interpolation.

[3]

This Proxy Statement includes certain Non-GAAP financial measures which are used as performance measures in our incentive compensation programs, including Non-GAAP Operating Earnings and Non-GAAP Return on Equity. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in Appendix A.

36	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

TSR Performance Shares. The number of TSR Performance Shares that are earned will be determined at the end of a performance period (February 14, 2019 – December 31, 2021) by multiplying the number of unearned TSR Performance Shares by the “TSR Performance Factor.” The TSR Performance Factor will be determined as follows, subject to a cap of 100% if Holdings’ total stockholder return for the performance period is negative:

If Relative TSR for the TSR Performance Period is...	The TSR Performance Factor will equal...
87.5th percentile or greater (maximum)	200%
50th percentile (target)	100%
30th percentile (threshold)	25%
Below 30th percentile	0%

Note:	For results in between the threshold and target and target and maximum amounts, the TSR Performance Factor will be determined by linear interpolation.

The Compensation Committee reviewed the peer group used for determining Relative TSR (the “TSR Peer Group”) under the 2018 Equity Program and decided to change the composition of the group for the 2019 Equity Program. Specifically, the TSR Peer Group under the 2018 Equity Program reflected our specific mix of businesses as well as our competitors for capital, business and executive talent. Accordingly, in addition to the Compensation Peer Group, it included four prominent asset management companies with assets under management similar in scope to that of AB and an additional insurance company to ensure a 75%/25% retirement and protection to asset management company mix. The Compensation Committee decided to narrow the group in 2019 to refocus it on insurers in the same lines of business as the Company rather than a mix of insurers and asset managers. The resulting peer group includes:

2019 TSR Peer Group

AIG Ameriprise Financial, Inc. Brighthouse Financial, Inc. Lincoln National Corporation MetLife	Principal Financial Group, Inc. Prudential Financial, Inc. Sun Life Financial, Inc. Torchmark Voya Financial, Inc

Equity Targets

The Compensation Committee reviewed the Equity Targets of the EQH Program Participants in February 2019, taking into consideration the Pay Governance Compensation Analysis and input from management. The Compensation Committee adjusted Mr. Malmström’s and Mr. Pearson’s Equity Targets to move closer to the median Equity Targets for comparable positions at our peers but did not adjust Mr. Hurd or Mr. Lane’s Equity Targets. The Compensation Committee elected to review the Equity Targets of Mr. Malmström and Mr. Pearson again in November 2019 due to the decrease in AXA’s ownership of Holdings’ common stock to 10.1% in early November. At that time, it adjusted the Equity Targets for Mr. Malmström and Mr. Pearson to align to the median Equity Targets for comparable positions at our peers, taking into consideration an updated competitive compensation analysis presented by Pay Governance. The following table shows the Equity Targets of the EQH Program Participants both before and after adjustment:

EQH Program Participant	Equity Target Prior to February 2019 Adjustment	February 2019 Adjustment	November 2019 Adjustment	Equity Target After Adjustments
Mr. Pearson	$3,850,000	$1,650,000	$2,500,000	$8,000,000
Mr. Malmström	$1,500,000	$300,000	$350,000	$2,150,000
Mr. Hurd	$1,800,000	N/A	N/A	$1,800,000
Mr. Lane	$1,900,000	N/A	N/A	$1,900,000

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	37

Executive Compensation

We do not provide guaranteed equity-based awards for any employees, except for certain limited guarantees for new hires. No EQH Program Participant was guaranteed an award under the 2019 Equity Program.

Award Amounts

Each EQH Program Participant received an award under the 2019 Equity Program. The Compensation Committee determined the U.S. dollar value of each award based on the EQH Program Participants’ Equity Targets prior to any 2019 adjustments, its review of each executive’s potential future contributions, its consideration of the importance of retaining the executive in his or her current position and its review of the Pay Governance Compensation Analysis.

The amounts granted to the EQH Program Participants were as follows:

EQH Program Participant	Total US Dollar Value of Award
Mr. Pearson	$5,500,000
Mr. Malmström	$1,800,000
Mr. Hurd	$1,800,000
Mr. Lane	$1,900,000

The amounts granted were determined as follows:

•	To determine the amount of EQH RSUs granted to each EQH Program Participant, 25% of his total award value was divided by the fair market value of Holdings’ common stock on the grant date.

•

To determine the amount of EQH Stock Options granted to each EQH Program Participant, 25% of his total award value was divided by the value of an EQH Stock Option on the grant date which was determined using a Black-Scholes pricing methodology based on assumptions which may differ from the assumptions used in determining the option’s grant date fair value based on FASB ASC Topic 718.

•

To determine the amount of ROE Performance Shares granted to each EQH Program Participant, 25% of his total award value was divided by the fair market value of Holdings’ common stock on the grant date.

•	To determine the amount of TSR Performance Shares granted to each EQH Program Participant, 25% of his total award value was divided by a fair value determined using a Monte Carlo valuation.

Termination of Employment and Restrictive Covenants

Generally, if an EQH Program Participant terminates employment, his 2019 equity-based award will be forfeited with certain exceptions in the case of involuntary termination without cause on or after the first anniversary of the grant date and termination due to death or disability. Also, in the event that an EQH Program Participant who is at least age 55 with ten years of service terminates employment on or after the first anniversary of the grant date, his equity-based award will continue to vest, subject to any applicable performance criteria.

In the event that an EQH Program Participant who retains all or a portion of his equity-based award following termination of employment violates certain non-competition and non-solicitation covenants contained in his award agreement, any remaining portion of his award at the time of violation will be immediately forfeited. Also, any portion of his award that vested after termination, and any shares or cash issued upon exercise or settlement of that vested portion, will be immediately forfeited or paid to the Company together with all gains earned or accrued.

Detailed information on the 2019 Equity Program awards for each of the EQH Program Participants is reported in the 2019 Grants of Plan-Based Awards Table included below.

Lane Transaction Incentive Award

Transaction Incentive Awards were granted to Mr. Pearson, Mr. Malmström and Mr. Hurd at the time of our IPO in May 2018. Transaction Incentive Awards were one-time awards granted to key executives who were critical to the success of the IPO to:

•	incentivize their performance in connection with the preparation and successful execution of the IPO;

38	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

•	encourage their retention during and after the IPO;

•	establish a meaningful stake in Holdings’ common stock for each executive and

•	further align their interests with those of our shareholders.

Mr. Lane received the Lane Transaction Incentive Award upon the commencement of his service as Senior Executive Vice President and Head of US Life, Retirement and Wealth Management of Holdings on February 1, 2019 to further our goal of aligning the interests of our executives and our shareholders.

The Lane Transaction Incentive Award was granted in the form of restricted stock units that will be settled in shares of Holdings’ common stock. The amount of the restricted stock units granted to Mr. Lane was determined by dividing his award value by the fair market value of Holding’s common stock on the grant date.

Vesting

Fifty percent of Mr. Lane’s restricted stock units will vest based on continued service (the “Service Units’) and fifty percent will vest based on the performance of Holdings’ share price (“Performance Units”) as follows:

Type Of Units	Vesting Requirements

Service Units	• 50% of the Service Units vested on February 1, 2020; and • 50% of the Service Units will vest on February 1, 2021.

Performance Units

• Condition #1—if, prior to May 10, 2020, the average closing price of a share of Holdings’ common stock for thirty consecutive days is at least equal to $26, all Performance Units will immediately vest;

• Condition #2—if Condition #1 is not met but, prior to May 10, 2023, the average closing price of a share of Holdings’ common stock for thirty consecutive days is at least equal to $30, all Performance Units will immediately vest; and

• Condition #3—if neither Condition #1 or Condition #2 is met, fifty percent of the Performance Units will vest on May 10, 2023. The remaining 50% of the Performance Units will be forfeited.

None of the Performance Units vested in 2019 since the performance conditions were not met (but will remain eligible to vest in the future as described above).

Termination of Employment

The rules related to termination of employment applicable to the Lane Transaction Incentive Award are generally identical to those applicable to the annual equity-based awards described above, provided that the Lane Transaction Incentive Award does not continue to vest based on the satisfaction of any age and service requirements.

Detailed information on the Lane Transaction Incentive Award is reported in the 2019 Grants of Plan-Based Awards Table included below.

2019 Equity-Based Award Payouts

In 2019, each of Messrs. Pearson, Malmström and Lane received a payout under the 2015 AXA International Performance Shares Plan (the “2015 AXA Performance Shares Plan”). Under the 2015 AXA Performance Shares Plan, AXA performance shares granted to a participant had a cliff vesting schedule of four years.

The number of AXA performance shares earned was determined at the end of a three-year performance period starting on January 1, 2015 and ending on December 31, 2017, by multiplying the number of AXA performance shares granted by a performance percentage. For Mr. Pearson and Mr. Malmström, this percentage was 111.07% and was determined based on the performance of AXA Group and our retirement and protection businesses over the

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	39

Executive Compensation

applicable performance period. For Mr. Lane, this percentage was 111.84% and was determined based on the performance of AXA Group and AXA Life Japan since he served as the Chief Executive Officer of AXA Life Japan for approximately half of the performance period.

The payouts of 2015 AXA performance shares in 2019 did not impact any compensation decisions made for 2019. Detailed information on the payouts is reported in the 2019 Option Exercises and Stock Vested Table included below.

Other Compensation and Benefit Programs

Benefit Plans

All Equitable Life employees, including the EQH Program Participants, are offered a benefits program that includes health and disability coverage, life insurance and various deferred compensation and retirement benefits. In addition, certain benefit programs are offered for executives that are not available to non-executive employees. The overall program is periodically reviewed to ensure that the benefits it provides continue to serve business objectives and remain cost-effective and competitive with the programs offered by large diversified financial services companies.

Qualified Retirement Plans

Why do we offer them?	We believe that qualified retirement plans encourage long-term service.
What plans are offered?

The AXA Equitable 401(k) Plan (the “401(k) Plan”)

The 401(k) Plan is a tax-qualified defined contribution plan offered for eligible employees who may contribute to the 401(k) Plan on a before-tax, after-tax or Roth 401(k) basis (or any combination of the foregoing) up to tax law and plan limits. The 401(k) Plan also provides for discretionary performance-based contributions, matching contributions and employer contributions as follows:

• the discretionary performance-based contribution for a calendar year is based on corporate performance for that year and ranges from 0% to 4% of annual eligible compensation (subject to tax law limits). A performance-based contribution of 1% of annual eligible compensation was made for the 2019 plan year;

• the matching contribution for a calendar year is 3% so that participants’ voluntary deferrals under the plan of up to 3% of their annual eligible compensation will be matched dollar-for-dollar by the company; and

• the employer contribution for a calendar year is: (i) 2.5% of eligible compensation up to the Social Security Wage Base ($132,900 in 2019) plus, (ii) 5.0% of eligible compensation in excess of the Social Security Wage Base, up to the qualified plan compensation limit ($280,000 in 2019).

All of the EQH Program Participants were eligible to participate in the 401(k) Plan in 2019.

The AXA Equitable Retirement Plan (the “Retirement Plan”)

The Retirement Plan is a tax-qualified defined benefit plan that was previously offered to eligible employees. Prior to its freeze in December 2013, the Retirement Plan provided a cash balance benefit. Mr. Pearson and Mr. Lane participate in the Retirement Plan.

40	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

Excess Retirement Plans

Why do we offer them?	We believe that excess plans are an important component of competitive market-based compensation in our Compensation Peer Group and generally.
What plans are offered?

Excess 401(k) Contributions

Excess employer contributions for 401(k) Plan participants with eligible compensation in excess of the qualified plan compensation limit are made to accounts established for participants under the AXA Equitable Post-2004 Variable Deferred Compensation Plan for Executives (the “Post-2004 VDCP”). For 2019, these contributions were equal to 5% of eligible compensation. In addition, the Post 2004 VDCP provides a 3% excess matching contribution for participants’ voluntary deferrals under the plan. All the EQH Program Participants were eligible to receive excess employer contributions in 2019.

The AXA Equitable Excess Retirement Plan (the “Excess Plan”)

The Excess Plan is a nonqualified defined benefit plan for eligible employees. Prior to its freeze in December 2013, the Excess Plan allowed eligible employees, including Mr. Pearson and Mr. Lane, to earn retirement benefits in excess of what was permitted under tax law limits with respect to the Retirement Plan.

Voluntary Non-Qualified Deferred Compensation Plans

Why do we offer them?	We believe that compensation deferral is a cost-effective method of enhancing the savings of executives.
What plans are offered?

The Post-2004 Plan

The Post-2004 Plan allows eligible employees to defer the receipt of certain compensation, including base salary and short-term incentive compensation awards. The amount deferred is credited to a bookkeeping account established in the participant’s name and participants may choose from a range of nominal investments according to which their accounts rise or decline. Participants annually elect the amount they want to defer, the date on which payment of their deferrals will begin and the form of payment. All of the EQH Program Participants were eligible to participate in the Post-2004 Plan in 2019.

Financial Protection Plans

Why do we offer them?	We believe that health, life insurance, disability and other financial protection plans are basic benefits that should be provided to all employees.
What plans are offered?

The AXA Equitable Executive Survivor Benefits Plan (the “ESB Plan”)

In addition to our generally available financial protection plans, certain grandfathered employees (including all of the EQH Program Participants), participate in the ESB Plan which offers benefits to a participant’s family in the case of his or her death. Eligible employees may choose up to four levels of coverage and the form of benefit to be paid at each level. Each level provides a benefit equal to one times the participant’s eligible compensation and offers different coverage choices. Generally, the participant can choose between a life insurance death benefit and a deferred compensation benefit payable upon death at each level. The ESB Plan was closed to new participants on January 1, 2019.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	41

Executive Compensation

For additional information on 401(k) Plan benefits and excess 401(k) contributions for the Named Executive Officers see the Summary Compensation Table and Non-Qualified Deferred Compensation Table included below. For additional information on Retirement Plan, Excess Plan and ESB Plan benefits for the EQH Program Participants, see the Pension Benefits Table included below.

Perquisites

EQH Program Participants receive only de minimis perquisites.

Pursuant to his employment agreement, Mr. Pearson is entitled to unlimited personal use of a car and driver, financial planning, expatriate tax services and excess liability insurance coverage. Mr. Pearson’s employment agreement was amended in December 2019 to eliminate other minor perquisites.

The incremental costs of perquisites for the EQH Program Participants during 2019 are included in the column entitled “All Other Compensation” in the Summary Compensation Table included below.

Termination Benefits

Severance Benefits

We provide severance benefits to treat employees fairly at termination and provide competitive total compensation packages. Our severance benefits are summarized below.

Plan	Benefits

The AXA Equitable Severance Benefit Plan (the “Severance Plan”)

The Severance Plan provides temporary income and other severance benefits to all eligible employees following certain involuntary terminations of employment. Temporary income payments are generally based on length of service or base salary. Payments are capped at the lesser of 52 weeks of base salary and $300,000. To obtain benefits under the Severance Plan, participants must execute a general release and waiver of claims against the Company.

The AXA Equitable Supplemental Severance Plan for Executives (the “Supplemental Severance Plan”)

The Supplemental Severance Plan provides additional severance benefits for the EQH Program Participants other than Mr. Pearson. The Supplemental Severance Plan requires a participant’s general release and waiver of claims to include provisions regarding non-competition and non-solicitation of employees and customers for twelve months following termination of employment.

Mr. Pearson’s Employment Agreement

Mr. Pearson waived the right to receive any benefits under the Severance Plan or the Supplemental Severance Plan. Rather, his employment agreement provides that, if his employment is involuntarily terminated prior to his attaining age 65 other than for cause or death, or Mr. Pearson resigns for “good reason,” Mr. Pearson will be entitled to certain severance benefits, including cash severance pay equal to two times the sum of his salary and short-term incentive compensation (based on the greatest of: (i) his most recent STIC Program award, (ii) his STIC Target and (iii) the average of his three most recent STIC Program awards) and a pro-rated target STIC Program award for the year of termination. The severance benefits are contingent upon Mr. Pearson releasing all claims against the Company and his entitlement to severance pay will be discontinued if he provides services for a competitor.

42	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

Change in Control Benefits

Change-in-control benefits are intended to retain executives and incent efforts to maximize stockholder value during a change in control. Our change-in-control benefits are summarized below.

Plan	Benefits

The Supplemental Severance Plan

In the event of a job elimination or voluntary termination for good reason within twelve months after a change in control of Holdings (excluding the change in control that happened in 2019 when AXA ceased to own more than 50% of the shares of Holdings’ common stock (the “2019 CIC”)), the EQH Program Participants, other than Mr. Pearson, are eligible to receive two times the sum of their base salary and short-term incentive compensation.

Mr. Pearson’s Employment Agreement

Mr. Pearson’s employment agreement was amended in December 2019 to eliminate provisions entitling Mr. Pearson to voluntarily terminate his employment for any reason and receive the severance benefits described above in “Mr. Pearson’s Employment Agreement” in the event of a change in control. Accordingly, the agreement no longer has any special provisions related to a change in control.

2019 Equity Plan

Generally, in the event of a change of control of Holdings (excluding the 2019 CIC), equity awards granted under the 2019 Equity Plan that are not assumed or replaced with substitute awards having the same or better terms or conditions would fully vest and be cancelled for the same per share payment made to the stockholders in the change in control (less, in the case of options, the applicable exercise price).

Prior Equity Awards

As mentioned above, the EQH Program Participants other than Mr. Hurd received equity-based awards in 2017 and prior years linked to the performance of AXA’s stock, including both stock options and performance shares. As a result of the 2019 CIC, all stock options granted in 2017 and prior years vested and became immediately exercisable by all EQH Program Participants.

According to applicable plan provisions, all performance shares granted in 2016 and 2017 were to be forfeited when AXA’s ownership of Holdings fell below 10%. However, AXA waived these provisions so that the EQH Program Participants continue to vest in these awards despite AXA’s ownership falling below 10% in December 2019.

Neither the accelerated vesting of the AXA stock options nor the waiver of the forfeiture provision related to the AXA performance shares impacted any compensation decisions for 2019.

For additional information on severance and change in control benefits for the EQH Program Participants as of December 31, 2019, see “Potential Payments Upon Termination or Change in Control” below.

MR. BERNSTEIN’S COMPENSATION

Compensation Philosophy

AB structures its executive compensation programs to help the firm realize its long-term growth strategy (the “AB Growth Strategy”). AB is also focused on ensuring that its compensation practices are competitive with those of industry peers and provide sufficient potential for wealth creation for its executives and employees generally, which it believes will enable it to meet the following key compensation goals:

•	attract, motivate and retain highly-qualified executive talent;

•	reward prior year performance;

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	43

Executive Compensation

•	incentivize future performance;

•

recognize and support outstanding individual performance and behaviors that demonstrate and foster AB’s culture of “Relentless Ingenuity”, which includes the core competencies of relentlessness, ingeniousness, collaboration and accountability; and

•	align its executives’ long-term interests with those of its Unitholders and clients.

Compensation Decision-Making Process

In 2019, AB management engaged McLagan Partners (“McLagan”) to provide compensation benchmarking data for Mr. Bernstein (“2019 Benchmarking Data”). The 2019 Benchmarking Data summarized 2018 compensation levels and 2019 salaries at selected asset management companies and banks comparable to AB in terms of size and business mix (“Comparable Companies”). The 2019 Benchmarking Data provided ranges of compensation levels at the Comparable Companies for positions similar to Mr. Bernstein’s, including base salary and total compensation.

The Comparable Companies, which AB management selected with input from McLagan, included:

•	Eaton Vance Corporation

•	Invesco Ltd.

•	MFS Investment Management

•	Oppenheimer Funds

•	T. Rowe Price, Inc.

•	Franklin Templeton Investments.

•	JPMorgan Asset Management

•	Morgan Stanley Investment Management

•	PIMCO, LLC

•	TIAA / Nuveen Investments

•	Goldman Sachs Asset Management

•	Legg Mason, Inc.

•	Neuberger Berman LLC

•	Prudential Investments

•	The Vanguard Group, Inc.

The 2019 Benchmarking Data indicated that the total compensation paid to Mr. Bernstein in 2019 fell within the ranges of total compensation paid to executives at the Comparable Companies.

The AB Compensation Committee considered the 2019 Benchmarking Data in concluding that Mr. Bernstein’s 2019 compensation was appropriate and reasonable.

Compensation Components

Under his employment agreement with AB (the “Bernstein Employment Agreement”), Mr. Bernstein serves as the President and Chief Executive Officer of AB for a term that commenced on May 1, 2017 and ends on May 1, 2020, provided that the term shall automatically extend for one additional year on May 1, 2020 and each anniversary thereafter, unless the Bernstein Employment Agreement is terminated in accordance with its terms.

The Bernstein Employment Agreement was amended in December 2018 so that any annual equity award granted to Mr. Bernstein during the employment term would be granted in all respects in accordance with AB’s compensation practices and policies generally applicable to AB’s executive officers as in effect from time to time.

44	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

The Bernstein Employment Agreement was further amended in December 2019 by:

•	increasing Mr. Bernstein’s severance payments if his employment is terminated involuntarily, without cause, from one year’s base salary and bonus to one and a half year’s base salary and bonus;

•	excluding from the definition of “change in control” AB Holding ceasing to be publicly traded;

•	removing from the circumstances that give rise to Mr. Bernstein’s ability to terminate the agreement for “good reason” his ceasing to be the CEO of a publicly traded entity; and

•

eliminating Mr. Bernstein’s entitlement to a gross-up for any excise tax on his parachute payments, which would have been pertinent only if Mr. Bernstein had been terminated involuntarily prior to December 31, 2019.

Base Salary

Under the Bernstein Employment Agreement, Mr. Bernstein is entitled to a minimum base salary of $500,000 that is reviewed each year by the AB Compensation Committee. The AB Compensation Committee has not made any adjustments to Mr. Bernstein’s base salary, consistent with AB’s policy to keep executive base salaries low in relation to their total compensation.

Short-Term Incentive Compensation

A 2019 variable cash incentive award was available for Mr. Bernstein under AB’s 2019 Incentive Compensation Program (the “2019 AB STIC Program”). Mr. Bernstein’s annual award is not correlated with any specific targets for AB performance but primarily is a function of AB’s financial performance and the AB Compensation Committee’s assessment of Mr. Bernstein’s performance.

Adjusted Compensation Ratio

For the 2019 AB STIC Program, the AB Compensation Committee approved the use of the “Adjusted Compensation Ratio” as the metric to consider in determining the total amount of incentive compensation paid to all of AB’s employees, including Mr. Bernstein. The Adjusted Compensation Ratio is the ratio of “adjusted employee compensation and benefits expense” to “adjusted net revenues.”

•

Adjusted employee compensation and benefits expense is AB’s total employee compensation and benefits expense minus other employment costs such as recruitment, training, temporary help and meals, and excludes the impact of mark-to-market vesting expense, as well as dividends and interest expense, associated with employee long-term incentive compensation-related investments.

•	Adjusted net revenues is a financial measure that is not computed in accordance with U.S. GAAP and makes certain adjustments to net revenues.[4] Specifically, adjusted net revenues:

•	excludes investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments;

•	offsets distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues;

•	excludes additional pass-through expenses incurred (primarily through AB’s transfer agent) that are reimbursed and recorded as fees in revenues; and

•

eliminates the revenues of consolidated AB-sponsored investment funds but includes AB’s fees from such funds and AB’s investment gains and losses on its investments in such funds that were eliminated in consolidation.

The AB Compensation Committee has approved a 50% limit for the Adjusted Compensation Ratio, except in unexpected or unusual circumstances. For 2019, the Adjusted Compensation Ratio was 47.9%.

[4]

Adjusted net revenues is a Non-GAAP financial measure used by AB’s management in evaluating AB’s financial performance on a standalone basis and to compare its performance, as reported by AB in its public filings. It is not comparable to any other Non-GAAP financial measure used by the Company.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	45

Executive Compensation

Mr. Bernstein’s Award

Mr. Bernstein’s short-term incentive compensation target is $3,000,000, subject to review and increase from time to time by the AB Compensation Committee in its sole discretion. Based on its subjective determination of Mr. Bernstein’s performance, the AB Compensation Committee approved an award of $3,850,000 for Mr. Bernstein under the 2019 AB STIC Program.

In making its determination, the AB Compensation Committee took into account the factors that it deemed relevant, including Mr. Pearson’s recommendations and Mr. Bernstein’s leadership with respect to the progress AB made across the three pillars of the AB Growth Strategy in 2019, which were:

•	deliver differentiated return streams to clients;

•	continue to commercialize and scale its suite of investment services; and

•	continue its rigorous focus on expense management.

Mr. Bernstein’s specific accomplishments during 2019 included:

•

leading AB’s efforts in achieving an approximate 5% year-over-year increase in net base fee adjusted revenues, firm-wide client net inflows of $25.2 billion, resulting in an active organic growth rate of 6.5%, and an adjusted operating margin of 27.5% (including relocation costs to Nashville);

•

leading AB’s efforts to achieve competitive investment performance, with fixed income services, as a percentage of assets outperforming applicable benchmarks for the one-, three- and five-year periods ending December 31, 2019, of 86%, 81% and 92%, respectively; with regard to equities services, 43%, 62% and 84%, respectively;

•	directing a firm-wide strategic review and ongoing execution of AB’s three firm-wide initiatives;

•	improving engagement metrics in AB’s employee survey and supporting AB’s diversity and inclusion initiatives through the introduction of a career catalyst program;

•	conducting meetings globally with current and prospective clients to enhance AB’s relationships and appreciation of evolving client priorities;

•	establishing a management operating committee to drive transparency and collaboration across business units; and

•	helping lead AB’s significant progress in its first full year of operations in Nashville.

Equity-Based Awards

Under the Bernstein Employment Agreement, Mr. Bernstein is eligible to receive annual equity-based awards in accordance with AB’s compensation practices and policies generally applicable to the firm’s executive officers as in effect from time to time. The target value for Mr. Bernstein’s annual equity-based awards is $3,500,000, subject to review and increase by the AB Compensation Committee in its sole discretion from time to time. The AB Compensation Committee approved an equity-based award to Mr. Bernstein with a grant date fair value equal to $4,000,000 and four-year pro-rata vesting during its regular meeting held on December 10, 2019 (the “2019 SB Award”).

The 2019 SB Award is denominated in restricted AB Holding Units to align Mr. Bernstein’s long-term interests directly with the interests of AB Unitholders and indirectly with the interests of our stockholders and AB clients, as strong performance for AB clients generally contributes directly to increases in AB’s assets under management and improvements in our financial performance.

The AB Holding Units underlying the 2019 SB Award are restricted and are not permitted to be transferred by Mr. Bernstein. Quarterly cash distributions on vested and unvested restricted AB Holding Units in respect of the 2019 SB Award will be delivered to Mr. Bernstein when cash distributions generally are paid to all Unitholders.

46	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

If Mr. Bernstein resigns or is terminated without cause prior to the vesting date, he will be eligible to continue to vest in the 2019 SB Award, subject to compliance with the restrictive covenants set forth in the applicable award agreement, including restrictions on competition and solicitation of employees and clients. The 2019 SB Award will immediately vest upon a termination due to death or disability. AB is permitted to clawback the unvested portion of an award if Mr. Bernstein fails to adhere to risk management policies.

Other Compensation and Benefits

Under the Bernstein Employment Agreement, Mr. Bernstein is eligible to participate in all benefit plans available to AB executive officers and entitled to a company car and driver for business and personal use.

Mr. Bernstein participates in the Profit Sharing Plan for Employees of AB (as amended and restated as of January 1, 2015, as further amended as of January 1, 2017 and as further amended as of April 1, 2018, the “Profit Sharing Plan”), a tax-qualified retirement plan. The AB Compensation Committee determines the amount of company contributions (both the level of annual matching by the firm of an employee’s pre-tax salary deferral contributions and any annual company profit sharing contribution).

With respect to 2019, the AB Compensation Committee determined that employee deferral contributions would be matched on a dollar-for-dollar basis up to 5% of eligible compensation and that there would be no profit-sharing contribution.

AB also pays the premiums associated with a life insurance policy purchased on behalf of Mr. Bernstein.

Termination Benefits

The Bernstein Employment Agreement provides for certain severance and change in control benefits as described below. The AB Board, AXA and Holdings determined that these provisions were reasonable and appropriate because they were necessary to recruit and retain Mr. Bernstein and provide Mr. Bernstein with effective incentives for future performance. They further concluded that the provisions fit within AB’s overall compensation objectives because they:

•	permitted AB to recruit and retain a highly-qualified Chief Executive Officer;

•	aligned Mr. Bernstein’s long-term interests with those of AB’s Unitholders, our stockholders and clients;

•	were consistent with AXA’s, Holdings’ and the AB Board’s expectations with respect to the manner in which AB and AB Holding would be operated during Mr. Bernstein’s tenure; and

•

were consistent with the AB Board’s expectations that Mr. Bernstein would not be terminated without cause and that no steps would be taken that would provide him with the ability to terminate the agreement for good reason. Under the Bernstein Employment Agreement, following his termination of employment for any reason, Mr. Bernstein is subject to covenants with respect to non-competition for six months and non-solicitation of customers and employees for twelve months following termination.

Severance Benefits

The Bernstein Employment Agreement provides that, if Mr. Bernstein’s employment is terminated without “cause” or he resigns for “good reason,” and he signs and does not revoke a waiver and release of claims, he will receive the following severance benefits:

•	if Mr. Bernstein resigns for “good reason,” a cash payment equal to the sum of (a) his current base salary and (b) his bonus opportunity amount;

•

if Mr. Bernstein’s employment is terminated by the company other than for “cause,” or his death or disability, a cash payment equal to 1.5 multiplied by the sum of (a) his current base salary and (b) his bonus opportunity amount;

•	a pro-rata bonus based on actual performance for the fiscal year in which the termination occurs;

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	47

Executive Compensation

•	immediate vesting of the outstanding portion of the equity award he was granted in May 2017;

•	delivery of AB Holding Units in respect of the equity award he was granted in May 2017 (subject to any withholding requirements);

•	monthly payments equal to the cost of COBRA coverage for the COBRA coverage period; and

•	following the COBRA coverage period, access to participation in AB’s medical plans as in effect from time to time at Mr. Bernstein’s (or his spouse’s) sole expense.

In the event that Mr. Bernstein’s employment is terminated because the Bernstein Employment Agreement is not renewed (other than for cause), the equity award Mr. Bernstein was granted in May 2017 will immediately vest and AB Holding Units in respect of any such award will be delivered by AB to Mr. Bernstein (subject to any withholding obligations).

Change in Control Benefits

The Bernstein Employment Agreement provides that, if Mr. Bernstein’s employment is terminated without “cause” or he resigns for “good reason” during the 12 months following a “change in control” in AB, and he signs and does not revoke a waiver and release of claims, he will receive the same severance benefits as described above, except that his cash payment will be equal to two times the sum of (a) his current base salary and (b) his bonus opportunity amount. Also, regardless of whether his employment is terminated, the equity award Mr. Bernstein was granted in May 2017 will immediately vest and AB Holding Units in respect of any such award will be delivered by AB to Mr. Bernstein (subject to any withholding obligations).

In the event any payments made to Mr. Bernstein upon a change in control of AB constitute “golden parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, such payments will be reduced to the maximum amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Bernstein receiving a higher net-after tax amount than he would receive absent such reduction.

For purposes of the Bernstein Employment Agreement, a change in control is defined as, among other things, Holdings and its majority-owned subsidiaries ceasing to control the election of a majority of the AB Board.

For additional information on severance and change in control benefits for Mr. Bernstein as of December 31, 2019, see “Potential Payments Upon Termination or Change in Control” below.

2019 Equity Program Award

In addition to his compensation under AB’s executive compensation program, Mr. Bernstein received a $1 million award under the 2019 Equity Program in February 2019 in connection with his membership on the EQH Management Committee.

COMPENSATION-RELATED POLICIES

Clawbacks

Our clawback and forfeiture policy provides that:

•

if we are required to prepare an accounting restatement of our financial results due to material noncompliance with any financial reporting requirement under the securities laws caused by the fraud, misconduct or gross negligence of a current or former executive officer, we will use reasonable efforts to recover any incentive compensation paid to the executive officer that would not have been paid if the financial results had been properly reported; and

•

if a current or former executive officer commits fraudulent or other wrongful conduct that causes us business, financial or reputational harm, we may seek recovery of performance-based compensation with respect to the period of misconduct.

48	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

For this purpose, an “executive officer” includes any officer of Holdings for purposes of Section 16 of the Exchange Act. Currently, this includes the members of the Management Committee and the Chief Accounting Officer.

Stock Ownership Guidelines and Retention Requirements

The following stock ownership guidelines apply to members of the Management Committee:

Executive	Requirement
Chief Executive Officer	6 x base salary
Other Management Committee Members	3 x base salary

For purposes of determining whether the guidelines are met, the following are taken into account:

•	Shares;

•	AB Holding Units (collectively with Holdings common stock, “Company Stock”); and

•	unvested restricted stock or restricted stock units linked to Company Stock that are subject only to service requirements.

The executives are required to retain 75% of any net Company Stock (after the payment of taxes and the costs of exercise and commissions for stock options) received as compensation until the applicable requirement is met. Once an executive satisfies the stock ownership guidelines, the executive will not be deemed to have fallen out of compliance solely by reason of a decline in the value of the Company Stock.

Hedging and Pledging

Holdings believes that, when an individual who owns Company securities engages in certain forms of hedging or monetization transactions, he or she may no longer have the same objectives as other holders of the Company securities. Accordingly, all Company employees and directors are prohibited from engaging in hedging or similar transactions with respect to Company securities that would allow them to continue to own the securities without the full risks and rewards of ownership. This includes transactions such as zero-cost collars and forward sale contracts that could allow them to lock in much of the value of their holdings in exchange for all or part of the potential for upside appreciation in the securities.

Company employees and directors are further prohibited from pledging Company securities as collateral for a loan (whether in a margin account or otherwise).

Rule 10b5-1 Trading Plan Policy

Holdings’ insider trading policy provides that our insiders may trade in Company securities during periods in which they would otherwise be restricted from doing so under the policy due to the possession of material non-public information or otherwise if they enter into a pre-established written trading plan in accordance with Rule 10b5-1 enacted by the SEC.

All trading plans must:

•	be in writing and in a form acceptable to the Company;

•	acknowledged in writing by the General Counsel prior to becoming effective; and

•	not be modified at any time when the insider is in possession of material non-public information.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	49

Executive Compensation

ACCOUNTING AND TAX CONSIDERATIONS

Internal Revenue Code Section 162(m) (“Section 162(m)”) limits tax deductions relating to executive compensation of certain executives of publicly held companies. For taxable years prior to 2018, neither Holdings nor any of its subsidiaries, including AB, were deemed to be publicly held companies for this purpose.

Following the IPO, Holdings is deemed to constitute a publicly held company for purposes of Section 162(m). Accordingly, the Compensation Committee may consider the deductibility of executive compensation under Section 162(m) when making compensation decisions. However, the Compensation Committee will authorize compensation payments that are not deductible for federal income tax purposes when the committee believes that such payments are appropriate to attract, retain and incent executive talent.

Internal Revenue Code Section 409A (“Section 409A”) imposes stringent requirements that covered nonqualified deferred compensation arrangements must meet to avoid the imposition of additional taxes, including a 20% additional income tax, on the amounts deferred under the arrangements. The Company’s nonqualified deferred compensation arrangements that are subject to Section 409A are designed to comply with the requirements of Section 409A to avoid additional income taxes.

Accounting and other tax impacts not discussed above are also considered in the design of short-term incentive compensation and equity-based award programs.

CONSIDERATION OF MOST RECENT ‘SAY ON PAY’ VOTE

As a newly public company, Holdings held its first “Say on Pay” vote in 2019. Our stockholders indicated their strong satisfaction with our executive compensation program through their overwhelming approval of the 2019 Say on Pay vote (98.78% of votes in favor) and during our regular investor outreach meetings. The Compensation Committee considered this feedback in reviewing our 2019 executive compensation program and, based on the high level of support for our existing program, did not make substantial changes for 2019. Based on specific feedback related to Mr. Pearson’s employment agreement, however in December 2019, the Compensation Committee negotiated an amendment to the agreement to eliminate the “single trigger” provision which permitted him to voluntarily terminate his employment for any reason within six months of a change in control and receive severance benefits.

Compensation Committee Report

The Compensation Committee reviewed the preceding Compensation Discussion and Analysis and discussed it with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Ramon de Oliveira

Kristi Matus

Charles G. T. Stonehill

Note: Effective May 1, 2020, Bertram L. Scott will succeed Ramon de Oliveira on the committee.

Compensation Committee Interlocks and Insider Participation

The following directors served as Compensation Committee members during 2019: Messrs. Kaye, de Oliveira, Stansfield and Stonehill and Ms. Matus. During 2019, none of our executive officers served as: (a) a member of the compensation committee of any entity for which a member of our Board served as an executive officer or (b) a director of another entity, an executive officer of which serves as member of the Board.

50	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

Consideration of Risk Matters in Determining Compensation

Holdings has considered whether its compensation practices are reasonably likely to have a material adverse effect on Holdings and determined that they are not.

Holdings engaged a compensation consultant to conduct a risk assessment of our short-term incentive, long-term incentive and sales incentive plans for the employees in our retirement and protection businesses (the “Risk Assessment”) in 2018. The Risk Assessment confirmed that the programs have a number of features that contribute to prudent decision-making and avoid an incentive to take excessive risk. The Risk Assessment also noted good governance practices, well-defined oversight processes and well-honed day-to-day processes, roles and responsibilities with cross-functional representation. In 2019, Holdings conducted an internal review to update the Risk Assessment based on minor changes that were made to the plans for 2019. This review confirmed that the findings of the Risk Assessment were still valid.

Holdings also considered that AB generally denominates its equity-based awards in AB Holding Units and defers their delivery so the ultimate value that the employee derives from an award depends on the long-term performance of the firm. These features sensitize employees to risk outcomes and discourage them from taking excessive risks, whether relating to investments, operations, regulatory compliance and/or cyber security, that could lead to a decrease in the value of the AB Holding Units and/or an adverse effect on AB’s long-term prospects. Also, all outstanding AB equity-based awards generally include a provision permitting AB to “claw-back” the unvested portion of the award if the AB Compensation Committee determines that (i) the employee failed to adhere to existing risk management policies and

(ii) as a result of the employee’s failure, there has been or reasonably could be expected to be a material adverse impact on AB or the employee’s business unit.

Chief Executive Officer Pay Ratio Information

In 2019, the compensation of Mr. Pearson was approximately 104 times the median pay of all employees, resulting in a Chief Executive Officer pay ratio of 104:1.

The median employee was identified by examining 2019 total compensation for all individuals, excluding Mr. Pearson, who were employed by Holdings and its subsidiaries as of December 31, 2019. All employees were included in this process, whether employed on a full-time or part-time basis. Total compensation included base salary (plus overtime, as applicable), commissions (as applicable), cash bonuses and the grant date fair value of equity-based awards. No assumptions or estimates were made with respect to total compensation, but compensation paid to non-U.S. employees was adjusted based on the average monthly exchange rates for the 12-month period ending September 30, 2019 between the local currencies in which the employees were paid and U.S. dollars.

After identifying the median employee based on total compensation, the median employee’s compensation for 2019 ($108,566) was compared to Mr. Pearson’s compensation for 2019 ($11,254,123) using the same methodology used for the Summary Compensation Table below.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	51

Executive Compensation

Compensation Tables

2019 SUMMARY COMPENSATION TABLE

The following table presents the total compensation of the Named Executive Officers for services performed in the years ended December 31, 2019, December 31, 2018 and December 31, 2017, except that no information is provided for 2017 for Mr. Hurd and for 2018 and 2017 for Mr. Lane since they were not Named Executive Officers in those years.

The total compensation reported in the following table includes items such as salary and non-equity incentive compensation as well as the grant date fair value of equity-based compensation. The equity-based compensation may never become payable or may end up with a value that is substantially different from the value reported here. The amounts in the Total column do not represent “Total Direct Compensation” as described in the Compensation Discussion and Analysis.

2019 SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Pearson, Mark President and Chief Executive Officer	2019	$1,250,114		$4,125,032	$1,375,001	$3,000,000	$1,116,191	$387,785	$11,254,123
	2018	$1,250,114		$6,587,516	$962,503	$2,911,651		$426,779	$12,138,563
	2017	$1,250,114		$2,067,378	$341,280	$2,526,000	$1,017,919	$370,238	$7,572,930
Malmström, Anders Senior Executive Vice President and Chief Financial Officer	2019	$741,849		$1,350,018	$450,004	$1,385,000	$495,466	$165,535	$4,587,871
	2018	$688,915		$2,605,048	$375,000	$1,299,600	$114,890	$186,171	$5,269,624
	2017	$658,228		$526,564	$106,722	$1,047,248	$180,070	$330,538	$2,849,370
Hurd, Jeffrey Senior Executive Vice President & Chief Operating Officer	2019	$899,059		$1,350,018	$450,004	$2,115,000	$277,471	$238,086	$5,329,638
	2018	$864,480	$300,000	$2,090,031	$450,001	$2,080,000		$91,439	$5,875,951
	2017
Lane, Nick President of AXA Equitable Life and Head of Life, Retirement and Wealth Management	2019	$797,468		$2,165,020	$475,002	$1,470,000	$51,162	$351,956	$5,310,608
	2018
	2017

Bernstein, Seth Senior Executive Vice President and Head of Investment Management and Research	2019	$500,000	$3,850,000	$4,750,026	$250,004			$94,859	$9,444,889
	2018	$500,000	$3,500,000	$4,740,000				$344,847	$9,084,847
	2017	$334,615	$3,000,000	$3,500,003				$148,274	$6,982,892

(1)	For the EQH Program Participants, the amounts in this column reflect actual salary paid in each year. Mr. Bernstein’s annual base salary is $500,000.

(2)

No bonuses were paid to the EQH Program Participants in 2019, 2018 or 2017 other than Mr. Hurd’s sign-on bonus of $300,000 in 2018. For Mr. Bernstein, this column includes his annual cash incentive awards paid for performance in each year.

(3)

For each Named Executive Officer, the amount reported in this column for 2019 includes the aggregate grant date fair value of EQH RSUs and EQH Performance Shares granted under the 2019 Equity Program, in accordance with FASB ASC Topic 718. For Mr. Lane, the amount reported in this column for 2019 also includes the grant date fair value of the Lane Transaction Incentive Award. For Mr. Bernstein, the amount reported in this column for 2019 also includes the grant date fair value of the 2019 SB Award. The assumptions made in calculating these amounts can be found in note 15 of the notes to Holdings’ consolidated financial statements for the year ended December 31, 2019.

52	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

The EQH Performance Shares were valued at target which represents the probable outcome at grant date. A maximum payout for the EQH Performance Shares, valued at the grant date fair value, would result in values of:

Named Executive Officer	Maximum Payout
Mr. Pearson	$5,500,044
Mr. Malmström	$1,800,040
Mr. Hurd	$1,800,040
Mr. Lane	$1,900,044
Mr. Bernstein	$1,000,024

The EQH RSUs, EQH Performance Shares, Lane Transaction Incentive Award and 2019 SB Award are described in more detail below in “Supplemental Information for Summary Compensation and Grants of Plan-Based Awards Tables.”

(4)

The amounts reported in this column for 2019 represent the aggregate grant date fair value of EQH Stock Options granted in 2019 in accordance with FASB ASC Topic 718, and the assumptions made in calculating them can be found in note 15 of the notes to Holdings’ consolidated financial statements for the year ended December 31, 2019. EQH Stock Options are described in more detail below in “Supplemental Information for Summary Compensation and Grants of Plan-Based Awards Tables.”

(5)	The amounts reported in this column represent the annual cash incentive awards paid for performance in 2019, 2018 and 2017, respectively.

(6)

The amounts reported in this column represent the increase in the actuarial present value of accumulated pension benefits. The Named Executive Officers did not have any above-market earnings on non-qualified deferred compensation in 2019, 2018 or 2017. For more information regarding the pension benefits for each Named Executive Officer, see the Pension Benefits as of December 31, 2019 Table below.

(7)	The following table provides additional details for the 2019 amounts in the All Other Compensation column.

2019 ALL OTHER COMPENSATION TABLE
Name		Auto (a)	Excess Liability Insurance (b)	Financial Advice (c)	Profit Sharing/401k Plan Contributions (d)	Excess 401(k) Contributions (e)	Other Perquisites/ Benefits (f)	TOTAL
Pearson, Mark	2019	$27,026	$8,232	$20,226	$21,878	$310,423	—	$387,785
Malmström, Anders	2019	—	—	—	$21,878	$140,916	$2,742	$165,535
Hurd, Jeffrey	2019	—	—	—	$21,878	$215,807	$402	$238,086
Lane, Nick	2019	—	—	—	$21,878	$121,485	$208,593	$351,956
Bernstein, Seth	2019	$54,791	—	$23,747	$14,000	—	$2,322	$94,859

(a)

Pursuant to their employment agreements, both Mr. Pearson and Mr. Bernstein are entitled to the business and personal use of a dedicated car and driver. The personal use was valued by multiplying the related annual costs (parking, gas, insurance, lease payments, driver compensation, etc.) by a fraction, the numerator of which was the miles used for personal purposes and the denominator of which was the total miles used.

(b)	Equitable Life pays the premiums for excess liability insurance coverage for Mr. Pearson pursuant to his employment agreement. The amount in this column reflects the actual amount of premiums paid.

(c)

Equitable Life paid for financial planning services and expatriate tax services for Mr. Pearson in 2019 pursuant to his employment agreement. AB paid for tax preparation services for Mr. Bernstein in 2019.

(d)	This column includes the amount of company contributions received by each EQH Program Participant under the 401(k) Plan and by Mr. Bernstein under the Profit Sharing Plan.

(e)

This column includes the amount of company contributions received by each EQH Program Participant under the Post-2004 Plan and the employer contribution received by Mr. Lane under a letter agreement with Equitable Life dated August 18, 2016 (the “Lane Letter Agreement”).

(f)

For Mr. Lane, this column includes $207,350 of relocation benefits (of which $133,060 was for a tax gross-up) and $1,243 related to his spouse accompanying him to company events. For Mr. Bernstein, this column reflects the cost of premiums associated with a life insurance policy purchased on his behalf.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	53

Executive Compensation

2019 GRANTS OF PLAN-BASED AWARDS

The following table provides additional information about plan-based compensation disclosed in the Summary Compensation Table. This table includes both equity and non-equity awards granted during 2019.

2019 GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Approval Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Pearson, Mark			$0	$2,231,667	$4,463,334
	02/14/19	02/13/19								359,948	$18.74	$1,375,001
	02/14/19	02/13/19							73,373			$1,375,010
	02/14/19	02/13/19				17,476	69,904	139,808				$1,375,012
	02/14/19	02/13/19				18,343	73,373	146,746				$1,375,010
Malmström, Anders			$0	$1,016,667	$2,033,334
	02/14/19	02/13/19								117,802	$18.74	$450,004
	02/14/19	02/13/19							24,013			$450,004
	02/14/19	02/13/19				5,720	22,878	45,756				$450,010
	02/14/19	02/13/19				6,003	24,013	48,026				$450,004
Hurd, Jeffrey			$0	$1,500,000	$3,000,000
	02/14/19	02/13/19								117,802	$18.74	$450,004
	02/14/19	02/13/19							24,013			$450,004
	02/14/19	02/13/19				5,720	22,878	45,756				$450,010
	02/14/19	02/13/19				6,003	24,013	48,026				$450,004
Lane, Nick			$0	$1,100,000	$2,200,000
	02/14/19	02/13/19								124,346	$18.74	$475,002
	02/14/19	02/13/19							25,347			$475,003
	02/14/19	02/13/19				6,037	24,149	48,298				$475,011
	02/14/19	02/13/19				6,337	25,347	50,694				$475,003
	02/01/19	11/14/18				9,989	19,978	19,978	19,979			$740,004
Bernstein, Seth	12/10/19	12/10/19							139,131			$4,000,000
	02/14/19	02/13/19						0		65,446	$18.74	$250,004
	02/14/19	02/13/19						0	13,341			$250,010
	02/14/19	02/13/19				3,178	12,710	25,420				$250,006
	02/14/19	02/13/19				3,335	13,341	26,682				$250,010

(1)

On February 13, 2019, the Compensation Committee approved the grant of the EQH Stock Options, EQH RSUs and EQH Performance Shares with a grant date of February 14, 2019. On December 10, 2019, the AB Compensation Committee approved the grant of the 2019 SB Award with a grant date of December 10, 2019. On November 14, 2018, the Compensation Committee approved the grant of the Lane Transaction Incentive with a grant date of February 1, 2019.

(2)

For the EQH Program Participants, the target column shows the target award under the 2019 STIC Program assuming the plan was 100% funded. The actual awards paid to the EQH Program Participants are listed in the Non-Equity Incentive Compensation column of the Summary Compensation Table.

(3)

The second, third, fourth and fifth rows for each Named Executive Officer show the EQH stock options, EQH RSUs, TSR Performance Shares and ROE Performance Shares granted on February 14, 2019, respectively. For Mr. Lane, the last row shows the Lane Transaction Incentive Award granted on February 1, 2019. For Mr. Bernstein, the first row shows the 2019 SB Award granted on December 10, 2019.

(4)

The amounts in this column represent the aggregate grant date fair value of all equity-based awards granted to the Named Executive Officers in 2019 in accordance with ASC Topic 718. The EQH Performance Shares were valued at target which represents the probable outcome at grant date.

54	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

SUPPLEMENTAL INFORMATION FOR SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

2019 Annual Equity-Based Awards

EQH RSUs. EQH RSUs were granted on February 14, 2019 with a vesting schedule of three years, with one-third of the grant vesting on each of February 14, 2020, February 14, 2021 and February 14, 2022. EQH RSUs receive dividend equivalents with the same vesting schedule as their related units.

EQH Stock Options. EQH Stock Options were granted on February 14, 2019 with a term of ten years and a vesting schedule of three years, with one-third of the grant vesting on each of February 14, 2020, February 14, 2021 and February 14, 2022. The exercise price for the EQH Stock Options is $18.74, which was the closing price for Holdings’ common stock on the grant date.

EQH Performance Shares. EQH Performance Shares were granted on February 14, 2019 and will cliff vest after three years. EQH Performance Shares will receive dividend equivalents with the same vesting schedule as their related shares and were granted unearned. Two types of EQH Performance Shares were granted:

•	ROE Performance Shares – EQH Performance Shares that may be earned based on the Company’s performance against certain targets for its Non-GAAP Operating ROE;[5] and

•	TSR Performance Shares – EQH Performance Shares that may be earned based on Holdings’ Relative TSR.

ROE Performance Shares. The number of ROE Performance Shares that are earned will be determined at the end of the performance period (January 1, 2019 — December 31, 2021) by multiplying the number of unearned ROE Performance Shares granted by the “Final ROE Performance Factor.” The Final ROE Performance Factor will be determined by averaging the “ROE Performance Factor” for each of the three calendar years in the ROE Performance Period. Specifically, the Company will be assigned target, maximum and threshold amounts for Non-GAAP Operating ROE for each of 2019, 2020 and 2021 that will determine the “ROE Performance Factor” for the applicable year as follows:

The actual result for the applicable year equals....	The ROE Performance Factor for the applicable year will equal....
Maximum Amount (or greater)	200%
Target Amount	100%
Threshold Amount	25%
Below Threshold	0%

Note: For results in between the threshold and target and target and maximum amounts, the ROE Performance Factor for the applicable year will be determined by linear interpolation.

[5]

This Proxy Statement includes certain Non-GAAP financial measures which are used as performance measures in our incentive compensation programs, including Non-GAAP Operating Earnings and Non-GAAP Operating ROE. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in Appendix A.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	55

Executive Compensation

TSR Performance Shares. The number of TSR Performance Shares that are earned will be determined at the end of a performance period (January 1, 2019—December 31, 2021) by multiplying the number of unearned TSR Performance Shares by the “TSR Performance Factor.” The TSR Performance Factor will be determined as follows, subject to a cap of 100% if Holdings’ total stockholder return for the performance period is negative:

If Relative TSR for the TSR Performance Period is...	The TSR Performance Factor will equal...

87.5th percentile or greater (maximum)	200%

50th percentile (target)	100%

30th percentile (threshold)	25%

Below 30th percentile	0%

Note: For results in between the threshold and target and target maximum amounts, the TSR Performance Factor will be determined by linear interpolation.

2019 TSR Peer Group

AIG Ameriprise Financial, Inc. Brighthouse Financial, Inc. Lincoln National Corporation MetLife	Principal Financial Group, Inc. Prudential Financial, Inc. Sun Life Financial, Inc. Torchmark Voya Financial, Inc.

2019 SB Award

The 2019 SB Award is denominated in restricted AB Holding Units and has a four-year pro-rata vesting schedule. The AB Holding Units underlying the 2019 SB Award are restricted and are not permitted to be transferred by Mr. Bernstein. Mr. Bernstein has voluntarily elected to defer receipt of any vested portion of the 2019 SB Award until January 2023. Quarterly cash distributions on vested and unvested restricted AB Holding Units in respect of the 2019 SB Award will be delivered to Mr. Bernstein when cash distributions generally are paid to all Unitholders. If Mr. Bernstein resigns or is terminated without cause prior to the vesting date, he is eligible to continue to vest in the 2019 SB Award, subject to compliance with the restrictive covenants set forth in the applicable award agreement, including restrictions on competition, and restrictions on employee and client solicitation. The 2019 SB Award will immediately vest upon a termination due to death or disability. AB is permitted to claw-back an award if Mr. Bernstein fails to adhere to risk management policies.

Transaction Incentive Awards

Transaction Incentive Awards were granted to the Named Executive Officers other than Mr. Lane at the time of our IPO in May 2018. Transaction Incentive Awards were one-time awards granted to key executives who were critical to the success of the IPO. Mr. Lane received the Lane Transaction Incentive Award upon the commencement of his service as Senior Executive Vice President and Head of US Life, Retirement and Wealth Management of Holdings on February 1, 2019.

The Lane Transaction Incentive Award was granted in the form of restricted stock units that will be settled in shares of Holdings’ common stock. The amount of the restricted stock units granted to Mr. Lane was determined by dividing his award value by the fair market value of Holding’s common stock on the grant date.

56	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

Vesting

Fifty percent of Mr. Lane’s restricted stock units will vest based on continued service (the “Service Units’) and fifty percent will vest based on the performance of Holdings’ share price (“Performance Units”) as follows:

Type Of Units	Vesting Requirements

Service Units (50% of award)	• fifty percent (50%) of the Service RSUs vested on February 1, 2020 • fifty percent (50%) of the Service RSUs will vest on February 1, 2021

Performance Units (50% of award)

• Condition #1 – if, prior to May 10, 2020, the average closing price of a share of Holdings’ common stock for thirty consecutive days is at least equal to $26, all Performance Units will immediately vest;

• Condition #2 – if Condition #1 is not met but, prior to May 10, 2023, the average closing price of a share of Holdings’ common stock for thirty consecutive days is at least equal to $30, all Performance Units will immediately vest; and

• Condition #3 – if neither Condition #1 nor Condition #2 is met, fifty percent of the Performance Units will vest on May 10, 2023. The remaining 50% of the Performance Units will be forfeited.

The Transaction Incentive Awards granted in 2018 have the same terms and conditions as the Lane Transaction Incentive Award, except that 75% of the Service RSUs have already vested and 25% will vest on May 10, 2020.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	57

Executive Compensation

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2019

The following table lists outstanding equity grants for each Named Executive Officer as of December 31, 2019. The table includes outstanding equity grants from past years as well as the current year. For Messrs. Pearson, Malmström and Lane, equity grants in 2017 and prior years were awarded in respect of AXA ordinary shares.

OUTSTANDING EQUITY AWARDS AT 2019 YEAR-END

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (1)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Pearson, Mark	41,134			$25.74	03/24/24	240,179	$6,328,868	666,232	$16,842,294
	145,458			$26.12	06/19/25
	186,069			$24.00	06/06/26
	170,004			$26.69	06/21/27
	69,596	139,190		$21.34	03/01/28
		359,948		$18.74	02/14/29
Malmström, Anders	37,179			$26.12	06/19/25	79,427	$2,081,910	234,757	$5,921,428
	56,484			$24.00	06/06/26
	53,162			$26.69	06/21/27
	27,115	54,230		$21.34	03/01/28
		117,802		$18.74	02/14/29
Hurd, Jeffrey	32,538	65,076		$21.34	03/01/28	43,851	$1,086,628	199,070	$4,932,955
		117,802		$18.74	02/14/29
Lane, Nick	38,419			$15.96	03/16/22	95,212	$2,526,208	122,173	$3,433,706
	67,700			$25.74	03/24/24
	74,352			$26.12	06/19/25
	84,729			$24.00	06/06/26
		124,346		$18.74	02/14/29
Bernstein, Seth		65,446		$18.74	02/14/29	352,391	$10,561,963	72,735	$1,802,373

(1)	All options with expiration dates prior to March 1, 2028 are AXA stock options. All AXA stock options are vested.

(2)

All AXA stock options have euro exercise prices. All euro exercise prices have been converted to U.S. dollars based on the euro to U.S. dollar exchange rate on the day prior to the grant date. The actual U.S. dollar equivalent of the exercise price will depend on the exchange rate at the date of exercise.

58	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

(3)	For the EQH Program Participants, this column reflects the following:

	2016 AXA Performance Shares Vesting 06/06/20	Transaction Incentive Awards – 2018 Service Units Vesting on 5/10/20 and Lane Service Units Vesting Ratably on 2/1/20 and 2/1/21	2018 EQH RSUs – Vesting Ratably on 3/1/20 and 3/1/21	2019 EQH RSUs – Vesting Ratably on 2/14/20, 2/14/21, and 2/14/22

Mr. Pearson	110,026	24,039	30,766	75,348

Mr. Malmström	33,165	9,615	11,988	24,659

Mr. Hurd	—	4,808	14,384	24,659

Mr. Lane	48,666	20,517	—	26,029

For Mr. Bernstein, this column reflects:

Amount	Grant

4,807	Transaction Incentive Award – 2018 Service Units Vesting on 5/10/20

82,352	Restricted AB Holdings Units Granted in 2017 Vesting Ratably on 5/1/20 and 5/1/21

112,401	Restricted AB Holdings Units Granted in 2018 Vesting Ratably on 12/1/20, 12/1/21 and 12/1/22

139,131	Restricted AB Holdings Units Granted in 2019 Vesting Ratably on 12/1/20, 12/1/21, 12/1/22 and 12/1/23

13,700	2019 EQH RSUs – Vesting Ratably on 2/14/20, 2/14/21, and 2/14/22

(4)	This column includes:

	2017 AXA Performance Shares Vesting 6/21/21	2018 EQH Performance Shares Vesting 3/1/21	2018 and Lane Transaction Incentive Awards – Performance Units	2019 EQH Performance Shares Vesting 2/14/22
Mr. Pearson	97,144	TSR – 86,364 ROE – 92,300	96,154	TSR – 143,573 ROE – 150,697
Mr. Malmström	30,377	TSR – 33,649 ROE – 35,963	38,462	TSR – 46,988 ROE – 49,319
Mr. Hurd	—	TSR – 40,378 ROE – 43,154	19,231	TSR – 46,988 ROE – 49,319
Mr. Lane	—	—	20,515	TSR – 49,599 ROE – 52,059
Mr. Bernstein	—	—	19,231	TSR – 26,104 ROE – 27.400

TSR and ROE Performance Shares are reported at maximum.

OPTION EXERCISES AND STOCK VESTED IN 2019

The following table summarizes the value received from stock option exercises and stock awards vested during 2019.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Aquired on Exercise (#) (1)	Value Realized on Exercise ($) (2)	Number of Shares Aquired on Vesting (#) (3)	Value Realized on Vesting ($) (4)

Pearson, Mark			130,856	$3,189,714

Malmström, Anders	36,620	$249,164	38,855	$931,349

Hurd, Jeffrey			11,714	$246,060

Lane, Nick			47,518	$1,216,860

Bernstein, Seth			83,269	$2,406,363

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	59

Executive Compensation

(1)	This column reflects the number of AXA stock options exercised in 2019 by Mr. Malmström.

(2)	All shares acquired upon the option exercises were immediately sold. This column reflects the actual sale price received less the exercise price.

(3)

For Messrs. Pearson and Malmström, this column reflects the vesting of their 2015 AXA performance shares, the first tranche of their 2018 EQH RSUs and a portion of their Transaction Incentive Award Service Units in 2019. For Mr. Hurd, this column reflects the vesting of the first tranche of his 2018 EQH RSUs and a portion of his Transaction Incentive Award in 2019. For Mr. Lane, this column reflects the vesting of his 2015 AXA performance shares in 2019. For Mr. Bernstein, this column reflects the vesting of:

•	a portion of his Transaction Incentive Award;

•

the second tranche of the restricted AB Holding Units granted to him in 2017, the delivery of which (minus any AB Holding Units withheld to cover applicable taxes) is deferred pursuant to the terms of his employment agreement until May 1, 2021, subject to accelerated delivery upon circumstances set forth in his employment agreement; and

•	the first tranche of the restricted AB Holding Units granted to him in 2018, the delivery of which Mr. Bernstein elected to defer until January 31, 2023.

Mr. Bernstein will receive the cash distributions payable with respect to the vested but undelivered portion of his AB Holding Units on the same basis as cash distributions are paid to AB Holding Unitholders generally.

(4)

The value of the AXA performance shares that vested in 2019 was determined based on the actual sale price on the vesting date, converted to US dollars using an exchange rate of 1.11058. The value of the 2018 EQH RSUs and Transaction Incentive Award Service Units that vested in 2019 were determined using the closing price of a Share on the vesting date. The value of the restricted AB Holding Units that vested in 2019 were determined using the closing price of an AB Holding Unit on the vesting date.

PENSION BENEFITS AS OF DECEMBER 31, 2019

The following table lists the pension program participation and actuarial present value of each Named Executive Officer’s defined benefit pension at December 31, 2019. Note that Messrs. Malmström and Hurd did not participate in the Retirement Plan or the Excess Plan since they were not eligible to participate in these plans prior to their freeze. Mr. Bernstein does not have any pension benefits.

PENSION BENEFITS
Name	Plan Name (1)	Number of Years Credited Service (#) (2)	Present Value of Accumulated Benefit ($)	Payments during the last fiscal year ($)
Pearson, Mark	AXA Equitable Retirement Plan	3	$76,674
	AXA Equitable Excess Retirement Plan	3	$758.833
	AXA Equitable Executive Survivor Benefit Plan	25	$4.639,742
Malmström, Anders	AXA Equitable Retirement Plan	0	—
	AXA Equitable Excess Retirement Plan	0	—
	AXA Equitable Executive Survivor Benefit Plan	8	$1,121,822
Lane, Nick	AXA Equitable Retirement Plan	8	$245,326
	AXA Equitable Excess Retirement Plan	8	$475,924
	AXA Equitable Executive Survivor Benefit Plan	14	$1,336,989
Hurd, Jeffrey	AXA Equitable Retirement Plan	0	—
	AXA Equitable Excess Retirement Plan	0	—
	AXA Equitable Executive Survivor Benefit Plan	1	$277,471

(1)

The December 31, 2019 liabilities for the Retirement Plan, the Excess Plan, and the ESB Plan were calculated using the same participant data, plan provisions and actuarial methods and assumptions used for financial reporting purposes, except that a retirement age of 65 is assumed for all calculations. The assumptions used can be found in note 14 of the notes to Holdings’ consolidated financial statements for the year ended December 31, 2019.

(2)

Credited service for purposes of the Retirement Plan and the Excess Plan does not include an executive’s first year of service and does not include any service after the freeze of the plans on December 31, 2013. Pursuant to his employment agreement, Mr. Pearson’s credited service for purposes of the ESB Plan includes approximately 16 years of service with Equitable Life affiliates. However, this additional credited service does not result in any benefit augmentation for Mr. Pearson since he has elected benefits that do not vary based on years of service.

60	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

The Retirement Plan

The Retirement Plan is a tax-qualified defined benefit plan for eligible employees. The Retirement Plan was frozen effective December 31, 2013.

Participants became vested in their benefits under the Retirement Plan after three years of service. Participants are eligible to retire and begin receiving benefits under the Retirement Plan: (a) at age 65 (the “normal retirement date”) or (b) if they are at least age 55 with at least 5 full years of service (an “early retirement date”).

Prior to the freeze, the Retirement Plan provided a cash balance benefit whereby Equitable Life established a notional account for each Retirement Plan participant. This notional account was credited with deemed pay credits equal to 5% of eligible compensation up to the Social Security wage base plus 10% of eligible compensation above the Social Security wage base. Eligible compensation included base salary and short-term incentive compensation and was subject to limits imposed by the Internal Revenue Code. These notional accounts continue to be credited with deemed interest credits. For pay credits earned on or after April 1, 2012 up to December 31, 2013, the interest rate is determined annually based on the average discount rates for one-year Treasury Constant Maturities. For pay credits earned prior to April 1, 2012, the annual interest rate is the greater of 4% and a rate derived from the average discount rates for one-year Treasury Constant Maturities. For 2019, pay credits earned prior to April 1, 2012 received an interest crediting rate of 4% while pay credits earned on or after April 1, 2012 received an interest crediting rate of 2.5%.

Participants elect the time and form of payment of their cash balance account after they separate from service. The normal form of payment depends on a participant’s marital status as of the payment commencement date. If the participant is unmarried, the normal form will be a single life annuity. If the participant is married, the normal form will be a 50% joint and survivor annuity. Subject to spousal consent requirements, participants may elect the following optional forms of payment for their cash balance account:

•	Single life annuity;

•	Optional joint and survivor annuity of any whole percentage between 1% and 100%; and

•	Lump sum.

Mr. Pearson and Mr. Lane are entitled to a frozen cash balance benefit under the Retirement Plan and Mr. Pearson is currently eligible for early retirement under the plan.

For certain grandfathered participants, the Retirement Plan provides benefits under a traditional defined benefit formula based on final average pay, estimated Social Security benefits and years of service. None of the Named Executive Officers are grandfathered participants.

The Excess Plan

The purpose of the Excess Plan, which was frozen as of December 31, 2013 was to allow eligible employees to earn retirement benefits in excess of those permitted under the Retirement Plan. Specifically, the Retirement Plan is subject to rules under the Internal Revenue Code that cap both the amount of eligible earnings that may be taken into account for determining benefits under the Retirement Plan and the amount of benefits that the Retirement Plan may pay annually. Prior to the freeze of the Retirement Plan, the Excess Plan permitted participants to accrue and be paid benefits that they would have earned and been paid under the Retirement Plan but for these limits. The Excess Plan is an unfunded plan and no assets are actually set aside in participants’ names.

The Excess Plan was amended effective September 1, 2008 to comply with the provisions of Internal Revenue Code Section 409A. Pursuant to the amendment, a participant’s Excess Plan benefits vested after 2005 will generally be paid in a lump sum on the first day of the month following the month in which separation from service occurs provided that payment will be delayed six months for “specified employees” (generally, the fifty most highly-compensated

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	61

Executive Compensation

officers of Equitable Life and its affiliates), unless the participant made a special one-time election with respect to the time and form of payment of those benefits by November 14, 2008. Neither Mr. Pearson or Mr. Lane made a special election. The time and form of payment of Excess Plan benefits that vested prior to 2005 are the same as the time and form of payment of the participant’s Retirement Plan benefits.

The ESB Plan

The ESB Plan offers financial protection to a participant’s family in the case of his or her death. Eligible employees may choose up to four levels of coverage and the form of benefit to be paid at each level. Each level provides a benefit equal to one time the participant’s eligible compensation (generally, base salary plus the higher of: (a) most recent short-term incentive compensation award and (b) the average of the three highest short-term incentive compensation awards), subject to an overall $25 million cap. Each level offers different coverage choices. Generally, the participant can choose between a life insurance death benefit and a deferred compensation benefit payable upon death at each level. Participants are not required to contribute to the cost of Level 1 or Level 2 coverage but are required to contribute annually to the cost of any options elected under Levels 3 and 4 until age 65.

Level 1 coverage continues after retirement until the participant attains age 65. Levels 2, 3 and 4 coverage continue after retirement until the participant’s death, provided that, for Levels 3 and 4 coverage, all required participant contributions are made.

The ESB Plan was closed to new participants on January 1, 2019.

Level 1

A participant can choose between the following two options at Level 1:

Lump Sum Option. Under the Lump Sum Option, a life insurance policy is purchased on the participant’s life. At the death of the participant, the participant’s beneficiary receives a tax-free lump sum death benefit from the policy. The participant is taxed annually on the value of the life insurance coverage provided.

Survivor Income Option. Upon the participant’s death, the Survivor Income Option provides the participant’s beneficiary with 15 annual payments approximating the value of the Lump Sum Option or a payment equal to the amount of the lump sum. The payments will be taxable but the participant is not subject to annual taxation.

Level 2

At Level 2, a participant can choose among the Lump Sum Option and Survivor Income Option, described above, and the following option:

Surviving Spouse Benefit Option. The Surviving Spouse Benefit Option provides the participant’s spouse with monthly income equal to about 25% of the participant’s monthly compensation (with an offset for social security). The payments are taxable but there is no annual taxation to the participant. The duration of the monthly income depends on the participant’s years of service (with a minimum duration of 5 years).

Levels 3 and 4

At Levels 3 and 4, a participant can choose among the Lump Sum Option and Survivor Income Option, described above and the following option:

Surviving Spouse Income Addition Option. The Surviving Spouse Income Addition Option provides monthly income to the participant’s spouse for life equal to 10% of the participant’s monthly compensation. The payments are taxable but there is no annual taxation to the participant.

62	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

NON-QUALIFIED DEFERRED COMPENSATION TABLE AS OF DECEMBER 31, 2019

The following table provides information on employer contributions received, and deferrals made, by the EQH Program Participants under the Post-2004 Plan in 2019, as well as their aggregate balances in the Post-2004 Plan. It also reflects Mr. Bernstein’s deferral of equity awards granted in 2017 and 2018 and employer contributions received by Mr. Lane under the Lane Letter Agreement.

NON-QUALIFIED DEFERRED COMPENSATION
Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Pearson, Mark	The Post-2004 Variable Deferred Compensation Plan	$29,059	$310,423	$344,352		$2,006,111
Malmström, Anders	The Post-2004 Variable Deferred Compensation Plan	$13,855	$140,916	$171,192		$861,470
Hurd, Jeffrey	The Post-2004 Variable Deferred Compensation Plan	$18,527	$215,807	$9,304		$238,106
Lane, Nick	The Post-2004 Variable Deferred Compensation Plan	$15,524	$41,397	$148,212		$847,296
	Lane Letter Agreement		$80,088	$46,166		$273,501
Bernstein, Seth (4)	2017 Equity Awards	$1,216,369		$315,416		$4,984,004
	2018 Equity Awards	$1,085,419		$48,332		$4,535,006

(1)	The amounts reported in this column are also reported in the “All Other Compensation” column of the 2019 Summary Compensation Table above.

(2)	The amounts reported in this column are not reported in the 2019 Summary Compensation Table.

(3)

The amounts in this column for the Post-2004 Variable Deferred Compensation Plan that were previously reported as compensation in the Summary Compensation Table included in Holdings’ 2019 Proxy Statement and Equitable Life’s Forms 10-K for the years ended December 31, 2017, 2016, 2015 and 2014 are:

EQH Program Participant	Amount Previously Reported
Mr. Pearson	$1,681,209
Mr. Malmström	$512,585
Mr. Hurd	$58,806
Mr. Lane	$313,124

For Mr. Bernstein, the amount previously reported in the Summary Compensation Table included in AB’s Forms 10-K for the years ended December 31, 2018 and 2017 were $4,000,000 for his 2018 Equity Award and $3,500,000 for his 2017 Equity Award.

(4)	For Mr. Bernstein, the executive contributions column reflects the value of:

•

for the 2017 Equity Award, 41,177 restricted AB Holdings Units that vested on May 1, 2018 and 41,177 restricted AB Holdings Units that vested on May 1, 2019 which will not be delivered until May 1, 2021; and

•	for the 2018 Equity Award, 37,467 restricted AB Holding Units that vested on December 1, 2019 and will not be delivered until January 31, 2023.

The aggregate earnings in last fiscal year column reflects the change in the AB Holding Unit price between the applicable vesting date (December 31, 2018 in the case of the units that vested on May 1, 2018) and December 31, 2019 and cash distributions received by Mr. Bernstein on the deferred units during this period. The grant date fair value of the AB Holding Units was reported in the Summary Compensation Table for 2017 and 2018.

The Post-2004 Plan

The Post-2004 Plan allows eligible employees to defer the receipt of up to 50% of their base salary and short-term incentive compensation. Deferrals are credited to a bookkeeping account in the participant’s name on the first day of the month following the month in which the compensation otherwise would have been paid to him or her. The account is used solely for record keeping purposes and no assets are actually placed into any account in the participant’s name.

Account balances in the Post-2004 Plan are credited with gains and losses as if invested in the available earnings crediting options chosen by the participant. The Post-2004 Plan currently offers a variety of earnings crediting options.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	63

Executive Compensation

Each year, participants in the Post-2004 Plan can elect to make deferrals into an account they have already established under the plan or they may open a new account, provided that they may not allocate any new deferrals into an account if they are scheduled to receive payments from the account in the next calendar year.

When participants establish an account, they must elect the form and timing of payments for that account. They may receive payments of their account balance in a lump sum or in any combination of lump sum and/or annual installments paid over consecutive years. They may elect to commence payments from an account in July or December of any year after the year following the deferral election provided that payments must commence by the first July or December following age 71.

In addition, Equitable Life provides excess 401(k) contributions in the Post-2004 Plan for participants in the 401(k) Plan with eligible compensation in excess of the qualified plan compensation limit. These contributions are equal to 5% of the participant’s (i) eligible compensation in excess of the qualified plan compensation limit ($280,000 in 2019) and (ii) voluntary deferrals to the Post-2004 Plan for the applicable year. Equitable Life also provides a 3% excess matching contribution for participants’ voluntary deferrals under the plan.

The Lane Letter Agreement

The Lane Letter Agreement provided that, for each calendar year during which Mr. Lane was employed by Equitable Life and on international assignment to AXA Life Japan for any portion of the year, he would be entitled to an employer contribution to a deferred compensation account for that year. For 2016, this contribution was equal to 10% of his salary prior to departure, pro-rated based on the period of service under the assignment during 2016. For each year after 2016, his contribution was equal to the value of any additional employer contributions that he would have received in that year under the AXA Equitable 401(k) Plan and its related excess plan if eligible compensation for purposes of those plans equaled his worldwide income.

Contributions were credited to the deferred compensation account for a year in February of the following calendar year and Mr. Lane was immediately vested in all contributions. Each account is used solely for record keeping purposes and no assets are actually placed into any account in Mr. Lane’s name. Account balances are credited with gains and losses as if invested in the available earnings crediting options chosen by Mr. Lane. The Lane Letter Agreement currently offers a variety of earnings crediting options.

Payment of Mr. Lane’s account balances will be made in July of the fourth year after the year for which the contributions were made. Mr. Lane has a limited ability to change the time and form of payment of the account balances.

64	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

EQH Program Participants

The table below and the accompanying text present the hypothetical payments and benefits that would have been payable if the EQH Program Participants terminated employment, or a change in control (“CIC”) of Holdings occurred on December 31, 2019 (the “Trigger Date”). The payments and benefits described below are hypothetical only, as no such payments or benefits have been paid or made available. Hypothetical payments or benefits that would be due under arrangements that are generally available on the same terms to all salaried employees are not described or included in the table below.

The following definitions are used for purposes of the table below:

•	“2018 EQH Equity Awards” means the equity awards granted to the EQH Program Participants in 2018 other than the Transaction Incentive Awards;

•	“2019 EQH Equity Awards” means the equity awards granted to the EQH Program Participants on February 14, 2019;

•	“EQH Equity Awards” means the 2018 EQH Equity Awards, the 2019 EQH Equity Awards and the Transaction Incentive Awards;

•	“Cause” is defined as follows:

For purposes of:	Cause generally means:
Mr. Pearson’s employment agreement

• willful failure to substantially perform his duties after reasonable notice of his failure to do so;

• willful misconduct that is materially injurious to the Company;

• conviction of, or plea of nolo contendere to, a felony; or

• willful breach of any written covenant or agreement with the Company to not disclose information pertaining to the Company or to not compete or interfere with the Company.

The Supplemental Severance Plan

• violation of law during the course of employment;

• material breach of any Company policy related to workplace conduct;

• conduct resulting in damage to Company assets;

• conduct that is materially injurious to the Company, monetarily or otherwise;

• disclosure of confidential and/or proprietary information in violation of Company policies or standards; or

• breach of duty of loyalty to the Company.

EQH Equity Awards

• commission of a crime involving fraud, theft, false statements or other similar acts or commission of a felony;

• willful or grossly negligent failure to perform material employment-related duties;

• material violation of any Company policy;

• engaging in any act or making any public statement that materially impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company; or

• material breach of any employment agreement, or noncompetition, nondisclosure or non-solicitation agreement with the Company.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	65

Executive Compensation

•	“CIC” of Holdings generally includes the following events:

•	any person other than AXA becomes the beneficial owner of 30% or more of Holdings’ common stock and the percentage owned is greater than the percentage held by AXA;

•

at any time that AXA holds less than 50% of Holdings’ voting securities, the individuals who constitute the Board at the date the ownership of the voting securities by AXA first drops below 50% cease for any reason to constitute at least a majority of the Board; and

•

the consummation of a business combination (e.g., a merger, reorganization or similar transaction involving the Company) unless, following the business combination, substantially all of the persons that were the beneficial owners of Holdings immediately prior to the business combination beneficially own 50% or more of the resulting entity from the business combination in substantially the same proportions as their ownership of Holdings immediately prior to the business combination;

•	“Good Reason” is defined as follows:

For purposes of:	Good Reason generally means:
Mr. Pearson’s employment agreement

• an assignment of duties materially inconsistent with Mr. Pearson’s duties or authority or a material limitation of Mr. Pearson’s powers;

• the removal of Mr. Pearson from his positions;

• Mr. Pearson being required to be based at an office more than 75 miles from New York City;

• a diminution of Mr. Pearson’s titles;

• a material failure by the Company to comply with the agreement’s compensation provisions; and

• a failure of the company to secure a written assumption of the agreement by any successor company.

The Supplemental Severance Plan

• material diminution of duties, authority or responsibilities;

• material reduction in base compensation (other than in connection with, and substantially proportionate to, reductions by the Company of the compensation of other similarly situated senior executives); and

• material change in the geographic location of an executive’s position.

Please note the following when reviewing the tables:

•	hypothetical payments and benefits related to equity-based awards are calculated using, as applicable:

•	the closing price of an AXA ordinary share on December 31, 2019, converted to U.S. dollars and

•	the closing price of a Share on December 31, 2019;

•	it is assumed that any involuntary termination is not for “cause;”

•

in all cases included in the table, the EQH Program Participants would have been entitled to the benefits described in the pension and nonqualified deferred compensation tables above with the exception of benefits under the ESB Plan unless otherwise indicated below; and

•	no amounts related to AXA stock options are included in the table since they are all vested.

66	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

Name	Temporary Income Payments	Lump Sum Payments	AXA Performance Shares	EQH Equity Awards
Mr. Pearson
Retirement	—	$2,231,667	$5,843,970	$3,694,263
Good Reason Termination	$8,327,302	$3,064,397	$5,843,970	$3,694,263
Involuntary Termination	$8,327,302	$3,064,397	$5,843,970	$4,448,786
CIC w/o Termination	—	—	—	$10,230,600
Death	—	—	$6,666,081	$14,359,871
Disability	—	—	$5,843,970	$14,359,871
Mr. Malmström
Involuntary Termination – no CIC (1)	$3,071,379	$1,056,667	—	$798,394
CIC w/o Termination	—		—	$3,684,974
Death	—	—	$2,049,522	$5,146,554
Disability	—	—	$1,792,429	$5,146,554
Mr. Hurd
Involuntary Termination – no CIC (2)	$4,466,375	$1,540,000	N/A	$746,797
CIC w/o Termination	—	—	N/A	$3,713,078
Death	—	—	N/A	$4,838,725
Disability	—	—	N/A	$4,838,725
Mr. Lane
Involuntary Termination – no CIC (3)	$2,996,375	$1,140,000	—	$109,652
CIC w/o Termination	—	—	—	$2,363,993
Death	—	—	$3,417,046	$3,672,390
Disability	—	—	$2,945,285	$3,672,390
(1)

If the involuntary termination was within twelve months after a CIC, or Mr. Malmström resigned for “good reason” within twelve months after a CIC, the temporary income payments would have been $4,095,172. See “Involuntary Termination – no CIC” below for more information.

(2)

If the involuntary termination was within twelve months after a CIC, or Mr. Hurd resigned for “good reason” within twelve months after a CIC, the temporary income payments would have been $5,955,167. See “Involuntary Termination – no CIC” below for more information.

(3)

If the involuntary termination was within twelve months after a CIC, or Mr. Lane resigned for “good reason” within twelve months after a CIC, the temporary income payments would have been $3,995,167. See “Involuntary Termination – no CIC” below for more information.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	67

Executive Compensation

Retirement

Mr. Pearson was the only EQH Program Participant eligible to retire on the Trigger Date. For this purpose, “retirement” means termination of service on or after the normal retirement date or any early retirement date under the Retirement Plan. If Mr. Pearson had retired on the Trigger Date, he would have received the items described in the following table.

Item	Description
Lump Sum Payments	He would have received a 2019 STIC Program award equal to the lower of his 2018 STIC Program award and his 2019 STIC Target.
AXA Performance Shares	He would have been treated as if he continued in the employ of the Company until the end of the vesting period for purposes of his AXA performance share awards. Accordingly, he would have received AXA performance share payouts at the same time and in the same amounts as he would have received such payouts if he had not retired. The estimated value of the 2017 performance share payout at the Trigger Date assumes target performance, while actual performance is used for the 2016 performance share payout.
EQH Equity Awards

The unvested portions of his 2019 EQH Equity Award and Transaction Incentive Award would have been forfeited.

His 2018 EQH Equity Award would continue to vest pursuant to its terms, including satisfaction of any applicable performance criteria. Any vested options held at the time of termination would remain exercisable until the earlier of five years from the date of termination and their expiration.

Other	He would have been entitled to access to retiree medical coverage without any company subsidy as well as continued participation in the ESB Plan (the “Medical/ESB Benefits”).

68	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

Good Reason Termination

Mr. Pearson is the only EQH Program Participant who is entitled to temporary income payments and lump sum payments (collectively, “Severance Benefits”) in connection with a termination for good reason unrelated to a CIC. If Mr. Pearson had voluntarily terminated on the Trigger Date for “good reason,” he would have received the items described in the following table.

Item	Description
Severance Benefits

Mr. Pearson waived his right to receive any benefits under the Severance Plan or the Supplemental Severance Plan. Under his employment agreement, he would have received:

• temporary income payments equal to the sum of two years of salary and two times the greatest of: (a) his most recent STIC Program award, (b) the average of his last three STIC Program awards and (c) his STIC Target;

• a lump sum payment equal to his STIC Target; and

• a lump sum payment equal to the additional excess 401(k) contributions that he would have received if his temporary income payments were eligible for those contributions and were all paid on the Trigger Date.

The temporary income payments would have been paid over a two-year period beginning on the first payroll date of the Company following the 60th day after the date of termination of employment (the “Severance Period”), provided that they would cease if Mr. Pearson provided services for a competitor.

The Severance Benefits are contingent upon Mr. Pearson executing a release of all claims against the company.

AXA Performance Shares and EQH Equity Awards	His equity awards would have been treated as described above under “Retirement.”
Other	He would have received the Medical/ESB Benefits.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	69

Executive Compensation

Involuntary Termination

If Mr. Pearson’s employment had been involuntarily terminated by the Company on the Trigger Date, he would have received the items described in the following table.

Item	Description
Severance Benefits	He would have been entitled to the same Severance Benefits under his employment agreement as those due upon a termination for good reason as described above, subject to the same conditions.
AXA Performance Shares	His AXA Performance Shares would have been treated as described above under “Retirement.”
EQH Equity Awards

If he signed a release of all claims against the Company:

• his 2018 EQH Equity Award would continue to vest pursuant to its terms, including satisfaction of any applicable performance criteria. Any vested options held at the time of termination would remain exercisable until the earlier of five years from the date of termination and their expiration.

• He would have retained a portion of his Transaction Incentive Award equal to the amount of his unvested Performance Units as of the Trigger Date multiplied by the quotient of: (a) the number of full months elapsed between the grant date and the Trigger Date; and (b) sixty. The retained Performance Units would remain subject to their vesting conditions.

His 2019 EQH Equity Award would have been forfeited.

Other	He would have received the Medical/ESB Benefits.

70	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

Involuntary Termination – No CIC

If they had experienced an involuntary termination of employment on the Trigger Date, the EQH Program Participants other than Mr. Pearson would have received the items described in the following table.

Item	Description
Severance Benefits

They would have been eligible for Severance Benefits under the Severance Plan, as supplemented by the Supplemental Severance Plan. To receive those benefits, the executives would have been required to sign a separation agreement including a release of all claims against the Company.

The Severance Benefits would have included:

• temporary income payments equal to 78 weeks of base salary (104 weeks in the case of a termination within twelve months after a CIC);

• additional temporary income payments equal to 1.5 times (two times in the case of a termination within twelve months after a CIC) the greatest of:

•  the most recent annual STIC Program award paid to the executive

•  the average of the three most recent STIC Program awards paid to the executive and

•  the executive’s STIC Target; and

• a lump sum payment equal to the sum of the executive’s STIC Target and $40,000.

If, instead of an involuntary termination, the executives had resigned for “good reason” within twelve months after a CIC, they would have been entitled to the same benefits as above, subject to the same conditions.

AXA Performance Shares	They would have forfeited any AXA performance shares.
EQH Equity Awards

Provided they executed a release of claims:

• they would have retained a portion of their Transaction Incentive Awards equal to the amount of their unvested Performance Units as of the Trigger Date multiplied by the quotient of: (a) the number of full months elapsed between the grant date and the Trigger Date; and (b) the vesting period. The retained Performance Units would remain subject to their vesting conditions; and

• Mr. Malmström and Mr. Hurd would have retained a pro rata portion of their unvested 2018 EQH Performance Shares, which would remain outstanding and vest subject to the attainment of the applicable performance criteria. Any vested options held at the time of termination would remain exercisable until the earlier of 30 days from the date of termination and their expiration.

They would have forfeited the remaining portions of their 2019 EQH Equity Awards.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	71

Executive Compensation

Change in Control w/o Termination

If there had been a CIC on the Trigger Date without any termination of employment, the EQH Program Participants would have received the items described in the following table.

Item	Description
AXA Performance Shares	The CIC would have had no effect on the AXA performance shares. The AXA performance shares would continue to vest subject to their existing terms and conditions, including continued service by the executives.
EQH Equity Awards

Generally, in the event of a CIC, EQH Equity Awards without performance criteria that are not assumed or replaced with substitute awards having the same or better terms or conditions would fully vest and be cancelled for the same per share payment made to the stockholders in the CIC (less, in the case of stock options, the applicable exercise price).

EQH Equity Awards with performance criteria would be pro-rated at the time of the CIC based on either target or actual levels of performance, and then modified into time-vesting awards. The modified awards would then either be replaced, assumed or cashed out, as described above.

For purposes of the payments and benefits table above, we have assumed that the EQH Equity Awards are not assumed or replaced.

Death

If an EQH Program Participant had terminated employment due to death on the Trigger Date:

Item	Description
AXA Performance Shares	The number of any AXA performance shares granted to him in 2017 would have been multiplied by an assumed performance factor of 1.3 and any AXA performance shares granted to him in 2016 would have been multiplied by the actual performance factor for that tranche. The performance shares would have been paid in AXA ordinary shares to his heirs within 90 days following death.
EQH Equity Awards	All EQH Equity Awards would have immediately vested. EQH Stock Options would have been exercisable until the earlier of one year from the date of death and their expiration. All other awards would have been immediately paid out, assuming target performance for EQH Performance Shares.

Disability

If an EQH Program Participant had terminated employment due to disability on the Trigger Date:

Item	Description
AXA Performance Shares	He would have been treated as if he continued in the employ of the Company until the end of the vesting period for purposes of his AXA performance share awards. Accordingly, he would have received AXA performance share payouts at the same time and in the same amounts as he would have received such payouts if he had not terminated employment. The estimated values of those payouts at the Trigger Date assume target performance for 2017 performance shares and actual performance for 2016 performance shares.
EQH Equity Awards

He would have been treated as if he continued in the employ of the Company with respect to his EQH Equity Awards. The estimated values of payouts related to awards with performance criteria at the Trigger Date assume target performance.

All EQH stock options would have been exercisable until the earlier of their expiration date and the five-year anniversary of the termination date.

72	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

Restrictive Covenants

Mr. Pearson’s Employment Agreement

Mr. Pearson is subject to a confidentiality provision, in addition to covenants with respect to non-competition during his employment and twelve months thereafter (six months if he voluntarily terminates employment without good reason) and non-solicitation of customers and employees for twelve months following his termination of employment or, if longer, during the Severance Period.

The Supplemental Severance Plan

To receive benefits under the Supplemental Severance Plan, executives are required to sign a separation agreement including a release of all claims against the Company. The agreement also must include provisions regarding non-competition and non-solicitation of customers and employees for twelve months following termination of employment.

EQH Equity Awards

The award agreements for the EQH Equity Awards include provisions regarding non-competition and non-solicitation of customers and employees for twelve months following termination of employment. In the event that an EQH Program Participant who retains all or a portion of his equity-based award following termination of employment violates the non-competition and non-solicitation contained in his award agreement, any remaining portion of his award at the time of violation will be immediately forfeited. Also, any portion of his award that vested after termination, and any shares or cash issued upon exercise or settlement of that vested portion, will be immediately forfeited or paid to the Company together with all gains earned or accrued.

MR. BERNSTEIN

The table below and the accompanying text present the hypothetical payments and benefits that would have been payable if Mr. Bernstein terminated employment, or a CIC of AB (or, in the case of Mr. Bernstein’s Transaction Incentive Award and 2019 Equity Program award, a CIC of Holdings as defined above) occurred on December 31, 2019 (the “Trigger Date”). The payments and benefits described below are hypothetical only, as no such payments or benefits have been paid or made available. Hypothetical payments or benefits that would be due under arrangements that are generally available on the same terms to all salaried employees are not described or included in the table below.

For purposes of these tables, hypothetical payments and benefits related to Mr. Bernstein’s equity awards are calculated using the closing price of a Share on December 31, 2019 or the closing price of an AB Holding Unit on December 31, 2019 as applicable.

Transaction Incentive Award and 2019 Equity Program Award

Death	$1,993,387
Disability	$1,993,387
Involuntary Termination – no CIC	$150,905
CIC of Holdings without Termination	$1,188,971

Death

If Mr. Bernstein had terminated employment due to death on the Trigger Date, he would have immediately vested in the unvested portion of his Transaction Incentive Award and his 2019 Equity Program award.

Disability

If Mr. Bernstein had terminated employment due to disability on the Trigger Date, he would have been treated as if he continued in the employ of the Company for purposes of his Transaction Incentive Award and his 2019 Equity Program award.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	73

Executive Compensation

Involuntary Termination – no CIC

If Mr. Bernstein’s employment had been involuntarily terminated by the Company on the Trigger Date without cause as defined above for EQH Equity Awards, he would have retained a portion of his Transaction Incentive Award equal to the amount of his unvested Performance Units as of the Trigger Date multiplied by the quotient of (a) the number of full months elapsed between the grant date and the Trigger Date over (b) sixty. The retained Performance Units would have remained subject to their vesting conditions. He would have forfeited the remaining portion of his 2019 Equity Program award.

CIC

In the event of a CIC on the Trigger Date, the portions of Mr. Bernstein’s Transaction Incentive Award and his 2019 Equity Program award without performance criteria that are not assumed or replaced with substitute awards having the same or better terms or conditions would fully vest and be cancelled for the same per share payment made to the stockholders in the CIC (less, in the case of stock options, the applicable exercise price).

The portions of Mr. Bernstein’s Transaction Incentive Award and his 2019 Equity Program award with performance criteria would be pro-rated at the time of the CIC based on either target or actual levels of performance, and then modified into time-vesting awards. The modified awards would then either be replaced, assumed or cashed out, as described above.

For purposes of the table above, we have assumed that Mr. Bernstein’s awards are not assumed or replaced.

AB Holding Unit Awards

Reason for Employment Termination	Cash Payments ($)	AB Holding Unit Awards ($)	Other Benefits ($) (6)
CIC of AB or termination by reason of non-extension of employment agreement (1)	—	2,492,002	21,263
Termination by Mr. Bernstein for good reason (2)	3,500,000	2,492,002	21,263
Termination by Mr. Bernstein for good reason or by AB without cause and within 12 months of CIC of AB (3)	7,000,000	2,492,002	21,263
Termination of Mr. Bernstein’s employment by AB other than for Cause (4)	5,250,000	2,492,002	21,263
Death, Disability or Resignation (complies with applicable agreements and restrictive covenants) under 2018 and 2019 AB Holding Unit Awards (5)	—	7,611,361	21,263

(1)

Upon a CIC of AB as defined below, the equity award he was granted in May 2017 will immediately vest and AB Holding Units in respect of that award will be delivered to him (subject to any withholding obligations), regardless of whether Mr. Bernstein’s employment terminates. In the event Mr. Bernstein’s employment terminates due to the non-renewal of the Bernstein Employment Agreement (other than for “cause” as defined below), the equity award he was granted in May 2017 will immediately vest and AB Holding Units in respect of that award will be delivered to him (subject to any withholding obligations). The AB Holding Unit award he was granted in 2018 (the “2018 SB Award”) would continue to vest subject to compliance with applicable agreements and restrictive covenants.

(2)	Under his employment agreement, if Mr. Bernstein resigns for “good reason” (as defined below) and he signs and does not revoke a waiver and release of claims, he will receive the following:

•	a cash payment equal to the sum of (a) his current base salary and (b) his bonus opportunity amount;

•	a pro rata bonus based on actual performance for the fiscal year in which the termination occurs;

•	immediate vesting of the outstanding portion of the equity award he was granted in May 2017 and delivery of the related AB Holding Units (subject to any withholding requirements);

•	monthly payments equal to the cost of COBRA coverage for the COBRA coverage period and

•	following the COBRA coverage period, access to participation in AB’s medical plans as in effect from time to time at Mr. Bernstein’s (or his spouse’s) sole expense.

In addition, the 2018 SB Award would continue to vest, subject to compliance with applicable agreements and restrictive covenants.

(3)

If, during the 12 months following a CIC of AB, Mr. Bernstein is terminated without “cause” or resigns for “good reason”, he will receive the amounts described in (2) above, except that the cash payment will equal two times the sum of (a) his current base salary and (b) his bonus opportunity amount.

74	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Executive Compensation

(4)

If Mr. Bernstein’s employment is terminated without “cause”, he will receive the amounts described in (2) above, except that the cash payment will equal 1.5 times the sum of (a) his current base salary and (b) his bonus opportunity amount

(5)

The 2018 SB Award and the AB Holding Unit award he was granted in 2019 will immediately vest upon a termination due to death or disability. For this purpose, “disability” is the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months, as determined by the carrier of the long-term disability insurance program maintained by AB or its affiliate that covers Mr. Bernstein.

(6)	Reflects the value of group medical coverage to which Mr. Bernstein would be entitled.

Bernstein Employment Agreement Definitions

Change in Control

A CIC of AB includes, among other events, the Company ceasing to control the election of a majority of the AB Board.

Cause

Cause generally includes Mr. Bernstein’s conviction in certain types of criminal proceedings, Mr. Bernstein’s willful refusal to substantially perform his duties or other willful behavior.

Good Reason

Good reason generally includes Mr. Bernstein’s termination after the diminution of his position, authority, duties or responsibilities, any material breach by AB of the Bernstein Employment Agreement or any material compensation agreement and other similar events.

Golden Parachute Payments

In the event any payments to Mr. Bernstein constitute “golden parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code, payments shall be reduced to the maximum amount that does not result in the imposition of such excise tax, but only if such reduction results in Mr. Bernstein receiving a higher net-after tax amount than he would receive absent the reduction.

Restrictive Covenants

Mr. Bernstein is subject to a confidentiality provision, in addition to covenants with respect to non-competition during his employment and six months thereafter and non-solicitation of customers and employees for 12 months following his termination of employment.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	75

PROPOSAL 4: Approval of an Amendment to the Equitable Holdings, Inc. 2019 Omnibus Incentive Plan

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE EQUITABLE HOLDINGS, INC. 2019 OMNIBUS INCENTIVE PLAN

On March 18, 2020, the Compensation Committee approved an amendment to the Equitable Holdings, Inc. 2019 Omnibus Incentive Plan (the “2019 Plan”), subject to approval by stockholders. If approved by our stockholders, the amendment would increase the aggregate number of Shares which may be issued pursuant to equity awards granted under the 2019 Plan (the “share reserve”) by 20,000,000 Shares.

The purpose of the 2019 Plan is to further the growth, development and financial success of the Company by providing additional incentives to employees, financial professionals and directors by allowing them to become owners of Holdings’ common stock and thereby benefit directly from that growth, development and financial success. The 2019 Plan is also intended to enable the Company to obtain and retain services of the type of professional and managerial employees, financial professionals and directors considered essential to the long-term success of the Company.

Approval of the 2019 Plan amendment will enable us to achieve the purposes stated above. If the amendment is not approved and we are no longer able to compensate our service providers with equity-based compensation, we believe that our ability to recruit, retain and develop key personnel will be impaired. We further believe that we have been prudent and mindful of potential stockholder dilution in our existing grant practices and that the 2019 Plan has a number of provisions that protect and promote stockholder interests as described in “Plan Highlights” below.

Based on our anticipated future annual grant cycles, we expect that the increased 2019 Plan share reserve will be sufficient to cover future equity incentive awards for approximately 5 years. Accordingly, we are asking stockholders to approve the following resolution:

RESOLVED, that the amendment of the Equitable Holdings, Inc. 2019 Omnibus Incentive Plan, as presented and included in the Definitive Proxy Statement on Schedule 14A of Holdings filed with the Securities and Exchange Commission, is hereby APPROVED.

The Board of Directors recommends that stockholders vote FOR this Proposal. Proxies solicited by the Board of Directors will be voted FOR this Proposal, unless a different vote is specified.

76	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

PROPOSAL 4: Approval of an Amendment to the Equitable Holdings, Inc. 2019 Omnibus Incentive Plan

2019 Plan Highlights

No Single-Trigger Change in Control Vesting for Assumed Awards. Awards that are assumed by the successor entity in the event of a change in control of Holdings will not automatically vest and pay out due to the change in control.

No Discounted Stock Options or Stock Appreciation Rights (“SARs”). Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

No Repricing. The exercise price of a stock option or SAR may not be reduced without the prior approval of stockholders.

No Liberal Share Recycling. Shares retained by or delivered to the Company to pay the exercise price of a stock option or SAR or to satisfy tax withholding in connection with any award will count against the number of shares remaining in the share reserve.

Awards Subject to Clawback Policy. Awards are subject to our generally applicable policies regarding forfeiture and recoupment. See “Clawbacks” in the CD&A for further information on our policy.

No Evergreen Provision. The 2019 Plan does not provide for an annual or automatic increase in the number of shares available for awards.

Background

In May 2018, Holdings adopted the Equitable Holdings, Inc. 2018 Omnibus Incentive Plan, the predecessor plan to the 2019 Plan (the “Old Plan”) with an initial share reserve of 5,882,352 Shares. In November 2018, Holdings adopted the 2019 Plan with an initial share reserve of 5,200,000 Shares which was later increased to 7,200,00 by an amendment to the 2019 Plan. The adoption of both plans and the amendment to the 2019 Plan were approved by our Board and the holder of a majority of the outstanding Shares. Based on these approvals, the combined share reserve for both plans is currently 13,082,352. The following table reports the number of Shares that were subject to various outstanding equity awards and the shares remaining available for issuance under the Old Plan and the 2019 Plan as of March 2, 2020. On the record date, March 23, 2020, the total number of shares outstanding was 450,586,255.

As of March 2, 2020
Combined share reserve under the Old Plan and the 2019 Plan	13,082,352
Number of stock options outstanding	3,833,280
Number of restricted stock units outstanding	4,138,890
Number of performance shares outstanding	3,050,865
Remaining shares available under the Old Plan and the 2019 Plan	1,585,574

The Board of Directors believes that the remaining shares available under the Old Plan and the 2019 Plan are unlikely to be sufficient to cover the Company’s annual grant cycle in 2021. Accordingly, the Board of Directors believes that approval of the proposed amendment to the 2019 Plan is key to the continued success of the Company, as it will enable the Company to continue recruiting, retaining and motivating talented employees, directors, and financial professionals and aligning their interests with those of the Company’s stockholders.

The proposed amendment to the 2019 Plan, if approved by our stockholders, would increase the number of shares available for issuance thereunder by 20,000,000 Shares. The amount of the increase was determined after review of our expected three to five-year grant cycles, our grant history and peer practices. The proposed increase would result in the total number of Shares committed to equity awards to be approximately 7% of the Shares outstanding.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	77

PROPOSAL 4: Approval of an Amendment to the Equitable Holdings, Inc. 2019 Omnibus Incentive Plan

2019 Plan Summary

The following summary of the 2019 Plan is qualified in its entirety by the full text of the 2019 Plan, which is attached to this Proxy Statement as Appendix B.

Administration. The Compensation Committee (the “Administrator”) has the authority to interpret the terms and conditions of the 2019 Plan, to determine eligibility for and terms of awards for participants and to make all other determinations necessary or advisable for the administration of the 2019 Plan. To the extent consistent with applicable law, the Administrator may further delegate any portion of its authority and powers under the 2019 Plan with respect to participants who are not subject to the reporting requirements of Section 16(a) of the Exchange Act to any officer or group of officers, or director or group of directors of Holdings or any of its affiliates.

Eligible Award Recipients. The Company’s non-employee directors (11), employees (c. 7,900) and financial professionals (c. 4,300) are eligible to receive awards under the 2019 Plan.

Awards. Awards under the 2019 Plan may be made in the form of stock options, which may be either incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”); restricted stock; restricted stock units; performance shares; performance units; SARs; dividend equivalents; and other stock-based awards. Cash awards may also be granted under the 2019 Plan as annual or long-term incentives.

Shares Subject to the 2019 Plan. Shares issued under the 2019 Plan may be authorized but unissued shares of Holdings’ common stock or shares reacquired by us. All shares may be granted as ISOs. Any shares subject to an award, or portion of an award, granted under the 2019 Plan that are forfeited, canceled, expired or otherwise terminated for any reason will again be available for the grant of awards (other than shares used to satisfy tax withholding or to pay exercise prices in respect of options or SARs, which will not be available for future grants). Replacement awards issued in respect of assumed or substituted awards would not count against the share reserve.

Director Limits. With respect to any period from one annual meeting of shareholders to the next following annual meeting of shareholders, the fair market value of shares subject to awards granted to any non-employee director, and the cash paid to any non-employee director, may not exceed $500,000 in the aggregate for any such non-employee director who is serving as chairman of the board of directors and $300,000 in the aggregate for any other non-employee director.

Options and SARs. An ISO is an option that meets the requirements of Section 422 of the Internal Revenue Code, and an NSO is an option that does not meet those requirements. A SAR is the right of a participant to a payment, in shares of common stock, or such other form determined by the Administrator, equal to the amount by which the market value of a share of common stock exceeds the base price of the SAR. An option or SAR granted under the 2019 Plan will be exercisable only to the extent that it is vested on the date of exercise. Options and SARs will vest ratably in equal annual installments over a three-year period on each of the first three anniversaries of the grant date and no option or SAR may be exercisable more than ten years from the grant date, unless otherwise determined by the Administrator. SARs may be granted to participants in tandem with options or separately. The exercise price or base price per share under each option and SAR granted under the 2019 Plan may not be less than 100% of the fair market value of our common stock on the grant date. The 2019 Plan includes a general prohibition on the repricing of out-of-the-money options and SARs without shareholder approval.

Restricted Stock and Restricted Stock Units. Restricted stock is an award of common stock on which certain restrictions are imposed over specified periods so that the shares are subject to a substantial risk of forfeiture. A restricted stock unit is a unit, equivalent in value to a share of common stock, credited by means of a bookkeeping entry in our books to a participant’s account, which is settled after vesting in stock or cash, as determined by the Administrator. Subject to the provisions of the 2019 Plan, the Administrator determines the terms and conditions of each award of restricted stock or restricted stock units, including the restricted period for all or a portion of the award, and the restrictions applicable to the award. Restricted stock and restricted stock units vest based on a period of service specified by the

78	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

PROPOSAL 4: Approval of an Amendment to the Equitable Holdings, Inc. 2019 Omnibus Incentive Plan

Administrator, the occurrence of events specified by our Administrator or both. Unless otherwise determined by the Administrator, restricted stock units granted under the 2019 Plan that vest solely based on the continued service of the participant will vest ratably in equal annual installments over a three-year period, on each of the first three anniversaries of the grant date. Restricted stock units granted under the 2019 Plan will receive dividend equivalents settled in shares of our common stock unless otherwise determined by the Administrator.

Performance Shares and Performance Units. A performance share is a grant of a specified number of shares of common stock, or a right to receive a specified (or formulaic) number of shares of common stock after the date of grant, subject to the achievement of predetermined performance conditions. A performance unit is a unit, having a specified cash value, that represents the right to receive a share of common stock or cash if performance conditions are achieved. Vested performance units may be settled in cash, stock or a combination of cash and stock, at the discretion of the Administrator. Performance shares and performance units will vest based on the achievement of performance goals during the performance cycle established by the Administrator, and such other conditions, restrictions and contingencies as the Administrator may determine. Unless otherwise determined by the Administrator, performance shares and performance units granted under the 2019 Plan will vest at the end of a three-year performance cycle, subject to achievement of the applicable performance goals and will receive dividend equivalents settled in shares of our common stock unless otherwise determined by the Administrator.

Other Stock-Based Awards. The Administrator may make other equity-based or equity-related awards not otherwise described by the terms of the 2019 Plan, including fully vested stock awards.

Dividend Equivalents. A dividend equivalent is the right to receive payments in cash or in stock, based on dividends with respect to shares of stock. Dividend equivalents may be granted to participants in tandem with another award or as freestanding awards. Unless otherwise determined by the Administrator, dividend equivalents granted in tandem with another award will be subject to the same vesting and forfeiture conditions as the underlying award.

Forfeiture Provisions. A participant will be required to forfeit and disgorge any awards granted or vested and all gains earned or accrued due to the exercise of stock options or SARs or the sale of any Holdings common stock to the extent required by any policies as to forfeiture and recoupment or clawback policies as may be adopted by the Administrator or the board of directors, or as required by applicable law, including Section 304 of the Sarbanes-Oxley Act and Section 10D of the Exchange Act, or as required by any stock exchange or quotation system on which our common stock is listed.

Change in Capitalization or Other Corporate Event. The number or amount of shares of stock, other property or cash covered by outstanding awards, the number and type of shares of stock that have been authorized for issuance under the 2019 Plan, the exercise or purchase price of each outstanding award, and the other terms and conditions of outstanding awards, will be subject to adjustment by the Administrator in the event of any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of the Company or other similar transaction affecting our common stock. Any such adjustment would not be considered a repricing for purposes of the prohibition on repricing described above.

Effect of a Change in Control. Except as otherwise determined by the Administrator, upon a future change in control of the Company, unless prohibited by applicable law (including if such action would trigger adverse tax treatment under Section 409A of the Internal Revenue Code), no accelerated vesting or cancellation of awards would occur if the awards are assumed and/or replaced in the change in control with substitute awards having the same or better terms and conditions (except that any substitute awards must fully vest on a participant’s involuntary termination of employment without “cause” or for “good reason” (as defined in the 2019 Plan), in each case occurring within two years following the date of the change in control). To the extent that awards that vest based on continued service are not assumed and/or replaced in this manner, then those awards would fully vest and be cancelled for the same per share payment made to the shareholders in the change in control (less, in the case of options and SARs, the applicable exercise or base price). Performance-vesting awards would be modified into time-vesting awards at the time of the

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	79

PROPOSAL 4: Approval of an Amendment to the Equitable Holdings, Inc. 2019 Omnibus Incentive Plan

change in control based on either target or actual levels of performance, and the modified awards would then either be replaced or assumed, or cashed out, as described above. In the event of a participant’s termination of employment without “cause” or for “good reason” within the period ninety days prior to the change in control, the participant’s awards shall be treated as if the participant’s termination occurred immediately after the change in control. The Administrator has the ability to prescribe different treatment of awards in the award agreements and/or to take actions that are more favorable to participants.

Expiration Date. The 2019 Plan has a ten-year term and will expire at the end of that term unless further approval of our shareholders of the 2019 Plan (or a successor plan) is obtained. However, the expiration of the 2019 Plan would have no effect on outstanding awards previously granted.

Federal Income Tax Consequences of Options

The following is a summary of U.S. federal income tax consequences of options granted under the 2019 Plan, based on current U.S. federal income tax laws. This summary does not constitute legal or tax advice and does not address foreign, state or local income tax consequences.

ISOs. A participant who is granted an ISO does not recognize taxable income at the time the ISO is granted or upon its exercise, but the excess of the aggregate fair market value of the shares acquired on the exercise date (the “ISO Shares”) over the aggregate exercise price paid by the participant is included in the participant’s income for alternative minimum tax purposes. If the participant disposes of the ISO Shares more than two years after grant of the ISO and one year after exercise of the ISO (a “Qualifying Disposition”), any gain or loss is treated as long-term capital gain or loss. If the participant disposes of the ISO Shares other than by a Qualifying Disposition, the participant recognizes ordinary income at the time of disposition equal to the excess if any, of the lesser of (1) the aggregate fair market value of the ISO Shares at the date of exercise and (2) the amount received for the ISO Shares, over the aggregate exercise price previously paid by the participant. Any gain or loss recognized in excess of the ordinary income is treated as long-term or short-term capital gain or loss, depending on how long the shares were held by the participant prior to the sale. The amount of ordinary income recognized by the participant is subject to payroll taxes. Holdings is not entitled to an income tax deduction in the case of a Qualifying Disposition. In the case of a disposition that is not a Qualifying Disposition, Holdings is entitled to an income tax deduction at the same time and in the same amount as the participant recognizes ordinary income.

NSOs. A participant who is granted an NSO does not recognize any taxable income at the time of grant. Upon exercise, the participant recognizes taxable ordinary income in an amount equal to the aggregate fair market value of the shares subject to the NSO over the aggregate exercise price of the shares. The ordinary income is subject to payroll taxes. The participant’s basis in the option shares will be increased by the amount of ordinary income recognized. Upon the sale of the shares issued upon exercise of the NSO, any further gain or loss recognized will be treated as long-term or short-term capital gain or loss, depending on how long the shares were held by the participant prior to the sale. Holdings is entitled to an income tax deduction at the same time and in the same amount as the participant recognizes ordinary income.

80	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

PROPOSAL 4: Approval of an Amendment to the Equitable Holdings, Inc. 2019 Omnibus Incentive Plan

New Plan Benefits

Future grants and awards under the 2019 Plan are not presently determinable. If the stockholders approve the amendment, such grants and awards will be made at the discretion of the Compensation Committee.

The following table provides information regarding securities authorized for issuance under all of our equity compensation plans as of December 31, 2019. All outstanding awards relate to Holdings’ common stock.

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
• Old Plan and 2019 Plan	6,819,575	(1)	$19.72	(2)	5,512,168
• Equitable Holdings, Inc. Stock Purchase Plan (3)	—		—		7,302,016
Equity compensation plans not approved by security holders
Total	6,819,575				12,814,184

(1)

Represents 2,317,991 outstanding stock options, 2,578,980 outstanding restricted stock units and 1,922,604 outstanding performance shares as of December 31, 2019. Totals include dividend equivalents on performance shares of 30,142 and on restricted stock units of 81,550. The number of performance shares represents the number of Holdings’ shares that would be received based on maximum performance. The actual number of shares received by participants at the end of the performance period will range between 0% and 200% of the target number of shares granted, based upon the performance of the company relative to stated goals.

(2)	Represents the weighted average exercise price of the options disclosed in column (a).

(3)

The Equitable Holdings, Inc. Stock Purchase Plan is a non-qualified stock purchase plan under which eligible employees and financial professionals may purchase Holdings’ common stock. Participants receive a 15% company match on purchases, up to a maximum of $3,750 per calendar year. Matching contributions are used to purchase additional shares for the participant. Participants may not contribute more than $50,000 to the plan during any calendar year, and the maximum amount of contributions for a calendar year that is eligible to receive a company matching contribution is $25,000. A six-month holding period applies to shares purchased under the plan. A total of 8 million shares is reserved for purchase under the plan. The shares purchased may be newly-issued shares, treasury shares or shares acquired in the open market.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	81

Board and Corporate Governance Practices

BOARD AND CORPORATE GOVERNANCE PRACTICES

We believe that effective corporate governance policies and practices help us deliver sustainable, long-term value to our stockholders.

These policies and practices are contained in our governance documents, including our Certificate of Incorporation, Bylaws, Corporate Governance Guidelines and Committee charters. This section describes the key features of our Board practices and corporate governance program.

Recent Changes to Our Corporate Governance

The past year was a transitional period for Equitable Holdings and its Board and governance structure. As of March 25, 2019, AXA no longer held a majority of our outstanding Shares and by December 12, 2019, after multiple secondary offerings, AXA held less than 10% of our outstanding Shares. Consequently, certain changes to our corporate governance were required pursuant the Shareholder Agreement and have occurred, as described below. Throughout this transitional period, the Board took the opportunity to build a strong governance foundation.

Shareholder Agreement

Pursuant to the Shareholder Agreement, certain rights held by AXA ceased to apply once AXA no longer beneficially owned more than certain percentages.

Board and Committee Composition

When AXA ownership fell below 50% in March 2019:

•

The number of directors that AXA was entitled to nominate to our Board decreased from five to three and the Board elected independent and diverse directors Kristi A. Matus and Bertram L. Scott to the Board.

•

The EQH Board was no longer required to cause the Chairperson of the Board to be an AXA director. The Board took the opportunity to split the Chair and Chief Executive Officer roles and appointed independent Board Chair de Oliveira.

•

The AXA director on each of the Compensation and the Nominating and Corporate Governance Committees was required to resign from these Committees before May 24, 2019 and, thereafter, the Committees became fully independent.

When AXA ownership fell below 35% in November 2019:

•

AXA Director Gerald Harlin was required to resign from the Board within 60 days. His resignation was effective November 21, 2019 and the Board appointed independent Director Joan Lamm-Tennant, effective January 1, 2020.

When AXA ownership fell below 10% in December 2019:

•	The two remaining AXA Directors, George Stansfield and Thomas Buberl, were required to resign within 60 days.

•

To help manage continuity during a time of Director turnover, on February 6, 2020, the Board waived the requirement for Mr. Stansfield to resign from the Board. Mr. Stansfield is no longer an AXA Director.

•	Effective February 6, 2020, Thomas Buberl resigned from the Board. The Board intends to fill the current Board vacancy with an independent Director.

Governance Documents

For most of 2019, AXA held consent rights with regard to changes to the Company’s governance documents put in place by AXA at the time of the IPO. With the decrease in AXA ownership of the Company, AXA no longer holds such consent rights. Currently, the Company’s governance documents contain provisions that are typical for a newly public company and the Board, through it Nominating and Corporate Governance Committee, will continue to evaluate the Company’s governance profile.

82	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Board and Corporate Governance Practices

Board Leadership Structure

As noted above, effective March 26, 2019, our Board is led by our independent Chairman, Mr. de Oliveira. As stated in our Corporate Governance Guidelines the Board’s policy is to choose whether to separate the offices of Chairperson of the Board and CEO on case-by-case basis. The Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairperson and CEO in any way that is in the best interests of Holdings at a given point in time. The Board believes this governance structure currently promotes a balance between the Board’s independent authority to oversee our business and the CEO and his management team’s management of the business on a day-to-day basis. If the Board chooses to combine the offices of Chairperson and CEO in the future, a lead director will be appointed annually by the independent directors. The Board expects to periodically review its leadership structure to ensure that it continues to meet our needs.

Director Nominations

Nominations for election as a director at our annual meetings of stockholders may be made by our Board in the notice of meeting or any supplement thereto, or by a stockholder or stockholders in compliance with the advance notice provisions set forth in the Bylaws. Our Nominating and Corporate Governance Committee recommends director nominees and may identify potential nominees through a variety of means, including referrals from current directors, executive officers and stockholders or recommendations from professional search firms. The Committee retained a leading professional search firm to support identification and recruiting of director candidates, including the three most recent additions to our Board, as it prepares to add an additional independent director to fill the current vacancy on the Board. In recommending candidates for nomination by the Board, the Nominating and Corporate Governance Committee takes into consideration the candidate’s skills and qualifications, the NYSE listing requirements, the ability of candidates to enhance the diversity of our Board as a whole and any other criteria the Board may establish from time to time. The Nominating and Governance Committee will consider candidates recommended by stockholders.

Director Independence

Our Board considers annually whether each of its members is “independent” for purposes of NYSE listing standards which provide that a director is “independent” if our Board determines that the director does not have any direct or indirect material relationship with the Company.

Our Board has affirmatively determined, after considering all of the relevant facts and circumstances, that Messrs. de Oliveira, Kaye, Scott and Stonehill and Ms. Lamm-Tennant and Matus are independent as defined under NYSE listing standards. This determination was based, in part, on detailed information provided by each director regarding his or her business and professional relationships, and those of his or her family members, with the Company and those entities with which we have significant business or financial interactions.

In making its independence determinations, our Nominating and Corporate Governance Committee and our Board considered both the “bright line” independence criteria set forth in NYSE rules, as well as other relationships which, although not expressly inconsistent with independence under NYSE, may nevertheless have been determined to constitute a “material direct or indirect relationship” that would prevent a director from being independent. These included relationships and transactions in the following categories, which our Nominating and Corporate Governance Committee and our Board have deemed immaterial to the director’s independence due to the nature of the relationship or transaction or the amount involved:

•	holdings of equity or debt securities of companies with which certain directors are affiliated and which were ordinary course and immaterial in amount; and

•	membership on the board of an affiliate, subsidiary or former parent company.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	83

Board and Corporate Governance Practices

Executive Sessions

Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled. In addition, at least once a year, the independent directors are afforded the opportunity to meet in a private session that excludes management and non-independent directors. At each of these meetings, the independent Chairman will preside. The committees of the Board, as described more fully below, also meet periodically in executive session.

Stockholder Engagement

As a newly public company, in 2019, we launched an investor and proxy advisory firm outreach and engagement program to discuss business background about the Company, our Board composition, our corporate governance profile and our compensation programs. We reached out to proxy advisory firms and top holders representing a significant number of the outstanding shares (other than AXA) and, in 2019 and 2020, held meetings with a proxy advisory firm and several of our top holders. During engagement discussions, we discussed with our top investors and received a high level of support for our corporate governance strategy to build a Board with experienced and qualified members and independent leadership to oversee an orderly transition to a non-controlled public company. During engagement discussions, investors also expressed support of our compensation programs, which aligns with the 98.78% say-on-pay approval percentage the Company received in 2019. We look forward to continuing the dialogue we have established with our stakeholders through regular outreach and engagement.

Succession Planning and Talent Management

The Board is active in its oversight of succession planning and talent management. Both the Compensation Committee and the Board review at least annually succession plans and talent management reports, including a review of short– and long– term succession plans for critical roles and diversity, recruiting and development programs. In addition, the Committees review the talent pipeline for specific key roles. Our directors meet regularly with senior leaders in the context of Board and Committee business, giving them an opportunity to assess the qualifications of these individuals. Recent succession and talent management plans have focused on execution of management diversity and inclusion strategy.

Risk Oversight

The Board oversees management of significant risks facing the Company. The Board’s leadership structure, with an independent Board Chairman, independent Committees, including an independent Finance and Risk Committee, supports effective risk oversight. The Board administers its risk oversight responsibilities by receiving, in addition to regular business, strategic and other reports from management and advisors, at least annual reports on enterprise risk management from the Chief Risk Officer and has allocated oversight of certain risks to committees of the Board (as described below). In addition to annual reports to the Board, the Chief Risk Officer reports at least quarterly to the Finance and Risk Committee of the Board on the Company’s risk appetite framework and provides a comprehensive and regular overview of the Company’s risks and key risk indicators. In the first quarter of 2020, to coordinate with the Company’s implementation of its new risk framework as a non-controlled company, management and the Board held an additional in-person session on enterprise risk management.

The Board has delegated primary oversight of the Company’s financial risk exposures such as cybersecurity risk to its Audit Committee and, in addition to regular reports from its Audit Committee, receives at least annual updates on cyber threats directly from the Chief Information Security Officer. The Audit Committee receives reports from the Chief Information Security Officer a least quarterly. In connection with its duty to review and discuss with management the Company’s coordination of risk assessment and risk management, the Audit Committee meets regularly with the Chief Risk Officer.

The Compensation Committee facilitates the Board’s oversight of management succession planning and, as detailed in “Succession Planning and Talent Management,” the Board receives reports directly from management on risks related to succession planning for the Chief Executive Officer, executive officers and certain key roles.

84	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Board and Corporate Governance Practices

The Company’s internal risk governance structure supports effective risk management. The Chief Risk Officer oversees an independent enterprise risk management function that administers and enforces an enterprise risk appetite and reports directly to the Chief Executive Officer. The Chief Risk Officer serves on various management committees along with senior leaders from functions independent of the businesses, such as the Chief Legal Officer and Chief Operating Officer.

Information about Our Board Committees

The Board has designated five standing Board Committees to assist the Board in carrying out its duties: Audit; Compensation; Executive; Finance and Risk; and Nominating and Corporate Governance. Each of the Audit, Compensation, and Nominating and Corporate Governance Committees has a Board-approved, written charter, which describes that Committee’s role and responsibilities. Current, printable copies of the charters of the Audit, Compensation, and Nominating and Corporate Governance Committees are posted on our website at https://ir.equitableholdings.com. The Committee Chairs approve the meeting agendas for their respective Committees.

Each Committee regularly reports on the matters discussed during its meetings to the full Board and presents recommendations on actions requiring Board approval. On an annual basis, each Committee will conduct an evaluation of its performance and will review the adequacy of and propose changes to its charter for Board approval. The process for annual evaluation is considered and determined each year by the Nominating and Corporate Governance Committee and generally includes a review of significant Board and Committee matters over the past year, discussions held in executive sessions regarding Board and Committee performance and development of an action plan for future implementation. From time to time, the Nominating and Corporate Governance Committee may engage an external third-party resource to facilitate the annual evaluation. Each Committee has full authority to retain, at the Company’s expense, independent advisors or consultants.

The table below provides additional information about our Committees, including their composition, number of meetings held in 2019 and their primary roles and responsibilities, including their roles in the oversight of risk management.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	85

Board and Corporate Governance Practices

The table below provides additional information about our Committees, including their composition, number of meetings held in 2019 and their primary roles and responsibilities, including their roles in the oversight of risk management.

Audit Committee

Members:

Daniel G. Kaye (Chair)

Bertram L. Scott

Kristi Matus

Effective May 1, 2020, Ms. Joan Lamm-Tennant will succeed Mr. Scott as a member of the Committee.

All current Audit Committee members are independent, as is Ms. Lamm-Tennant. In addition, the Board has determined that each current Audit Committee member and Ms. Lamm-Tennant are “financially literate” under NYSE rules and regulations and that each of the current Audit Committee members is an “audit committee financial expert” under SEC rules and regulations.

Number of Meetings in 2019: 8

Key Roles and Responsibilities:

• Assist the board in overseeing the financial reporting process and the quality and integrity of our financial statements;

• Assist the board in overseeing the qualifications and independence and performance of our independent auditor;

• Assist the Board in overseeing our accounting, financial and external reporting policies and practices;

• Assist the Board in overseeing the performance of our internal audit function;

• Assist the Board in overseeing our compliance with legal and regulatory requirements, including without limitation, any requirements promulgated by the PCAOB and the FASB;

• Prepare the report of the Audit Committee required to be included in our annual proxy statement; and

• Exercise an oversight function, as contemplated by the Implementation Guide of the National Association of Insurance Commissioners for the Annual Financial Reporting Model Regulation, over the statutory financial reporting of certain wholly-owned insurance company subsidiaries and any captive reinsurance company subsidiaries of the Company subject to the Model Audit Rule.

Role in Risk Oversight

The Audit Committee’s role in risk oversight includes oversight of the integrity of the Company’s financial statements, internal controls, legal and regulatory compliance and cybersecurity threats.

86	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Board and Corporate Governance Practices

Compensation Committee

Members:

Kristi A. Matus (Chair)

Ramon de Oliveira

Charles G.T. Stonehill

Effective May 1, 2020, Mr. Bertram L. Scott will succeed Mr. de Oliveira as a member of the Committee.

All current Compensation Committee members are independent and are “non-employee directors” for purposes of Section 16 of the Exchange Act, as is Mr. Scott.

Number of Meetings in 2019: 7

Key Roles and Responsibilities:

• Discharge the Board’s responsibilities relating to compensation of our executive officers;

• Prepare any report on executive compensation required by the rules and regulations of the SEC for inclusion in our annual proxy statement;

• Recommend to the Board the appointment of senior and executive officers; and

• Take such other actions relating to the compensation and benefits structure of the Company as the committee deems necessary or appropriate.

Role in Risk Oversight

The Compensation Committee oversees risks related to design and operation of executive compensation plans and non-employee director compensation and supports Board oversight of management succession planning and talent management.

Executive Committee

Members:

Ramon de Oliveira (Chair)

Mark Pearson

Charles G.T. Stonehill

Number of Meetings in 2019: This committee did not meet in 2019.

Key Roles and Responsibilities:

• Exercise the authority of the Board in oversight of the Company between meetings of the Board with specified exceptions.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	87

Board and Corporate Governance Practices

Finance and Risk Committee

Members:

Charles G.T. Stonehill (Chair)

Daniel G. Kaye

Bertram L. Scott

Effective May 1, 2020, Ms. Joan Lamm-Tennant will succeed Mr. Scott as a member of the Committee.

All current Finance and Risk Committee members are independent, as is Ms. Lamm-Tennant.

Number of Meetings in 2019: 5

Key Roles and Responsibilities:

• Monitor, review and assist the Board in overseeing:

•  financial and capital markets related matters;

•  strategies that bear on the long-term financial sustainability of the Company;

•  the governance of significant risk throughout the Company; and

•  the establishment and ongoing monitoring of our risk profile, risk capacity and risk appetite.

Role in Risk Oversight

The Finance and Risk Committee oversees risks related to liquidity, capital management and the Company’s enterprise risk management program. See “Board and Corporate Governance Practices – Risk Oversight” for additional information regarding the Board’s risk oversight framework.

Nominating and Corporate Governance Committee

Members:

Kristi A. Matus (Chair)

Ramon de Oliveira

Charles G.T. Stonehill

Effective May 1, 2020, Mr. Bertram L. Scott will succeed Mr. de Oliveira as a member of the Committee.

All current Nominating and Corporate Governance Committee members are independent, as is Mr. Scott.

Number of Meetings in 2019: 7

Key Roles and Responsibilities

• Identify individuals qualified and suitable to become Board members and recommend to the Board the director nominees for each annual meeting of stockholders;

• Develop and recommend to the Board a set of corporate governance principles applicable to Holdings; and

• Otherwise take a leadership role in shaping the corporate governance of Holdings.

• Effective in 2020, the Nominating and Corporate Governance Committee oversees the Company’s strategy regarding environmental stewardship, sustainability and corporate social responsibility matters.

Role in Risk Oversight

The Nominating and Corporate Governance Committee oversees risks related to Board governance, succession planning for the Board and its Committees, the Company’s corporate governance framework and risks related to environmental stewardship, sustainability and corporate social responsibility.

88	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Board and Corporate Governance Practices

Board Meetings and Director Attendance

Our Board held 8 meetings during the year ended December 31, 2019, and each director attended at least 75% of the aggregate of all meetings of the Board and committees on which he or she served. Directors are expected to attend our annual meeting, and all of our directors then serving on the Board attended our 2019 annual meeting.

Directors Compensation

The following table provides information on compensation that was paid to our directors in 2019 by the Company, other than Messrs. Buberl, Stansfield, Poupart-Lafarge and Harlin and Ms. Silvent who did not receive any such compensation and Mr. Pearson whose compensation is fully reflected in the Summary Compensation Table above.

During 2019, Messrs. Oliveira, Kaye and Stonehill and Ms. Matus served on the AB Board in addition to the Holdings Board. We believe their presence on the AB Board is important due to their deep knowledge of the Company and their relevant experience and expertise. Their service on the AB Board requires a significant time commitment since AB’s business involves significantly different business, legal and other considerations than our retirement and protection businesses and AB is a publicly-traded company. Given the time and effort required, we believe it is appropriate to compensate them for their services as directors of AB in addition to their services as directors of Holdings. Their AB compensation is consistent with that paid to other independent directors of the AB Board.

2019 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
de Oliveira, Ramon	$335,625	$430,007	$442	$766,074
Kaye, Daniel	$249,876	$330,001	$40	$579,917
Matus, Kristi	$206,000	$302,001	$40	$508,041
Scott, Bertram	$100,000	$160,001	$40	$260,041
Stansfield, George			$55,221	$55,221
Stonehill, Charles	$211,499	$330,001	$40	$541,540

(1)

The amounts reported in this column represent the aggregate grant date fair value of restricted and unrestricted stock awarded in 2019 in accordance with FASB ASC Topic 718, and the assumptions made in calculating them can be found in Note 15 of the Notes to the Consolidated Financial Statements. The grant date fair value of each award is as follows:

	Holdings Common Stock ($)	Restricted AB Holding Units ($)
Mr. de Oliveira	260,007	170,000
Mr. Kaye	160,001	170,000
Ms. Matus	160,001	142,000
Mr. Scott	160,001	—
Mr. Stonehill	160,001	170,000

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	89

Board and Corporate Governance Practices

As of December 31, 2019, the directors had outstanding awards as follows:

	Restricted AXA Ordinary Shares (#)	AXA Ordinary Share Options (#)	Restricted AB Holding Units (#)
Mr. de Oliveira	3,276	4,361	12,315
Mr. Kaye	3,276	—	12,315
Ms. Matus	3,276	—	4,750
Mr. Scott	3,276	—	—
Mr. Stonehill	1,429	—	5,810

(2)	For Mr. Stansfield, this column reflects payment for services performed as a Company employee.

Cash Retainers and Meeting Fees

Holdings non-employee directors receive an annual cash retainer of $100,000 and the Independent Chair receives an additional cash retainer of $100,000. Committee Chairs receive the following additional cash retainers:

•	Audit Committee – $30,000

•	Compensation Committee – $25,000

•	Nominating and Corporate Governance Committee – $20,000

•	Finance and Risk Committee – $20,000

AB non-employee directors receive an annual cash retainer of $85,000 and annual cash retainers relating to committee service as follows:

•	a fee of $5,000 for participating in any AB board meeting in excess of the four regularly-scheduled meetings each year;

•

a fee of $2,000 for participating in any meeting of any committee of the AB Board in excess of the number of regularly-scheduled committee meetings each year (i.e., in excess of eight meetings of the AB Audit Committee and four meetings of each of the AB Executive Committee, the AB Compensation Committee and the AB Governance Committee);

•	an annual retainer of $50,000 for acting as Independent Chair of the AB Board of Directors;

•	an annual retainer of $25,000 for acting as Chair of the AB Audit Committee;

•	an annual retainer of $12,500 for acting as Chair of the AB Compensation Committee;

•	an annual retainer of $12,500 for acting as Chair of the AB Governance Committee;

•	an annual retainer of $12,500 for serving as a member of the AB Audit Committee;

•	an annual retainer of $6,000 for serving as a member of the AB Executive Committee;

•	an annual retainer of $6,000 for serving as a member of the AB Compensation Committee;

•	an annual retainer of $6,000 for serving as a member of the AB Governance Committee.

Equity Awards

Holdings’ Common Stock

Non-employee directors of Holdings receive an annual equity retainer consisting of shares of Holdings’ common stock with a value of $160,000. The Independent Chair receives an additional $100,000 equity retainer.

90	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Board and Corporate Governance Practices

AXA Ordinary Share Options

Mr. de Oliveira previously received AXA ordinary share options as a member of the AXA Financial, Equitable Life and Equitable America boards of directors. The value of the AXA ordinary share option grants was determined using the Black-Scholes methodology or other methodology used with respect to option awards contemporaneously made to employees. The options were subject to a four-year vesting schedule whereby one-third of each grant vested on the second, third and fourth anniversaries of the grant date.

Restricted AXA Ordinary Shares

The non-employee directors previously received restricted AXA ordinary shares as members of the AXA Financial, Equitable Life and Equitable America boards of directors. During the restricted period, the directors are entitled to exercise full voting rights on the restricted stock and receive all dividends and distributions. The restricted stock has a three-year cliff vesting schedule.

In the event a director dies, is removed without cause, is not reelected, retires or resigns, the restricted stock will immediately become non-forfeitable; provided that if the director performs an act of misconduct, all of his or her restricted stock then outstanding will be forfeited. Upon any other type of termination, all restricted stock is forfeited.

Directors could elect to defer receipt of at least ten percent of their restricted stock awards. Upon deferral, the director received deferred stock units in the same number and with the same vesting restrictions, if any, as the underlying awards. The director is entitled to receive dividend equivalents on such deferred stock units, if applicable. The deferred stock units will be distributed in stock on an elected distribution date or upon the occurrence of certain events.

Upon a change in control of Holdings, unless the awards will be assumed or substituted following the change in control, the restricted stock will become immediately non-forfeitable.

Restricted AB Holdings Units

AB non-employee directors receive an annual equity retainer consisting of restricted AB Holding Units with a value of $170,000. These awards vest ratably on each of the first four anniversaries of the grant date. The restricted AB Holding Units are not forfeitable, except if the director is terminated for cause.

Benefits

Charitable Award Program for Directors

The non-employee directors may designate up to five charitable organizations and/or education institutions to receive an aggregate donation of $500,000 after their deaths. Although the Company may purchase life insurance policies insuring the lives of the directors to financially support the program, it has not elected to do so.

Matching Gifts

Non-employee directors of Holdings may participate in the Equitable Foundation’s Matching Gifts program. Under this program, the Equitable Foundation matches donations made by participants to public charities of $50 or more, up to $2,000 per year.

Business Travel Accident

All Holdings directors are covered for accidental loss of life while traveling to, or returning from:

•	board or committee meetings;

•	trips taken at our request; and

•	trips for which the director is compensated.

Each director is covered up to four times annual compensation, subject to certain maximums.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	91

Board and Corporate Governance Practices

Director Education

All directors are encouraged to attend director education programs as they deem appropriate to stay abreast of developments in corporate governance and best practices relevant to their contribution to the board generally, as well as to their responsibilities in their specific committee assignments and other roles. We generally reimburse non-employee directors for the cost to attend director education programs offered by third parties, including related reasonable travel and lodging expenses, up to a maximum amount of $5,000 per director each calendar year.

Director Stock Ownership Guidelines

Our non-employee directors are required to hold five times the value of their annual cash retainer (excluding retainers related to committee service) in Shares and/or AB Holding Units. The directors are required to retain 100% of any net shares or units (after the payment of taxes) received as compensation until the ownership requirement is achieved.

Codes of Conduct

We have a Code of Business Conduct and Ethics that applies to all of our officers, employees and directors, and a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, senior corporate officers with financial, accounting and reporting responsibilities, including the Controller and Chief Accounting Officer, and any other employee performing similar tasks or functions for the Company. The Code of Business Conduct and Ethics and the Financial Code of Ethics each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. The Code of Business Conduct and Ethics and the Financial Code of Ethics are available without charge on the investor relations portion of our website at https://ir.equitableholdings.com.

We will promptly disclose any substantive changes in or waiver of, together with reasons for any waiver of, either of these codes granted to our directors or officers, including our Chief Executive Officer, Chief Financial Officer, senior corporate officers with financial, accounting and reporting responsibilities, including the Controller, and Chief Accounting Officer, and any other employee performing similar tasks or functions for the Company, by posting such information on our website at https://ir.equitableholdings.com.

Corporate Governance of AB

AB’s activities are managed and controlled by the General Partner. The board of directors of the General Partner acts as the board of directors of each of AB Holding and ABLP. Neither ABLP Unitholders nor AB Holding Unitholders have any rights to manage or control AB Holding or ABLP or to elect directors of the General Partner. The General Partner is an indirect, wholly-owned subsidiary of Holdings.

The General Partner does not receive any compensation from ABLP and AB Holding for services rendered to them as their general partner. The General Partner holds a 1% general partnership interest in ABLP and 100,000 units of general partnership interest in AB Holding. Each general partnership unit in AB Holding is entitled to receive distributions equal to those received by each AB Holding Unit.

The General Partner is entitled to reimbursement for any expenses it incurs in carrying out its activities as general partner of ABLP and AB Holding, including compensation paid by the General Partner to its directors and officers (to the extent such persons are not compensated directly by AB).

92	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Certain Relationships and Related Person Transactions

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Approval Policy

Our Board has approved the Equitable Holdings, Inc. Related Person Transaction Policy (the “Related Person Transaction Policy”) which sets forth procedures with respect to the review and approval of related person transactions. Under the policy, any potential related person transaction is required to be reported to our legal department, which will then determine whether it should be submitted to our Audit Committee for consideration. The Audit Committee must then review and decide whether to approve the transaction.

For the purposes of the Related Person Transaction Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect interest.

A “Related Person,” as defined in the Related Person Transaction Policy, means:

•	any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

•	any person who is known to be the beneficial owner of more than 5% of our Shares;

•	any immediate family member of any of the foregoing persons; and

•

any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of 10% or more.

Any transaction involving AB is not subject to the Related Person Transaction Policy so long as AB maintains separate policies or procedures for the review of related party transactions.

Generally, the partnership agreements for each of AB Holding and ABLP expressly permit its affiliates to provide services to AB Holding and ABLP if the terms of the transaction are approved by the General Partner in good faith as being comparable to (or more favorable to each such partnership than) those that would prevail in a transaction with an unaffiliated party. This requirement is conclusively presumed to be satisfied as to any transaction or arrangement that (i) in the reasonable and good faith judgment of the General Partner, meets that unaffiliated party standard, or (ii) has been approved by a majority of those directors of the General Partner who are not also directors, officers or employees of an affiliate of the General Partner.

In practice, ABLP’s management pricing committees review investment advisory agreements with affiliates, which is the manner in which the General Partner reaches a judgment regarding the appropriateness of the fees. Other transactions with affiliates are submitted to ABLP’s audit committee for review and approval.

Director Indemnification Agreements

In connection with the IPO, we entered into indemnification agreements with our directors. The indemnification agreements provide the directors with contractual rights to indemnification and expense rights.

Transactions with AXA Affiliates

Prior to the completion of the IPO in May 2018, we were a wholly-owned subsidiary of AXA. Since March 2019, AXA no longer holds a majority of our outstanding Shares and no longer controls our business. However, as a former wholly-owned subsidiary of AXA, we historically entered into various transactions with AXA and its subsidiaries in the

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	93

Certain Relationships and Related Person Transactions

normal course of business including, among others, service agreements, reinsurance transactions and other arrangements. We also entered into a transitional services agreement (the “TSA”), trademark license agreement and registration rights agreement with AXA just prior to the IPO.

Retirement and Protection

Services Received from AXA Affiliates

Affiliate	Services	Amount Paid or Accrued for 2019
AXA	General services provided under the TSA	$ 65 million(1)
AXA Investment Managers Inc. (“AXA IM”), AXA Real Estate Investment Managers (“AXA REIM”) and AXA Rosenberg Investment Management LLC (“AXA Rosenberg”)	AXA IM, AXA REIM and AXA Rosenberg provide sub-advisory services to our retail mutual funds and advisory services to certain investments in our General Account.	$ 5 million
AXA Strategic Ventures Corporation (“ASV Corp”)	ASV Corp provides investment management services to AXA Strategic Ventures US, LLC	$ 2 million

(1)	Includes $2.4 million payment under trademark license agreement.

Reinsurance Assumed from AXA Affiliates

AXA Life Japan cedes a portion of its variable deferred annuity business to Equitable Life. Premiums earned in 2019 were $6 million. Claims and expenses paid in 2019 were $1 million.

Reinsurance Ceded to AXA Affiliates

Equitable Life has entered into a stop loss reinsurance agreement with AXA Global Life to protect Equitable Life with respect to a deterioration in its claim experience following the occurrence of an extreme mortality event. Also, Equitable Life has accepted certain retrocession policies through reinsurance agreements with various reinsurers. Equitable Life retrocedes to AXA Global Life the excess of its first retention layer. Premiums and expenses paid for these agreements in 2019 were $3 million.

We cede part of our disability income business to AXA XL Catlin. As of December 31, 2019, the reserves ceded were $104 million.

Share Repurchases from AXA

On March 25, 2019, Holdings repurchased approximately 30 million Shares from AXA at a total cost of approximately $600 million. On November 13, 2019, Holdings repurchased approximately 24 million Shares from AXA at a total cost of approximately $523 million.

Other Transactions with AXA Affiliates

To secure the Colorado Division of Insurance’s (“CDOI”) non-objection to AXA’s divestiture of control of Equitable L&A, Holdings provided a guarantee to the CDOI on November 22, 2019 with respect to Equitable L&A’s minimum surplus level. Under the guarantee, Holdings must maintain Equitable L&A’s minimum surplus level at the greatest of: (i) $1.5 million, (ii) a level reflecting a 300% risk-based capital level based on Equitable L&A’s authorized control level and (iii) 4% of Equitable L&A’s total liabilities.

On September 23, 2019, Equitable Life agreed to invest $15 million (plus any amounts needed to purchase a catch-up interest) in a real estate private equity fund sponsored by AXA Real Estate Investment Managers US LLC.

94	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Certain Relationships and Related Person Transactions

Investment Management and Research

Our IM&R business received the following services from AXA affiliates in 2019.

Affiliate	Services	Amounts Paid or Accrued for 2019
AXA	Retail product distribution and Private Wealth Management referrals.	$16,693,000

AXA Business Service Private Ltd.	Data processing services and support for certain investment operations functions.	$6,610,000

AXA Technology Services India Pvt. Ltd.	Data processing services and functions	$3,093,000

AXA XL Insurance	E&O insurance policies	$1,914,000

GIE Informatique AXA	Cooperative technology development and procurement services	$113,000

We provided investment management services to the following AXA affiliates in 2019.

Affiliate	Amounts Received or Accrued for 2019
AXA Life Japan	$14,470,000
AXA France	$11,160,000
AXA Rosenberg Asia Pacific	$8,123,000
AXA Germany	$6,626,000
AXA Switzerland Life	$4,812,000
AXA Winterthur	$3,915,000
AXA Belgium	$2,579,000
AXA Insurance UK Non-Direct Regulated	$1,852,000
AXA Hong Kong Life	$1,455,000
XL Group Investments Ltd	$1,157,000
Architas Multi-Manager UK	$1,064,000
AXA Mediterranean	$809,000
AXA Insurance Ltd	$756,000
AXA U.K. Group Pension Scheme	$740,000
AXA Switzerland Property and Casualty	$560,000
AXA Switzerland Property and Casualty	$496,000
AXA General Insurance Hong Kong Ltd	$487,000
AXA Spain Property and Casualty	$348,000
AXA General Insurance Hong Kong Ltd.	$301,000
AXA Insurance Company	$247,000
AXA Life Singapore	$151,000

We also provided investment management, distribution and shareholder servicing-related services to AXA Life Invest. Amounts received or accrued for 2019 were $16,404,000.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	95

Certain Relationships and Related Person Transactions

Our Executive Officers

The Company is led by our Management Committee, which is comprised of our Chief Executive Officer and President, Mark Pearson (whose biographical information appears with our other Director nominees’ information) and the following executive officers:

Seth Bernstein, Senior Executive Vice President and Head of Investment Management and Research

Mr. Bernstein, age 58, has been the President and Chief Executive Officer of AllianceBernstein Corporation since May 2017 and is Senior Executive Vice President and Head of Investment Management and Research of the Company. Mr. Bernstein is also a director of AllianceBernstein Corporation. From 2014 to 2017, Mr. Bernstein was Managing Director and Global Head of Managed Solutions and Strategy at JPMorgan Asset Management. In this role, he was responsible for the management of all discretionary assets within the Private Banking client segment. From 2012 to 2014, Mr. Bernstein was Managing Director and Global Head of Asset Management Solutions for JPMorgan Chase & Co. Among other roles, Mr. Bernstein was Managing Director and Global Head of Fixed Income & Currency from 2002 to 2012. Previously, Mr. Bernstein served as Chief Financial Officer at JPMorgan Chase’s investment management and private banking division. He is a member of the Board of Managers of Haverford College.

Kermitt Brooks, Senior Executive Vice President

Mr. Brooks, age 56, leads the legal, regulatory, compliance, and government relations functions for the Company, and also serves as Senior Executive Director and General Counsel of Equitable Life. Previously, Mr. Brooks served as Deputy General Counsel, where he managed an array of complex state insurance and federal securities matters. Prior to joining Equitable Life in 2010, Mr. Brooks served as First Deputy Superintendent and Acting Superintendent for the New York State Insurance Department and also served as Deputy Attorney General for Operations at the New York State Office of the Attorney General. Mr. Brooks began his career as an associate at the firm of Nixon, Hargrave, Devans & Doyle, LLP. He is currently a board member of the National Organization of Life and Health Insurance Guarantee Associations, the Association of Life Insurance Counsel, and the Insurance Federation of New York.

Dave S. Hattem, Senior Executive Vice President, Chief Legal Officer and Secretary

Mr. Hattem, age 63, is responsible for the oversight of the Law Departments of the Company’s two principal franchises. He is also responsible for advising on the development and execution of the post-2020 Company strategy and ensuring outstanding corporate governance across the Company. Prior to his appointment as the Company’s Chief Legal Officer, Mr. Hattem served as General Counsel and Secretary of the Company and Equitable Life, where he oversaw the compliance, government relations, litigation and governance functions. He was Senior Vice President and Deputy General Counsel from 2004 to 2010. Prior to joining Equitable Life in 1994, Mr. Hattem served in several senior management positions in the Office of the United States Attorney for the Eastern District of New York. He began his legal career as an associate at Barrett Smith Schapiro Simon & Armstrong. Mr. Hattem serves on the Boards of AXA Venture Partners, the Life Insurance Counsel of New York and the Scholarship and Welfare Fund of Hunter College.

Jeffrey J. Hurd, Senior Executive Vice President and Chief Operating Officer

Mr. Hurd, age 53, is responsible for overseeing the human resources, information technology, communications and transformation office functions. The transformation office encompasses key functional areas including operations, data and analytics, procurement and corporate real estate. Prior to joining the Company in January 2018, Mr. Hurd held various positions at American International Group, Inc. (“AIG”), where he most recently served as executive vice president and chief operating officer. Mr. Hurd joined AIG in 1998 and served in various leadership positions there, including AIG deputy general counsel, general counsel and chief administrative officer of asset management, AIG chief administrative officer and executive vice president and chief human resources officer. Mr. Hurd also currently serves on the Board of Directors of AllianceBernstein Corporation.

96	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Certain Relationships and Related Person Transactions

Nick Lane, Senior Executive Vice President and Head of Retirement, Wealth Management & Protection Solutions

Mr. Lane, age 47, oversees all aspects of the Company’s retirement and protection business, including Individual Retirement, Group Retirement and Protection Solutions, as well as distribution. Mr. Lane also serves as President of Equitable Life. Prior to his most recent role as Chief Executive Officer of AXA Life Japan, which commenced in 2016, Mr. Lane served in multiple roles with the Company, including Senior Executive Director and Head of U.S. Life and Retirement for Equitable Life from 2013 to 2016. Before joining Equitable Life in 2005, Mr. Lane was a leader in the sales and marketing practice of the strategic consulting firm McKinsey & Co. and served as a captain in the United States Marine Corps. Mr. Lane also currently serves on the Board of Directors of AllianceBernstein Corporation.

Anders Malmström, Senior Executive Vice President and Chief Financial Officer

Mr. Malmström, age 52, is responsible for all Treasury, Investment Management (General Account and Separate Accounts), Investor Relations, Corporate Development/M&A, Actuarial, Accounting/Controlling, Corporate Tax, Financial Planning & Analysis, Expense Management and Distribution Finance areas. Mr. Malmström has been the Senior Executive Director and Chief Financial Officer of Equitable Life since 2012. Prior to joining Equitable Life, Mr. Malmström was a member of the Executive Board and served as the Head of the Life Business at AXA Winterthur. Prior to joining AXA Winterthur in January 2009, Mr. Malmström was a Senior Vice President at Swiss Life, where he was also a member of management. Mr. Malmström joined Swiss Life in 1997 and held several positions of increasing responsibility during his tenure.

Security Ownership of Certain Beneficial Owners and Management

Unless otherwise set forth in the footnotes to the table, the following table sets forth information as of March 3, 2020 with respect to the ownership of our common stock by:

•	each person known to own beneficially more than five percent of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our current executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Percentage computations are based on 450,586,255 shares of our Shares outstanding as of March 23, 2020.

Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is c/o 1290 Avenue of the Americas, New York, New York 10104.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	97

Certain Relationships and Related Person Transactions

Holdings Common Stock

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Daniel G. Kaye	18,474	*
Joan Lamm-Tennant	—	—
Kristi A. Matus	12,474	—
Ramon de Oliveira(1)	21,243	*
Mark Pearson(2)	788,420	*
Bertram L. Scott	12,474	*
George Stansfield(1)	—	—
Charles G. T. Stonehill	13,474	*
Seth Bernstein(3)	82,939	*
Jeffrey Hurd(4)	259,050	*
Nick Lane(5)	147,222	—
Anders Malmström(6)	248,740	*
All current directors and executive officers as a group (14 persons)(1)(7)	1,792,085	*

*	Number of shares listed represents less than one percent of the outstanding Holdings common stock.

(1)	Excludes units beneficially owned by AXA and its subsidiaries.

(2)	Includes (i) 259,174 shares Mr. Pearson can acquire within 60 days under option plans and (ii) 406,361 shares of unvested EQH performance shares.

(3)	Includes (i) 21,816 shares Mr. Bernstein can acquire within 60 days under option plans and (ii) 47,990 shares of unvested EQH performance shares.

(4)	Includes (i) 104,344 shares Mr. Hurd can acquire within 60 days under option plans and (ii) 132,394 shares of unvested EQH performance shares.

(5)	Includes (i) 41,449 shares Mr. Lane can acquire within 60 days under option plans and (ii) 93,303 shares of unvested EQH performance shares.

(6)	Includes (i) 93,498 shares Mr. Malmström can acquire within 60 days under option plans and (ii) 128,619 shares of unvested EQH performance shares.

(7)	Includes (i) 588,943 shares the directors and executive officers as a group can acquire within 60 days under option plans and (ii) 902,016 shares of unvested EQH performance shares.

98	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Certain Relationships and Related Person Transactions

Following are the only persons known to us to be the beneficial owners of more than five percent of any class of our voting securities.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	46,624,025	10.3%
AXA S.A.(2) 25 avenue Matignon 75008 Paris, France	44,162,500	9.8%
T. Rowe Price Associates, Inc.(3) 100 East Pratt Street Baltimore, MD 21202	42,814,976	9.5%
BlackRock Inc.(4) 55 East 52nd Street New York, NY 10055	42,212,096	9.4%
Invesco Ltd.(5) 1555 Peachtree Street NE, Suite 1800 Atlanta, GA 30309	24,781,774	5.5%
Norges Bank(6) Bankplassen 2 PO Box 1179 Sentrum NO 0107 Oslo Norway	24,347,540	5.4%

(1)

Based on a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group, reporting beneficial ownership as of December 31, 2019, with sole voting power with respect to 311,804 of the Shares, shared voting power with respect to 116,129 of the Shares, sole dispositive power with respect to 46,237,736 of the Shares and shared dispositive power with respect to 386,289 of the Shares.

(2)

Based on a Schedule 13G/A filed with the SEC on January 21, 2020 by AXA S.A., reporting beneficial ownership as of December 31, 2019, with sole voting power with respect to 44,162,500 of the Shares, sole dispositive power with respect to 44,162,500 of the Shares and no shared voting power and no shared dispositive power with respect to any of the Shares.

(3)

Based on a Schedule 13G filed with the SEC on February 14, 2020 by T. Rowe Price Associates, Inc., reporting beneficial ownership as of December 31, 2019, with sole voting power with respect to 20,193,279 of the Shares, sole dispositive power with respect to 42,748,263 of the Shares and no shared voting power and no shared dispositive power with respect to any of the Shares.

(4)

Based on a Schedule 13G filed with the SEC on February 10, 2020 by BlackRock Inc., reporting beneficial ownership as of December 31, 2019, with sole voting power with respect to 37,721,876 of the Shares, sole dispositive power with respect to 42,212,096 of the Shares and no shared voting power and no shared dispositive power with respect to any of the Shares.

(5)

Based on a Schedule 13G filed with the SEC on February 13, 2020 by Invesco Ltd., reporting beneficial ownership as of December 31, 2019, with sole voting power with respect to 23,538,487 of the Shares, sole dispositive power with respect to 24,781,774 of the Shares and no shared voting power and no shared dispositive power with respect to any of the Shares.

(6)

Based on a Schedule 13G/A filed with the SEC on January 31, 2020 by Norges Bank, reporting beneficial ownership as of December 31, 2019, with sole voting power with respect to 24,347,540 of the Shares, sole dispositive power with respect to 24,347,540 of the Shares and no shared voting power and no shared dispositive power with respect to any of the Shares.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	99

Certain Relationships and Related Person Transactions

The following table sets forth information as of March 3, 2020 regarding the ownership of AB Holding Units and AB Units by each of our directors and executive officers and by all of our directors and executive officers as a group.

AB Holding Units and AB Units	AllianceBernstein Holding L.P.		AllianceBernstein L.P.
Name of Beneficial Owner	Number of Units Owned(1)	Percent of Class	Number of Units Owned(1)	Percent of Class
Daniel G. Kaye	19,189	*	—	—
Joan Lamm-Tennant	—	—	—	—
Kristi A. Matus	4,750	*	—	—
Ramon de Oliveira	19,189	*	—	—
Mark Pearson	—	—	—	—
Bertram L. Scott	—	—	—	—
George Stansfield	—	—	—	—
Charles G. T. Stonehill	5,810	*	—	—
Seth Bernstein (2)	453,704	*	—	—
Jeffrey Hurd	—	—	—	—
Nick Lane	—	—	—	—
Anders Malmström	—	—	—	—
All current directors and executive officers as a group (14 persons)	502,642	*	—	—

*	Number of AB Holding Units listed represents less than 1% of the units outstanding.

(1)	Excludes units beneficially owned by Holdings and its subsidiaries.

(2)	Reflects 453,704 restricted AB Holding Units awarded to Mr. Bernstein pursuant to the CEO Employment Agreement that have not yet vested.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. Based on the information available to us during fiscal year 2019, we believe that all applicable Section 16(a) filing requirements were met on a timely basis, other than as indicated on Forms 5 filed on February 14, 2020 reporting shares withheld for tax purposes on three vesting dates and six accruals of dividend equivalents, to the extent applicable, by each of Messrs. Bernstein, Eckert, Hattem, Hurd, Lane, Malmström and Pearson.

100	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

The Annual Meeting, Voting and Other Information

THE ANNUAL MEETING, VOTING AND OTHER INFORMATION

Overview

Our Board is soliciting proxies in connection with our Annual Meeting. Under the rules of the SEC, when the Board asks you for your proxy, it must provide you with a proxy statement and certain other materials (including an annual report to stockholders), containing certain required information. These materials were first made available, sent or given to stockholders on April 8, 2020.

The “Proxy Materials” include:

•	this Proxy Statement;

•	a notice of our 2020 Annual Meeting of Stockholders (which is attached to this Proxy Statement); and

•	our Annual Report to Stockholders for 2019.

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also include a proxy card or voting instruction form. If you received or accessed these materials via the Internet, your proxy card or voting instruction form are available to be filled out and executed electronically.

Attending the Annual Meeting

Date and Time

Wednesday, May 20, 2020 at 8:00 a.m., Eastern Daylight Time

Location

via the Internet

www.virtualshareholdermeeting.com/EQH2020

Who May Attend?

Only holders of Shares as of the Record Date, or their authorized representatives or proxies, may attend the Annual Meeting.

Admission

In order to access the Annual Meeting, you will be asked to provide your 16-digit control number. Instructions on how to attend and participate via the Internet will be posted at www.virtualshareholdermeeting.com/EQH2020. Information contained on this website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.

You will be able to vote electronically and submit questions during the meeting at www.virtualshareholdermeeting.com/EQH2020.

Questions

You may submit a question during the meeting via our virtual shareholder meeting website, www.virtualshareholdermeeting.com/EQH2020. If your question is properly submitted during the relevant portion of the meeting agenda, our Chair intends to respond to your question during the live webcast. Questions on similar topics may be combined and answered together.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	101

The Annual Meeting, Voting and Other Information

Technical Difficulties

If we experience technical difficulties during the meeting (e.g., a temporary or prolonged power outage), our Chair will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/EQH2020.

If you encounter technical difficulties accessing our meeting or asking questions during the meeting, a support line will be available on the login page of www.virtualshareholdermeeting.com/EQH2020.

Directors’ Attendance at the Annual Meeting

Directors are expected to attend all annual meetings of stockholders.

Shares Outstanding and Holders of Record Entitled to Vote at the Annual Meeting

There were 450,586,255 Shares outstanding as of the close of business on the Record Date of March 23, 2020. All holders of record of Shares outstanding at the close of business on the Record Date are entitled to vote at the Annual Meeting. Each Share outstanding as of the Record Date is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Your Vote is Important

The Board requests that you submit a proxy to vote your Shares as soon as possible. Your voting instructions are confidential and will not be disclosed to persons other than those recording the vote, except if you make a written comment on the proxy card, otherwise communicate your vote to management or authorize such disclosure. You will also be able to vote electronically during the meeting at www.virtualshareholdermeeting.com/EQH2020.

Quorum Requirement

The holders of a majority of the voting power of all outstanding Shares at the Record Date must be present in person through the Internet or represented by proxy to constitute a quorum to conduct the Annual Meeting. Shares for which valid proxies are delivered or that are held by a stockholder that attends the Annual Meeting in person through the Internet will be considered part of the quorum. Once a Share is represented for any purpose at the Annual Meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Shares for which abstentions and “broker non-votes” (explained below) occur are counted as present and entitled to vote for purposes of determining whether a quorum is present.

102	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

The Annual Meeting, Voting and Other Information

Voting Your Shares

Holders of Record

If your Shares are registered in your name with our transfer agent, Computershare, you are a “holder of record” of those Shares. A holder of record may cause the holder’s Shares to be voted in any of the following ways:

Internet

Prior to the Annual Meeting

Please log on to www.proxyvote.com and submit a proxy to vote your Shares by 11:59 p.m., Eastern Daylight Time, on May 19, 2020.

During the Annual Meeting

Please log on to www.virtualshareholdermeeting.com/EQH2020 and submit a proxy to vote your Shares during the Annual Meeting beginning at 8:00 a.m., Eastern Daylight Time, on May 20, 2020.

Telephone Please call the number on your proxy card until 11:59 p.m., Eastern Daylight Time, on May 19, 2020.

Mail

If you received printed copies of the proxy materials, please complete, sign and return your proxy card by mail to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717 so that it is received prior to the Annual Meeting.

These instructions appear on your Notice or proxy card. If you submit a proxy on the Internet or by telephone, please have your Notice or proxy card available for reference when you do so. If you submit a proxy via the Internet or by telephone, please do not mail in your proxy card.

For holders of record, proxies submitted by mail, on the Internet or by telephone will be voted by the individuals named on the proxy card in the manner you indicate. If you execute, date and deliver a proxy card but do not specify how your Shares are to be voted, the proxies will vote as recommended by the Board on all matters on the agenda for the Annual Meeting (see “Proposals for Your Vote”) and will use their discretion with respect to any other matters properly presented for a vote at our Annual Meeting or any postponement or adjournment thereof.

Holders in Street Name

If your Shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a holder of Shares in “street name”. The organization holding your account will have provided you with proxy materials. As the beneficial owner, you have the right to direct the organization how to vote the Shares held in your account. You will also be able to vote your shares at the Annual Meeting by logging into the Virtual Annual Meeting website, www.virtualshareholdermeeting.com/EQH2020, using the 16-digit control number provided with your proxy materials.

If you are a holder of Shares in street name and you do not submit voting instructions to your broker, bank or other intermediary, the intermediary generally may vote your Shares in its discretion only on routine matters. Intermediaries do not have discretion to vote their clients’ Shares on non-routine matters in the absence of voting instructions from the beneficial stockholder. At the Annual Meeting, only Proposal 2 (ratification of appointment of the independent auditor) is considered routine and may be voted upon by the intermediary if you do not submit voting instructions. All other proposals on the Agenda for the Annual Meeting are non-routine matters, and intermediaries may not use their discretion to vote on these proposals in the absence of voting instructions from you. These “broker non-votes” will not affect the outcome of the vote with respect to Proposals 1, 3 and 4. There will be no broker non-votes associated with

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	103

The Annual Meeting, Voting and Other Information

Proposal 2, as the ratification of our independent registered public accounting firm is a routine matter. As a result, if your Shares are held in street name and you do not give your bank or broker instructions on how to vote on Proposal 2, your shares will be voted by the broker in its discretion.

Changing Your Vote or Revoking Your Proxy

If you are a holder of record and wish to revoke your proxy instructions, you must either (1) subsequently submit a proxy via the Internet or by telephone, which will be available until 11:59 p.m., Eastern Daylight Time, May 19, 2020; (2) sign, date and deliver a later-dated proxy card so that it is received before the Annual Meeting; (3) submit a written revocation; (4) send a notice of revocation via the Internet at www.proxyvote.com; or (5) attend the meeting via the Internet at www.virtualshareholdermeeting.com/EQH2020 and vote your Shares. If you hold your Shares in street name, you must follow the instructions of your broker, bank or other intermediary to revoke your voting instructions.

Vote Required for Each Proposal

Proposal 1 – Election of Directors

Board Recommendation: FOR each of the Company’s nominees.

Vote Required: Affirmative vote of at least a plurality of the votes of the outstanding Shares present in person through the Internet or represented by proxy at the Annual Meeting and entitled to vote on the subject matter.

Effect of Abstentions: No effect.

Effect of Broker Non-Votes: No effect.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

Board Recommendation: FOR

Vote Required: Affirmative vote of the majority in voting power of the Shares present in person through the Internet or represented by proxy at the Annual Meeting and entitled to vote on the subject matter.

Effect of Abstentions: Same effect as a vote AGAINST the proposal.

Effect of Broker Non-Votes: There will be no broker non-votes associated with this proposal, as the ratification of our independent registered public accounting firm is a routine matter. As a result, if your Shares are held in “street name” and you do not give your bank or broker instructions on how to vote, your Shares will be voted by the broker in its discretion.

Proposal 3 – Advisory Vote on Executive Compensation

Board Recommendation: FOR

Vote Required: Affirmative vote of the majority in voting power of the Shares present in person through the Internet or represented by proxy at the Annual Meeting and entitled to vote on the subject matter.

Effect of Abstentions: Same effect as a vote AGAINST the proposal.

Effect of Broker Non-Votes: No effect.

Proposal 4 – Approval of Amendment to Equitable Holdings, Inc. 2019 Omnibus Incentive Plan

Board Recommendation: FOR

Vote Required: Affirmative vote of the majority in voting power of the Shares present in person through the Internet or represented by proxy at the Annual Meeting and entitled to vote on the subject matter.

Effect of Abstentions: Same effect as a vote AGAINST the proposal.

Effect of Broker Non-Votes: No effect.

104	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

The Annual Meeting, Voting and Other Information

Matters to be Presented

We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, unless otherwise provided, the proxies will use their own judgment to vote your Shares. If the meeting is adjourned or postponed, the proxies can vote your Shares at the adjournment or postponement as well.

Delivery of Proxy Materials

Notice and Access

We are using “notice and access” procedures to distribute our proxy materials to our stockholders. This method reduces the amount of paper used in producing proxy materials and lowers the costs associated with mailing the proxy materials to stockholders. We are mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to stockholders. The Notice includes instructions on how to access the materials over the Internet and how to request a paper or e-mail copy. The Notice further provides instructions on how stockholders may elect to receive proxy materials in the future in printed form or by electronic mail. To select a method of delivery while voting is open, holders of record may follow the instructions when voting online at www.proxyvote.com. At any time, you may also choose your method of delivery of the proxy materials by visiting www.proxyvote.com. If you own Shares indirectly through a broker, bank or other intermediary, please contact the intermediary for additional information regarding delivery options.

Holders of record will have the Notice or proxy materials delivered directly to your mailing address or electronically if you have previously consented to that delivery method.

Holders of Shares in street name will have the proxy materials or the Notice forwarded to you by the intermediary that holds the Shares.

Eliminating Duplicative Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to stockholders, we are relying upon SEC rules that permit us to deliver only one set of proxy materials to multiple stockholders who share an address (known as “householding”), unless we receive contrary instructions from any stockholder at that address. All stockholders sharing an address will receive in a single envelope a single Proxy Statement and Annual Report, along with individual proxy cards or individual Notices for each stockholder. If you are a stockholder who shares an address and last name with one or more other stockholders and would like to revoke your householding consent and receive a separate copy of the Proxy Statement and Annual Report or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge Householding Department at 51 Mercedes Way, Edgewood, NY 11717 or 1-866-540-7095. You will be removed from the householding program within 30 days of receipt of the revocation of your consent. Additional copies of our proxy materials are available upon request by contacting Investor Relations at our principal executive offices or by emailing your request to ir@equitable.com.

Proxy Solicitation Costs

Our board is responsible for the solicitation of proxies for the Annual Meeting. We have also retained Morrow Sodali LLC, 470 West Ave, Stamford, CT 06902, to aid in the solicitation of brokers, banks, institutional and other stockholders for a fee of approximately $10,000, plus reimbursement of expenses. Broadridge Financial Solutions, Inc. will also assist us in the distribution of proxy materials and provide voting and tabulation services for the Annual Meeting. All costs of the solicitation of proxies will be borne by us. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail. In addition, our directors, officers and employees may solicit proxies by telephone or other means of communication personally. Our directors, officers and employees will receive no additional compensation for these services other than their regular compensation.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	105

The Annual Meeting, Voting and Other Information

Vote Tabulation

Votes will be tabulated by Broadridge Financial Solutions, Inc.

Inspector of Election

The Board has appointed a representative of Broadridge Financial Solutions, Inc. as Inspector of Election for the Annual Meeting.

Results of the Vote

We expect to announce preliminary voting results at the Annual Meeting and publish preliminary or final voting results in a Form 8-K within four business days following the meeting. If only preliminary voting results are available for reporting in the Form 8-K, we will amend the Form 8-K to report final voting results within four business days after the final voting results are known.

Other Information

Proposals for the 2021 Annual Meeting of Stockholders

Proposals for inclusion in our proxy statement

A stockholder who wishes to present a proposal for inclusion in our proxy statement for the 2021 Annual Meeting of Stockholders pursuant to Exchange Act Rule 14a-8, must submit such proposal to the Secretary at our principal executive offices. Proposals must be received no later than the close of business on December 8, 2020, or such other date that we announce in accordance with SEC rules and our Bylaws. Proposals must comply with all requirements of Exchange Act Rule 14a-8. Submitting a proposal does not guarantee its inclusion, which is governed by SEC rules and other applicable requirements.

Other stockholder proposals and director nominations

Under the notice provision of our Bylaws, for director nominations or other business to be properly brought before an annual meeting by a stockholder where such nominees or business is not to be included in our proxy statement, the stockholder must deliver notice in writing to our Secretary, at our principal executive offices, not later than the close of business on February 19, 2021, nor earlier than the close of business on January 20, 2021. The notice must contain the notice and informational requirements described under Section 1.11 of our Bylaws and applicable SEC rules. The chairperson of the meeting may refuse to acknowledge or introduce any stockholder nomination or business if it was not timely submitted or does not comply with our Bylaws.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of the Company under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Annual Report on Form 10-K

We will provide to stockholders without charge, upon written request, a copy of our Form 10-K, including financial statements and financial statement schedules, but without exhibits. We will also furnish to requesting stockholders any exhibit to the Form 10-K upon the payment of reasonable expenses incurred by us in furnishing such exhibit. Requests should be directed to Investor Relations at our principal executive offices or by emailing your request to ir@ equitable.com. The Form 10-K, along with all of our other SEC filings, may also be accessed at https://ir. equitableholdings.com or at the website of the SEC at www.sec.gov.

106	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

The Annual Meeting, Voting and Other Information

Stockholder List

A list of the stockholders as of the Record Date will be available at www.virtualshareholdermeeting.com/EQH2020

Principal Executive Offices

The address of our principal executive offices is Equitable Holdings, Inc., 1290 Avenue of the Americas, New York, New York 10104.

Communicating with our Board

Our Board of Directors Communication Policy provides a process for our security holders to send communications to the Board. Stockholders may contact an individual director, the Board as a group, or a specified Committee or group, including the independent directors as a group, by mailing such communications to:

Attn: Secretary

Equitable Holdings, Inc.

1290 Avenue of the Americas

New York, NY 10104

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. We will review, assess and determine the most appropriate way to respond to such communications including coordinating such response with the Board.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	107

Forward-Looking Statements

FORWARD-LOOKING STATEMENTS

This Proxy Statement may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon the Company. In particular, these include statements relating to future actions, prospective products or services, future performance or results of current and anticipated products or services, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, trends and uncertainties. Many such factors will be important in determining the actual future results of the Company. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties, and other factors that might cause such differences include the risks, uncertainties and other factors identified in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2019 (the “2019 Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2020, any Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed by the Company with the SEC after the date of the 2019 Form 10-K under the captions “Note Regarding Forward-Looking Statements and Information” or “Risk Factors,” and other filings the Company makes with the SEC. The Company does not undertake any obligation to publicly correct or update any forward-looking statement if the Company later becomes aware that such statement is not likely to be achieved. Please consult any further disclosures the Company makes on related subjects in reports to the SEC.

108	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Appendix A

APPENDIX A:

NON-GAAP FINANCIAL MEASURES

Use of Non-GAAP Financial Measures

In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating ROE, Non-GAAP Operating EPS and book value per share, excluding AOCI, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provides investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These Non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled Non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our Non-GAAP financial measures may not be comparable to similar measures used by other companies.

We also discuss certain operating measures, including AUM, account value, and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Non-GAAP Operating Earnings

Non-GAAP Operating Earnings is an after-tax Non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and are more sensitive to changes in market conditions than the variable annuity product liabilities as valued under U.S. GAAP. This is a large source of volatility in net income.

In the first quarter of 2019, we modified our Non-GAAP Operating Earnings measure’s treatment of the impact of timing differences on the amortization of DAC resulting from market value adjustments for our SCS variable annuity product. As a result of this modification, the amortization of DAC for our SCS product included in non-GAAP operating earnings was changed to be determined based on our SCS product’s gross profits included in Non-GAAP Operating Earnings, consistent with both our exclusion from Non-GAAP Operating Earnings of other items that are distortive to the underlying drivers of our financial performance on a consolidated basis and with industry practice. Our presentation of Non-GAAP Operating Earnings in prior periods was not revised to reflect this modification, however, had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, SCS-related DAC amortization excluded from Non-GAAP Operating Earnings would have been $52 million, $17 million and $4 million lower during the first, second and third quarters of 2018, respectively, and $17 million higher during the fourth quarter of 2018.

Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:

•

Items related to variable annuity product features, which include certain changes in the fair value of the derivatives and other securities we use to hedge these features, the effect of benefit ratio unlock adjustments and changes in the fair value of the embedded derivatives reflected within variable annuity products’ net derivative results and the impact of these items on DAC amortization on our SCS product;

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	109

Appendix A

•	Investment (gains) losses, which includes other-than-temporary impairments of securities, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;

•

Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;

•	Other adjustments, which includes restructuring costs related to severance, lease write-offs related to non-recurring restructuring activities, and separation costs; and

•	Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period and the impact of the Tax Reform Act.

Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.

We use the prevailing corporate federal income tax rate of 21%, while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.

The table below presents a reconciliation of net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the three and twelve months ended December 31, 2019 and 2018:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions)	2019	2018	2019	2018
	(in millions)		(in millions)
Net income (loss) attributable to Holdings	$(937)	$1,938	$(1,733)	$1,820
Adjustments related to:
Variable annuity product features (1)	1,694	(1,898)	4,878	(70)
Investment (gains) losses	103	130	(73)	86
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	27	33	99	215
Other adjustments (2)	199	69	406	299
Income tax expense (benefit) related to above adjustments (3)	(424)	350	(1,114)	(111)
Non-recurring tax items	(10)	(118)	(66)	(73)
Non-GAAP Operating Earnings (4)	$652	$504	$2,397	$2,166

(1)

Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, the adjustment related to Variable annuity product features for the three and twelve months ended December 31, 2018 would have been $(1.9) billion and $(126) million.

(2)	Other adjustments include separation costs of $140 million, $119 million, $222 million and $213 million for the three and twelve months ended December 31, 2019 and 2018, respectively.

(3)

Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, the adjustment related to Income tax expense (benefit) related to above adjustments for the three and twelve months ended December 31, 2018 would have been $346 million and $(99) million.

(4)

Had we modified the treatment of the amortization of DAC for SCS starting in the first quarter of 2018, Non-GAAP Operating Earnings for the three and twelve months ended December 31, 2018 would have been $517 million and $2.1 billion.

Non-GAAP Operating ROE

We calculate Non-GAAP Operating ROE by dividing Non-GAAP Operating Earnings for the previous twelve calendar months by consolidated average equity attributable to Holdings, excluding accumulated other comprehensive income (“AOCI”). AOCI fluctuates period-to-period in a manner inconsistent with our underlying profitability drivers as the

110	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Appendix A

majority of such fluctuation is related to the market volatility of the unrealized gains and losses associated with our available-for-sale (“AFS”) securities.

The following table presents Return on Average equity attributable to Holdings, excluding AOCI and Non-GAAP Operating ROE for the year ended December 31, 2019.

Year Ended December 31, 2019
(in millions)
Net income attributable to Holdings	$(1,733)

Average equity attributable to Holdings, excluding AOCI	$13,253

Return on average equity attributable to Holdings, excluding AOCI	(13.1)%

Non-GAAP Operating Earnings	$2,397

Average equity attributable to Holdings, excluding AOCI	$13,253

Non-GAAP Operating ROE	18.1%

Non-GAAP Operating Earnings Per Share

Non-GAAP Operating Earnings Per Share (“Non-GAAP Operating EPS”) is calculated by dividing Non-GAAP Operating Earnings by diluted common shares outstanding. The following table sets forth Non-GAAP Operating EPS for the years ended December 31, 2019 and 2018.

Years Ended December 31, 2019
(per share amounts)
Net income (loss) attributable to Holdings	$(3.51)
Adjustments related to:
Variable annuity product features	9.86
Investment (gains) losses	(0.15)
Goodwill impairment	—
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.20
Other adjustments	0.83
Income tax expense (benefit) related to above adjustments	(2.25)
Non-recurring tax items	(0.13)

Non-GAAP Operating Earnings per share	$4.85

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	111

Appendix B

APPENDIX B:

EQUITABLE HOLDINGS, INC. 2019 OMNIBUS INCENTIVE PLAN

EQUITABLE HOLDINGS, INC.

2019 OMNIBUS INCENTIVE PLAN

ARTICLE I

PURPOSES

This Equitable Holdings, Inc. 2019 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), has the following purposes:

(1) To further the growth, development and financial success of Equitable Holdings, Inc. (the “Company”) and its Subsidiaries (as defined herein), by providing additional incentives to employees, financial professionals and directors by allowing them to become owners of Company Common Stock, thereby benefiting directly from the growth, development and financial success of the Company and its Subsidiaries.

(2) To enable the Company and its Subsidiaries to obtain and retain the services of the type of professional and managerial employees, financial professionals and directors considered essential to the long-range success of the Company and its Subsidiaries by providing and offering them an opportunity to become owners of Company Common Stock pursuant to the Awards granted hereunder.

ARTICLE II

DEFINITIONS

Whenever the following terms are used in this Plan, they shall have the meanings specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural where the context so indicates.

Section 2.1 “Administrator” shall mean the Compensation Committee of the Board unless otherwise determined by the Board from time to time. In exercising its discretion hereunder, the Board shall endeavor to cause the Administrator to satisfy any requirements applicable to qualify for an exemption available under Rule 16b-3 promulgated under the Exchange Act or any other regulatory or administrative requirements that may be applicable with respect to Awards granted hereunder.

Section 2.2 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act.

Section 2.3 “Alternative Award” shall have the meaning set forth in Section 11.1.

Section 2.4 “Alternative Performance Awards” shall have the meaning set forth in Section 11.2.

Section 2.5 “Award” shall mean any Option, Restricted Stock, Restricted Stock Unit, Performance Award, SAR, Dividend Equivalent or other Stock-Based Award granted to a Participant pursuant to the Plan, including an Award combining two or more types of Awards into a single grant.

Section 2.6 “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award, including through an electronic medium. The Administrator may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the Participant’s acceptance of, or actions under, an Award Agreement unless otherwise expressly specified herein. In the event of any inconsistency or conflict between the express terms of the Plan and the express terms of an Award Agreement, the express terms of the Plan shall govern.

112	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Appendix B

Section 2.7 “AXA” means AXA, a société anonyme organized under the laws of the Republic of France, registered in the Commercial Registry of Paris under the number 572.093.920 RCS Paris.

Section 2.8 “AXA Group” means AXA and its direct or indirect majority owned Subsidiaries.

Section 2.9 “Base Price” shall have the meaning set forth in Section 2.58.

Section 2.10 “Board” shall mean the Board of Directors of the Company.

Section 2.11 “Business Combination” shall have the meaning set forth in the definition of “Change in Control”.

Section 2.12 “Cause” shall mean, unless otherwise provided in the Award Agreement, any of the following: (a) the Participant’s commission of a crime involving fraud, theft, false statements or other similar acts or commission of any crime that is a felony (or comparable classification in a jurisdiction that does not use these terms); (b) the Participant’s engaging in any conduct that constitutes an employment disqualification under applicable law with respect to a material portion of the Participant’s work duties; (c) the Participant’s willful or grossly negligent failure to perform his or her material employment-related duties for the Company and its Subsidiaries, or willful misconduct in the performance of such duties; (d) the Participant’s material violation of any Company or Subsidiary policy as in effect from time to time; (e) the Participant’s engaging in any act or making any public statement that materially impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company or its Subsidiaries; or (f) the Participant’s material breach of any Award Agreement, employment agreement, or noncompetition, nondisclosure or nonsolicitation agreement to which the Participant is a party or by which the Participant is bound; provided that in the case of any Participant who, as of the date of determination, is a party to an effective services, severance, consulting or employment agreement with the Company or any Subsidiary of the Company that employs such individual, “Cause” shall have the meaning, if any, specified in such agreement. A termination for Cause shall be deemed to include a determination by the Administrator following a Participant’s termination of employment that circumstances existing prior to such termination would have entitled the Company or one of its Subsidiaries to have terminated such Participant’s employment for Cause. All rights a Participant has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Administrator or its designee, or during any negotiations between the Administrator or its designee and the Participant, regarding any actual or alleged act or omission by the Participant of the type described in the applicable definition of Cause.

Section 2.13 “Change in Control” shall mean the first to occur of any of the following events after the Effective Date:

(a) any Person other than the AXA Group becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) 30% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) and (ii) a percentage of either the Outstanding Company Common Stock or Outstanding Company Voting Securities that is greater than the percentage thereof then held by the AXA Group;

(b) if at any time that the AXA Group holds less than 50% of Outstanding Company Voting Securities (the “Fifty-Percent Threshold”), the individuals who constitute the Board at the date the ownership of Company voting securities by the AXA Group first drops below the Fifty-Percent Threshold (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election, by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	113

Appendix B

(c) the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of Directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent securities), except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

in each case, provided that, as to Awards subject to Section 409A of the Code the payment or settlement of which will occur by reason of the Change in Control, such event also constitutes a “change in control” within the meaning of Section 409A of the Code. In addition, notwithstanding the foregoing, (i) a “Change in Control” shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code or as a result of any restructuring that occurs as a result of any such proceeding and (ii) a Public Offering shall not constitute a Change in Control.

Section 2.14 “Change in Control Price” shall mean the price per share of Company Common Stock paid in conjunction with any transaction resulting in a Change in Control. If any part of the offered price is payable other than in cash, the value of the non-cash portion of the Change in Control Price shall be determined in good faith by the Administrator as constituted immediately prior to the Change in Control.

Section 2.15 “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 2.16 “Company” shall mean Equitable Holdings, Inc., a Delaware corporation, and any successor thereto.

Section 2.17 “Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company and such other stock or securities into which such common stock is hereafter converted or for which such common stock is exchanged.

Section 2.18 “Compensation Year” shall mean the period from one annual meeting of shareholders to the next following annual meeting of shareholders.

Section 2.19 “Competitive Activity” shall mean a Participant’s material breach of restrictive covenants relating to noncompetition, nonsolicitation (of customers or employees) or preservation of confidential information or other covenants having the same or similar scope, included in an Award Agreement or other agreement to which the Participant and the Company or any of its Affiliates is a party.

114	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Appendix B

Section 2.20 “Corporate Event” shall mean, as determined by the Administrator, any transaction or event described in Section 4.3(a) or any unusual or infrequently occurring transaction or event affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any of its Subsidiaries, or changes in applicable laws, regulations or accounting principles (including, without limitation, a recapitalization of the Company).

Section 2.21 “Director” shall mean a member of the Board or a member of the board of directors of any Subsidiary.

Section 2.22 “Disability” shall mean (x) for Awards that are not subject to Section 409A of the Code, “disability” as such term is defined in in the long-term disability insurance plan or program of the Company or any Affiliate then covering the Participant other than a determination of disability by Reliance Standard Life Insurance Company or any successor with regard to compensation or commissions that are designated as non-proprietary in the payroll policies of the Company and its Subsidiaries, and (y) for Awards that are subject to Section 409A of the Code, “disability” shall have the meaning set forth in Section 409A(a)(2)(c) of the Code; provided that with respect to Awards that are not subject to Section 409A, in the case of any Participant who, as of the date of determination, is a party to an effective services, severance, consulting or employment agreement with the Company or any Subsidiary of the Company that employs such individual, “Disability” shall have the meaning, if any, specified in such agreement.

Section 2.23 “Dividend Equivalent” shall mean the right to receive payments, in cash or in Shares, based on dividends paid with respect to Shares.

Section 2.24 “Effective Date” shall have the meaning set forth in Section 12.7.

Section 2.25 “Eligible Representative” for a Participant shall mean such Participant’s personal representative or such other person as is empowered under the deceased Participant’s will or the then applicable laws of descent and distribution to represent the Participant hereunder.

Section 2.26 “Employee” shall mean any individual classified as an employee by the Company or one of its Affiliates as well as financial professionals of the Company or one of its Affiliates.

Section 2.27 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Section 2.28 “Executive Officer” shall mean each person who is an officer or employee of the Company or any Affiliate and who is subject to the reporting requirements under Section 16(a) of the Exchange Act.

Section 2.29 “Fair Market Value” of a Share as of any date of determination shall be:

(a) If the Company Common Stock is listed on any established stock exchange or a national market system, then the closing price on such date per Share as reported as quoted on such stock exchange or system;

(b) If there are no transactions in the Company Common Stock that are available to the Company on any date of determination pursuant to clause (a) but transactions are available to the Company as of the immediately preceding trading date, then the Fair Market Value determined as of the immediately preceding trading date; or

(c) If neither clause (a) nor clause (b) shall apply on any date of determination, then the Fair Market Value shall be determined in good faith by the Administrator with reference to (x) the most recent valuation of the Company Common Stock performed by an independent valuation consultant or appraiser of nationally recognized standing selected by the Administrator, if any, (y) sales prices of securities issued to investors in any recent arm’s length transactions, and (z) any other factors determined to be relevant by the Administrator.

Section 2.30 “Fifty-Percent Threshold” shall have the meaning set forth in the definition of “Change in Control”.

Section 2.31 “Good Reason” shall, as to any Participant who is eligible for benefits under the AXA Equitable Supplemental Severance Plan for Executives (the “Severance Plan”) as of the date of his or her termination of employment, have the meaning set forth in the Severance Plan or any successor plan as in effect on the date of

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	115

Appendix B

termination. For all other Participants, “Good Reason” shall have the meaning set forth in an effective employment, severance, consulting or other services agreement to which the Participant is a party with the Company or an Affiliate that employs the Participant, or, in the absence of such an agreement: (i) a material reduction in the Participant’s base salary or a material reduction in the Participant’s target annual incentive compensation opportunity, in each case, other than (a) any isolated or inadvertent failure by the Company or the applicable Affiliate that is not in bad faith and is cured within thirty (30) business days after the Participant gives the Company or the applicable Affiliate notice of such event or (b) a reduction of 10% or less which is applicable to all employees in the same salary grade as the Participant; or (ii) a transfer of the Participant’s primary workplace by more than fifty (50) miles, in each case without the prior written consent of the Participant.

Section 2.32 “Incentive Stock Option” shall mean an Option which qualifies under Section 422 of the Code and is expressly designated as an Incentive Stock Option in the Award Agreement.

Section 2.33 “Incumbent Directors” shall have the meaning set forth in the definition of “Change in Control”.

Section 2.34 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

Section 2.35 “Non-U.S. Awards” shall have the meaning set forth in Section 3.5.

Section 2.36 “Option” shall mean an option to purchase Company Common Stock granted under the Plan. The term “Option” includes both an Incentive Stock Option and a Non-Qualified Stock Option.

Section 2.37 “Option Price” shall have the meaning set forth in Section 5.1.

Section 2.38 “Outstanding Company Common Stock” shall have the meaning set forth in the definition of “Change in Control”.

Section 2.39 “Outstanding Company Voting Securities” shall have the meaning set forth in the definition of “Change in Control”.

Section 2.40 “Participant” shall mean any Service Provider who has been granted an Award pursuant to the Plan.

Section 2.41 “Performance Award” shall mean Performance Shares, Performance Units and all other Awards that vest (in whole or in part) upon the achievement of specified Performance Goals, including, for clarity, Awards consisting solely of cash entitlements.

Section 2.42 “Performance Award Conversion” shall have the meaning set forth in Section 11.2.

Section 2.43 “Performance Cycle” shall mean the period of time selected by the Administrator during which performance is measured for the purpose of determining the extent to which a Performance Award has been earned or vested.

Section 2.44 “Performance Goals” means the objectives established by the Administrator for a Performance Cycle pursuant to Section 7.5 for the purpose of determining the extent to which a Performance Award has been earned or vested.

Section 2.45 “Performance Share” means an Award granted pursuant to Article VII of the Plan of a Share or a contractual right to receive a Share (or the cash equivalent thereof) upon the achievement, in whole or in part, of the applicable Performance Goals.

Section 2.46 “Performance Unit” means a U.S. Dollar-denominated unit (or a unit denominated in the Participant’s local currency) granted pursuant to Article VII of the Plan, payable in cash or in Shares upon the achievement, in whole or in part, of the applicable Performance Goals.

116	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Appendix B

Section 2.47 “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity of whatever nature.

Section 2.48 “Plan” shall have the meaning set forth in Article I.

Section 2.49 “Public Offering” shall mean the first day as of which (i) sales of Company Common Stock are made to the public in the United States pursuant to an underwritten public offering of the Company Common Stock led by one or more underwriters at least one of which is an underwriter of nationally recognized standing or (ii) the Administrator has determined that the Company Common Stock otherwise has become publicly traded for this purpose.

Section 2.50 “Qualifying Termination” shall, in the case of a Participant who is an Employee, have the meaning set forth in the applicable Award Agreement or, if not defined in the Award Agreement, shall mean the termination of a Participant’s employment, other than for Cause, on or after the date that the Participant reaches 55 years of age with 10 years of service to the Company and its Affiliates, provided that if the Participant’s employment is terminated by the Company or an Affiliate, the Participant signs, and does not exercise any rights to revoke, a Release. For this purpose, Directors are not eligible for Qualifying Terminations and an Employee’s period of service shall not include any severance period or period during which the Employee is on a terminal leave of absence under the AXA Equitable Severance Benefit Plan or any similar benefit plan of the Company or one of its Affiliates.

Section 2.51 “Release” means a general release and waiver of claims in the form provided by the Administrator.

Section 2.52 “Replacement Awards” shall mean Shares or Awards issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form or combination by the Company or any of its Subsidiaries.

Section 2.53 “Restricted Stock” shall mean an Award granted pursuant to Section 6.1.

Section 2.54 “Restricted Stock Unit” shall mean an Award granted pursuant to Section 6.2.

Section 2.55 “Securities Act” shall mean the Securities Act of 1933, as amended.

Section 2.56 “Service Provider” shall mean an Employee or Director.

Section 2.57 “Share” shall mean a share of Company Common Stock.

Section 2.58 “Stock Appreciation Right” or “SAR” shall mean the right to receive a payment from the Company in cash and/or Shares equal to the excess, if any, of the Fair Market Value of one Share on the exercise date over a specified price (the “Base Price”) fixed by the Administrator on the grant date (which specified price shall not be less than the Fair Market Value of one Share on the grant date).

Section 2.59 “Stock-Based Award” shall have the meaning set forth in Section 8.1.

Section 2.60 “Subplans” shall have the meaning set forth in Section 3.5.

Section 2.61 “Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company or any entity in which the Company directly or indirectly has at least a 50% equity interest.

Section 2.62 “Termination of employment,” “termination of service” and any similar term or terms shall mean, with respect to a Director who is not an Employee of the Company or any of its Affiliates, the date upon which such Director ceases to be a member of the Board or of the board of directors of any Subsidiary and, with respect to an Employee, the date he or she ceases to be an Employee; provided that with respect to any Award subject to Section 409A of the Code, such terms shall mean “separation from service,” as defined in Section 409A of the Code

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	117

Appendix B

and the rules, regulations and guidance promulgated thereunder. Unless otherwise determined by the Administrator, a “termination of employment” or “termination of service” shall not occur if an Employee or Director, immediately upon ceasing to provide services in such capacity, commences to or continues to provide services to the Company or any of its Affiliates in another of such capacities.

Section 2.63 “Withholding Taxes” shall mean the federal, state, local or foreign income taxes, withholding taxes or employment taxes required to be withheld under applicable law, which shall be at a rate determined by the Company that is permitted under applicable tax withholding rules and that does not cause adverse accounting consequences.

ARTICLE III

ADMINISTRATION

Section 3.1 Administrator. The Plan shall be administered by the Administrator.

Section 3.2 Powers of the Administrator. The Administrator shall have the sole and complete authority and discretion to:

(a) determine the Fair Market Value;

(b) determine the type or types of Awards to be granted to each Participant;

(c) select the Service Providers to whom Awards may from time to time be granted hereunder;

(d) determine all matters and questions related to the termination of service of a Service Provider with respect to any Award granted to him or her hereunder;

(e) determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(f) approve forms of agreement for use under the Plan, which need not be identical for each Service Provider;

(g) determine the terms and conditions of any Awards granted hereunder (including, without limitation, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions and any restriction or limitation regarding any Awards or the Company Common Stock relating thereto) based in each case on such factors as the Administrator shall determine;

(h) prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to Subplans established for the purpose of satisfying applicable foreign laws;

(i) determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise or purchase price of an Award may be paid in, cash, Company Common Stock, other Awards, or other property, or an Award may be canceled, forfeited or surrendered;

(j) suspend or accelerate the vesting of any Award granted under the Plan or waive the forfeiture restrictions or any other restriction or limitation regarding any Awards or the Company Common Stock relating thereto;

(k) construe and interpret the terms of the Plan and Awards granted pursuant to the Plan; and

(l) make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

Any determination made by the Administrator under the Plan, including, without limitation, under Section 4.3, shall be final, binding and conclusive on all Participants and other persons having or claiming any right or interest under the Plan. The Administrator’s determinations under the Plan need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

118	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Appendix B

Section 3.3 Delegation by the Administrator. The Administrator may delegate, subject to such terms or conditions or guidelines as it shall determine, to any officer or group of officers, or Director or group of Directors of the Company or its Affiliates any portion of its authority and powers under the Plan with respect to Participants who are not Executive Officers or non-employee directors of the Board; provided that any delegation to one or more officers of the Company shall be subject to and comply with applicable law.

Section 3.4 Expenses, Professional Assistance, No Liability. All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may elect to engage the services of attorneys, consultants, accountants or other persons. The Administrator, the Company and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. The Administrator (and its members) shall not be personally liable for any action, determination or interpretation made with respect to the Plan or the Awards, and the Administrator (and its members) shall be fully protected by the Company with respect to any such action, determination or interpretation.

Section 3.5 Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Affiliates operate, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder and the maximum award to any single Participant, the Administrator may (i) modify the terms and conditions of Awards granted to Employees employed outside the United States (“Non-U.S. Awards”), (ii) establish subplans with such modifications as may be necessary or advisable under the circumstances (“Subplans”) and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The Administrator’s decision to grant Non-U.S. Awards or to establish Subplans is entirely voluntary, and at the complete discretion of the Administrator. The Administrator may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, Affiliates and members of the Administrator shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-U.S. Award (x) are wholly discretionary and, although provided by either the Company or an Affiliate, do not constitute regular or periodic payments and (y) except as otherwise required under applicable laws, are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Administrator may direct the payment of Non-U.S. Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and determine if such payments may be made in a lump sum or in installments.

ARTICLE IV

SHARES SUBJECT TO PLAN

Section 4.1 Shares Subject to Plan.

(a) Subject to Section 4.3, the aggregate number of Shares which may be issued under this Plan shall be equal to 7,200,000 Shares, all of which may be issued in the form of Incentive Stock Options under the Plan. The Shares issued under the Plan may be authorized but unissued, or reacquired Company Common Stock. No provision of this Plan shall be construed to require the Company to maintain the Shares in certificated form. Unless the Administrator shall determine otherwise, (x) Awards may not consist of fractional shares and shall be rounded up to the nearest whole Share, and (y) fractional Shares shall not be issued under the Plan (and shall instead also be rounded as aforesaid).

(b) If any Award or portion thereof under this Plan is for any reason forfeited, canceled, cash-settled, expired or otherwise terminated without the issuance of Shares, the Shares subject to such forfeited, canceled, cash-settled,

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	119

Appendix B

expired or otherwise terminated Award, or portion thereof, shall again be available for grant under the Plan. Effective March 18, 2020, if Shares are tendered or withheld from issuance with respect to an Award by the Company in satisfaction of any Option Price, Base Price or tax withholding or similar obligations, such tendered or withheld Shares shall not again be available for grant under the Plan. Notwithstanding the foregoing, and except to the extent required by applicable law, Replacement Awards shall not be counted against Shares available for grant pursuant to this Plan.

Section 4.2 Limitation on Non-Employee Director Awards. In any Compensation Year in respect of a non-employee Director’s service to the Company as a non-employee Director, the maximum value of Awards granted to such Director, and the maximum amount of cash paid to such Director, shall not exceed (i) in the case of such non-employee Director who is serving as the chairman of the Board, $500,000 and (ii) in the case of any other such Director, $300,000.

Section 4.3 Changes in Company Common Stock; Disposition of Assets and Corporate Events.

(a) If and to the extent necessary or appropriate to reflect any stock dividend, extraordinary dividend, stock split or share combination or any recapitalization, merger, consolidation, exchange of shares, spin-off, liquidation or dissolution of the Company or other similar transaction affecting the Company Common Stock (each, a “Corporate Event”), the Administrator shall adjust the number of shares of Company Common Stock available for issuance under the Plan, any other limit applicable under the Plan with respect to the number of Awards that may be granted hereunder, and the number, class and exercise price (if applicable) or Base Price (if applicable) of any outstanding Award, and/or make such substitution, revision or other provisions or take such other actions with respect to any outstanding Award or the holder or holders thereof, in each case as it determines to be equitable. Without limiting the generality of the foregoing sentence, in the event of any such Corporate Event, the Administrator shall have the power to make such changes as it deems appropriate in (i) the number and type of shares or other securities covered by outstanding Awards, (ii) the prices specified therein (if applicable), (iii) the securities, cash or other property to be received upon the exercise, settlement or conversion of such outstanding Awards or otherwise to be received in connection with such outstanding Awards and (iv) any applicable Performance Goals. After any adjustment made by the Administrator pursuant to this Section 4.3, the number of shares subject to each outstanding Award shall be rounded down to the nearest whole number of whole or fractional shares (as determined by the Administrator), and (if applicable) the exercise price thereof shall be rounded up to the nearest cent.

(b) Any adjustment of an Award pursuant to this Section 4.3 shall be effected in compliance with Section 422 and 409A of the Code to the extent applicable.

Section 4.4 Award Agreement Provisions. The Administrator may include such provisions and limitations in any Award Agreement as it shall determine, subject to the terms of the Plan.

Section 4.5 Prohibition Against Repricing. Except to the extent (i) approved in advance by holders of a majority of the Shares entitled to vote generally in the election of directors or (ii) pursuant to Section 4.3 as a result of any Corporate Event or pursuant to Article XI in connection with a Change in Control, the Administrator shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price of any outstanding Option or Base Price of any outstanding SAR or to grant any new Award, or make any cash payment, in substitution for or upon the cancellation of Options or SARs previously granted and as to which the exercise price or Base Price thereof is in excess of the then-current Fair Market Value of Share.

ARTICLE V

OPTIONS AND SARS

Section 5.1 Grant of Options and SARs. The Administrator is authorized to make Awards of Options and/or SARs to any Service Provider in such amounts and subject to such terms and conditions as determined by the Administrator,

120	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Appendix B

consistent with the Plan. Any Incentive Stock Option granted under the Plan shall be designed to conform to the applicable provisions of Section 422 of the Code. SARs may be granted in tandem with Options or may be granted on a freestanding basis, not related to any Option. Excluding Replacement Awards, the per Share purchase price of the Shares subject to each Option (the “Option Price”) and the Base Price of each SAR shall be not less than 100% of the Fair Market Value of a Share on the date such Option or SAR is granted. Each Option and each SAR shall be evidenced by an Award Agreement.

Section 5.2 Exercisability and Vesting; Exercise. Each Option and SAR shall vest and become exercisable according to the terms and conditions as determined by the Administrator. Except as otherwise determined by the Administrator, Options and SARs shall vest ratably in equal annual installments over a three-year period, on each of the first three anniversaries of the grant date. Except as otherwise determined by the Administrator, SARs granted in tandem with an Option shall become vested and exercisable on the same date or dates as the Options with which such SARs are associated vest and become exercisable. SARs that are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of Shares, and may be exercised only with respect to the Shares for which the related Option is then exercisable. The Administrator shall specify the manner of and any terms and conditions of exercise of an exercisable Option or SAR, including but not limited to net-settlement, delivery of previously owned stock and broker-assisted sales.

Section 5.3 Settlement of SARs. Upon exercise of a SAR, the Participant shall be entitled to receive payment in Shares, or such other form as determined by the Administrator, having an aggregate value equal to the Fair Market Value of one Share on the exercise date over (ii) the Base Price of such SAR; provided, however, that on the grant date, the Administrator may establish a maximum amount per Share that may be payable upon exercise of a SAR.

Section 5.4 Expiration of Options and SARs. No Option or SAR may be exercised after the expiration of ten (10) years from the date the Option or SAR was granted, unless a longer or shorter period is set forth in the Award Agreement.

ARTICLE VI

RESTRICTED STOCK AWARDS AND RESTRICTED STOCK UNIT AWARDS

Section 6.1 Restricted Stock.

(a) Grant of Restricted Stock. The Administrator is authorized to make Awards of Restricted Stock to any Service Provider selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

(b) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Administrator may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter.

(c) Issuance of Restricted Stock. The issuance of Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine.

Section 6.2 Restricted Stock Units. The Administrator is authorized to make Awards of Restricted Stock Units to any Service Provider selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. Except as otherwise determined by the Administrator, Restricted Stock Units that vest solely based on the continued service of the Service Provider shall vest ratably in equal annual installments over a three-year period, on each of the first three anniversaries of the grant date. The Administrator may specify any conditions to vesting as it deems appropriate. For the avoidance of doubt, the Administrator may grant Restricted Stock Units that are fully vested and nonforfeitable when granted. At the time of grant, the Administrator shall specify

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	121

Appendix B

the settlement date applicable to each grant of Restricted Stock Units. Unless otherwise provided in an Award Agreement, on the settlement date, the Company shall, subject to the terms of this Plan, transfer to the Participant one Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited.

Section 6.3 Rights as a Stockholder. A Participant shall not be, nor have any of the rights or privileges of, a stockholder in respect of Restricted Stock Units awarded pursuant to the Plan unless and until the Shares attributable to such Restricted Stock Units have been issued to such Participant. Notwithstanding the foregoing, unless otherwise determined by the Administrator, the Restricted Stock Units awarded pursuant to the Plan will receive Dividend Equivalents settled in Shares in accordance with Article IX.

ARTICLE VII

PERFORMANCE AWARDS

Section 7.1 Grant of Performance Awards. The Administrator is authorized to make Performance Awards to any Participant selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. All Performance Shares and Performance Units shall be evidenced by an Award Agreement.

Section 7.2 Issuance and Restrictions. The Administrator shall have the authority to determine the Participants who shall receive Performance Awards; the number of Performance Shares, the number and value of Performance Units; the cash entitlement of any Participant with respect to any Performance Cycle; and the Performance Goals applicable in respect of such Performance Awards for each Performance Cycle. The Administrator shall determine the duration of each Performance Cycle (the duration of Performance Cycles may differ from one another), and there may be more than one Performance Cycle in existence at any one time. An Award Agreement evidencing the grant of Performance Shares or Performance Units shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Goals applicable thereto, and such other terms and conditions as the Administrator shall determine. Unless otherwise determined by the Administrator, Performance Awards shall vest at the end of a three-year Performance Cycle, subject to achievement of the applicable Performance Goals. Unless the Administrator shall determine otherwise, no Company Common Stock will be issued at the time an Award of Performance Shares is made. The Company shall not be required to set aside a fund for the payment of Performance Awards.

Section 7.3 Earned Performance Awards. Performance Awards shall become earned, in whole or in part, based upon the attainment of specified Performance Goals or the occurrence of any event or events, as the Administrator shall determine or as set forth in an Award Agreement. In addition to the achievement of the specified Performance Goals, the Administrator may condition payment of Performance Awards on such other conditions as the Administrator shall determine. The Administrator may also provide in an Award Agreement for the completion of a minimum period of service (in addition to the achievement of any applicable Performance Goals) as a condition to the vesting of any Performance Award.

Section 7.4 Rights as a Stockholder. A Participant shall not have any rights as a stockholder in respect of Performance Awards awarded pursuant to the Plan (including, without limitation, the right to vote on any matter submitted to the Company’s stockholders) until such time as the Shares attributable to such Performance Awards have been issued to such Participant or his or her beneficiary. Performance Shares as to which Shares are issued prior to the end of the Performance Cycle shall, during such period, be subject to such restrictions on transferability and other restrictions as the Administrator may impose (including, without limitation, limitations on the right to vote such Shares or the right to receive dividends on such Shares). Notwithstanding the foregoing, unless otherwise determined by the Administrator, the Performance Awards awarded pursuant to the Plan will receive Dividend Equivalents settled in Shares in accordance with Article IX.

Section 7.5 Performance Goals and Related Provisions. The Administrator shall establish the Performance Goals that must be satisfied in order for a Participant to receive an Award for a Performance Cycle or for a Performance Award to

122	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Appendix B

be earned or vested. The Administrator may provide for a threshold level of performance below which no amount of compensation will be paid and a maximum level of performance above which no additional amount of compensation will be paid under the Plan, and it may provide for the payment of differing amounts of compensation for different levels of performance. Performance Goals may be established on a Company-wide basis, with respect to one or more business units, divisions, Subsidiaries or products or based on individual performance measures, and may be expressed in absolute terms or relative to other metrics including internal targets or budgets, past performance of the Company, the performance of one or more similarly situated companies, performance of an index, outstanding equity or other external measures. In the case of earning-based measures, performance goals may include comparisons relating to capital (including but limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, or any combination thereof. Performance goals may also be subject to such other terms and conditions as the Administrator may determine appropriate. The Administrator may also adjust the Performance Goals for any Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company; changes in applicable tax laws or accounting principles; other material extraordinary events such as restructurings; discontinued operations; asset write-downs; significant litigation or claims, judgments or settlements; acquisitions or divestitures; reorganizations or changes in the corporate structure or capital structure of the Company; foreign exchange gains and losses; change in the fiscal year of the Company; business interruption events; unbudgeted capital expenditures; unrealized investment gains and losses; and impairments or such other factors as the Administrator may determine.

Section 7.6 Determination of Attainment of Performance Goals. As soon as practicable following the end of a Performance Cycle and prior to any payment or vesting in respect of such Performance Cycle, the Administrator (or its delegate pursuant to Section 3.3) shall determine the number of Performance Shares or other Performance Awards and the number and value of Performance Units or the amount of any cash entitlement, in each case that has been earned or vested.

Section 7.7 Payment of Awards. Payment or delivery of Company Common Stock with respect to earned Performance Shares, earned Performance Units and earned cash entitlements shall be made to the Participant or, if the Participant has died, to the Participant’s Eligible Representative, as soon as practicable after the expiration of the Performance Cycle and the Administrator’s determination under Section 7.6 above and (unless an applicable Award Agreement shall set forth one or more other dates) in any event no later than the earlier of (i) ninety (90) days after the end of the fiscal year in which the Performance Cycle has ended and (ii) ninety (90) days after the expiration of the Performance Cycle. The Administrator shall determine and set forth in the applicable Award Agreement whether earned Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, Shares or in a combination thereof, with the value or number of Shares payable to be determined based on the Fair Market Value of the Company Common Stock on the date of the Administrator’s determination under Section 7.6 above or such other date specified in the Award Agreement. The Administrator may, in an Award Agreement with respect to the Award or delivery of Shares, condition the vesting of such Shares on the performance of additional service.

Section 7.8 Newly Eligible Participants. Notwithstanding anything in this Article VII to the contrary, the Administrator shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Shares, Performance Units or other Performance Awards after the commencement of a Performance Cycle.

ARTICLE VIII

OTHER STOCK-BASED AWARDS

Section 8.1 Grant of Stock-Based Awards. The Administrator is authorized to make Awards of other types of equity-based or equity-related awards and fully vested stock awards, including grants of fully vested Shares (collectively, “Stock-Based Awards”) not otherwise described by the terms of the Plan in such amounts and subject to such terms and conditions as the Administrator shall determine, including without limitation the payment of cash bonuses or other incentives in the form of Stock-Based Awards. Unless otherwise determined by the Administrator, all Stock-

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	123

Appendix B

Based Awards shall be evidenced by an Award Agreement. Such Stock-Based Awards may be granted as an inducement to enter the employ of the Company, any Affiliate or any Subsidiary or in satisfaction of any obligation of the Company, any Affiliate or any Subsidiary to an officer or other key employee, whether pursuant to this Plan or otherwise, that would otherwise have been payable in cash or in respect of any other obligation of the Company. Such Stock-Based Awards may entail the transfer of actual Shares, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

ARTICLE IX

DIVIDEND EQUIVALENTS

Section 9.1 Generally. Dividend Equivalents may be granted to Participants at such time or times as shall be determined by the Administrator. Dividend Equivalents may be granted in tandem with other Awards, in addition to other Awards, or freestanding and unrelated to other Awards. Notwithstanding the terms of this Section 9.1, no Dividend Equivalents shall be granted with respect to Options or SARs. The grant date of any Dividend Equivalents under the Plan will be the date on which the Dividend Equivalent is awarded by the Administrator, or such other date permitted by applicable laws as the Administrator shall determine. Dividend Equivalents may, at the discretion of the Administrator, be fully vested and nonforfeitable when granted or subject to such vesting conditions as determined by the Administrator; provided, that, unless the Administrator shall determine otherwise in an Award Agreement, Dividend Equivalents with respect to Awards shall not be fully vested until the Awards have been earned and shall be forfeited if the related Award is forfeited. Dividend Equivalents shall be evidenced in writing, whether as part of the Award Agreement governing the terms of the Award, if any, to which such Dividend Equivalent relates, or pursuant to a separate Award Agreement with respect to freestanding Dividend Equivalents, in each case, containing such provisions not inconsistent with the Plan as the Administrator shall determine, including customary representations, warranties and covenants with respect to securities law matters.

ARTICLE X

TERMINATION AND FORFEITURE

Section 10.1 Termination for Cause; Post-Service Competitive Activity. Unless otherwise set forth in the Award Agreement, if a Participant’s employment or service terminates for Cause or a Participant engages in Competitive Activity following the Participant’s termination of employment or service, all Options and SARs, whether vested or unvested, and all other Awards that are unvested or unexercisable or otherwise unpaid (or were unvested or unexercisable or unpaid at the time of occurrence of Cause or engagement in Competitive Activity) shall be immediately forfeited and canceled, effective as of the date of the termination or engagement in Competitive Activity. If the Participant engages in Competitive Activity following the termination, any portion of the Participant’s Awards that became vested after termination, and any Shares or cash issued upon exercise or settlement of such Awards, shall be immediately forfeited, canceled, and disgorged or paid to the Company together with all gains earned or accrued due to the sale of Shares issued upon exercise or settlement of such Awards.

Section 10.2 Termination due to Death. Unless otherwise set forth in the Award Agreement, if a Participant’s employment or service terminates by reason of death:

(a) All Options and SARs (whether or not then otherwise exercisable) shall become exercisable in full and the Participant’s Eligible Representative may exercise all such Options and SARs at any time prior to the earlier of (i) the one-year anniversary of the Participant’s death or (ii) the expiration of the term of the Options; provided that any in-the-money Options and SARs that are still outstanding on the last day of the time period specified in this Section 10.2(a) shall automatically be exercised on such date; and

(b) All other Awards shall immediately vest in full upon the Participant’s death, and Restricted Stock Units and Performance Awards that have not been settled or converted into Shares prior to the Participant’s death shall

124	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Appendix B

immediately be settled in Shares. Any Performance Awards that vest as a result of this Section 10.2(b) shall vest and be paid based on target levels of performance.

Section 10.3 Termination due to Disability. Unless otherwise set forth in the Award Agreement, if a Participant’s employment or service terminates by reason of Disability, the Participant shall be treated for purposes of the treatment of the Participant’s Awards under this Section 10.3 as though the Participant continued in the employ or service of the Company and all unvested Awards shall remain outstanding and vest, or in the case of Options and SARs, vest and become exercisable, in accordance with the terms set forth in the applicable Award Agreement. Any Options or SARs granted to such Participant that are exercisable at the date of termination by reason of Disability or that thereafter become exercisable by reason of the operation of the immediately preceding sentence may be exercised at any time prior to the earlier of (i) the fifth anniversary of the Participant’s termination for Disability or (ii) the expiration of the term of such Options or SARs.

Section 10.4 Termination Due to a Qualifying Termination. Unless otherwise set forth in the Award Agreement, if a Participant’s employment terminates by reason of a Qualifying Termination:

(a) Any Awards, including Options and SARs, granted in the one-year period prior to the Participant’s Qualifying Termination shall be immediately forfeited and canceled, effective as of the date of the Participant’s Qualifying Termination; and

(b) The Participant shall be treated for purposes of the treatment of the Participant’s Awards under this Section 10.4 as though the Participant continued in the employ of the Company and all unvested Awards granted earlier than one year prior to the Participant’s Qualifying Termination shall remain outstanding and vest, or in the case of Options and SARs, vest and become exercisable, in accordance with the terms set forth in the applicable Award Agreement. Any Performance Awards that remain outstanding in accordance with this Section 10.4(b) shall vest subject to the attainment of the applicable Performance Goals in respect thereof. Any Options or SARs granted to such Participant which are exercisable at the date of his or her Qualifying Termination or that thereafter become exercisable by reason of the operation of the immediately preceding sentence may be exercised at any time prior to the earlier of (i) the fifth anniversary of the Participant’s Qualifying Termination or (ii) the expiration of the term of such Options or SARs.

Section 10.5 Involuntary Termination Without Cause. Unless otherwise set forth in the Award Agreement, if a Participant’s employment or service is involuntarily terminated without Cause and such termination is not a Qualifying Termination:

(a) All Options and SARs that are unvested shall be immediately forfeited and canceled, effective as of the date of the termination, and all Options and SARs that are vested shall remain outstanding and exercisable until the earlier of (i) 30 days after the effective date of the termination under this Section 10.5 or (ii) the expiration of the term of such Options or SARs; and

(b) All Awards of Restricted Stock or Restricted Stock Units that are unvested shall be immediately forfeited and canceled, effective as of the date of the termination; and

(c) Provided that the Participant signs a Release and does not exercise any rights to revoke such Release, the Participant shall retain a portion of any unvested Performance Awards granted earlier than one year prior to the termination under this Section 10.5 equal to, for each grant of Performance Awards, the number of Performance Shares or Performance Units specified in the Award Agreement multiplied by the quotient of (i) the number of full months elapsed between the grant date in respect of such Performance Awards and the effective date of the termination under this Section 10.5 over (ii) the total number of months in the Performance Cycle. Such retained Performance Awards will remain outstanding and vest subject to the attainment of the applicable Performance Goals in respect thereof. Any Performance Awards that do not vest pursuant to this Section 10.5(c) shall be immediately forfeited and canceled, effective as of the date of the termination.

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	125

Appendix B

Section 10.6 Termination for Any Other Reason. Unless otherwise set forth in the Award Agreement, if a Participant’s employment or service terminates without Cause or for any reason other than Cause, death, Disability or a Qualifying Termination, including a voluntary resignation:

(a) All Options and SARs that are unvested shall be immediately forfeited and canceled, effective as of the date of the termination, and all Options and SARs that are vested shall remain outstanding and exercisable until the earlier of (i) 30 days after the effective date of the termination under this Section 10.6 or (ii) the expiration of the term of such Options or SARs; and

(b) All other Awards that are unvested or have not otherwise been earned shall be immediately forfeited and canceled, effective as of the date of termination.

Section 10.7 Post-Termination Informational Requirements. Before the settlement of any Award following termination of employment or service, the Administrator may require the Participant (or the Participant’s Eligible Representative, if applicable) to make such representations and provide such documents as the Administrator deems necessary or advisable to effect compliance with applicable law and determine whether the provisions of Section 10.1 or Section 10.8 may apply to such Award.

Section 10.8 Forfeiture and Recoupment of Awards. Awards granted under this Plan (and gains earned or accrued in connection with Awards) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity) as may be adopted by the Administrator or the Board from time to time. Any such policies may (in the discretion of the Administrator or the Board) be applied to outstanding Awards at the time of adoption of such policies, or on a prospective basis only. Participants shall also forfeit and disgorge to the Company any Awards granted or vested and any gains earned or accrued due to the exercise of Options or SARs or the sale of any Company Common Stock to the extent required by applicable law or as required by any stock exchange or quotation system on which the Company Common Stock is listed or quoted, in each case in effect on or after the Effective Date, including but not limited to Section 304 of the Sarbanes-Oxley Act of 2002 and Section 10D of the Exchange Act. For the avoidance of doubt, the Administrator shall have full authority to implement any policies and procedures necessary to comply with applicable law and/or the requirements of any stock exchange or quotation system on which the Company Common Stock is listed or quoted. The implementation of policies and procedures pursuant to this Section 10.8 and any modification of the same shall not be subject to any restrictions on amendment or modification of Awards.

ARTICLE XI

CHANGE IN CONTROL

Section 11.1 Alternative Award. Unless otherwise provided in an Award Agreement, and other than with respect to the Performance Award Conversion, no cancellation, acceleration or other payment shall occur in connection with a Change in Control pursuant to Section 11.3 with respect to any Award or portion thereof as a result of the Change in Control if the Administrator reasonably determines in good faith, prior to the occurrence of the Change in Control, that such Award shall be honored or assumed, or new rights substituted therefor following the Change in Control (such honored, assumed or substituted award, an “Alternative Award”), provided that any Alternative Award must (i) give the Participant who held the Award rights and entitlements substantially equivalent to or better than the rights and terms applicable under the Award immediately prior to the Change in Control, including an equal or better vesting schedule and that Alternative Awards that are stock options have identical or better methods of payment of the exercise price thereof and a post-termination exercise period extending until at least the fifth anniversary of the Participant’s termination (or, if earlier, the expiration of the term of such stock options); (ii) have terms such that if a Participant’s employment is involuntarily (i.e., by the Company or its successor other than for Cause) or constructively (i.e., by the Participant with Good Reason) terminated within the twenty-four (24) months following a Change in Control at a time when any portion of the Alternative Award is unvested, the unvested portion of such Alternative Award shall immediately vest in full and such Participant shall receive (as determined by the Board prior to the Change

126	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Appendix B

in Control) either (1) a cash payment equal in value to the excess (if any) of the fair market value of the stock subject to the Alternative Award at the date of exercise or settlement over the price (if any) that such Participant would be required to pay to exercise such Alternative Award or (2) publicly-traded shares or equity interests equal in value (as determined by the Administrator) to the value in clause (1).

Section 11.2 Performance Award Conversion. Unless otherwise provided in an Award Agreement, upon a Change in Control, then-outstanding Performance Awards shall be modified to remove any Performance Goals applicable thereto and to substitute, in lieu of such Performance Goals, vesting solely based on the requirement of continued service through, as nearly as is practicable, the date(s) on which the satisfaction of the Performance Goals would have been measured if the Change in Control had not occurred (or, if applicable, the later period of required service following such measurement date) (such Awards, the “Alternative Performance Awards”), with such service-vesting of the Alternative Performance Awards to accelerate upon the termination of service of the holder prior to such vesting date(s) thereof, if such termination of service satisfies the requirements of clause (ii) of Section 11.1 hereof. The number of Alternative Performance Awards shall be equal to (i) if less than 50% of the Performance Cycle has elapsed, the target number of Performance Awards pro rated based on the elapsed period of time between the grant date and the date of the Change in Control, and (ii) if 50% or more of the Performance Cycle has elapsed, a number of Performance Awards based on actual performance through the date of the Change in Control pro rated based on the elapsed period of time between the grant date and the date of the Change in Control (with the Administrator as constituted prior to the Change in Control making any determinations necessary to determine the pro rata number of Alternative Performance Awards and the vesting date(s) thereof). The conversion of the Performance Awards into Alternative Performance Awards is referred to herein as the “Performance Award Conversion”. Following the Performance Award Conversion, the Alternative Performance Awards shall either remain outstanding as Alternative Awards consistent with this Section 11.2 or shall be treated as provided in Section 11.3.

Section 11.3 Accelerated Vesting and Payment. Except as otherwise provided in this Article XI or in an Award Agreement, upon a Change in Control:

(a) each vested and unvested Option or SAR shall be canceled in exchange for a payment equal to the excess, if any, of the Change in Control Price over the applicable Option Price or Base Price;

(b) the vesting restrictions applicable to all other unvested Awards (other than (x) freestanding Dividend Equivalents not granted in connection with another Award and (y) Performance Awards) shall lapse, all such Awards shall vest and become non-forfeitable and be canceled in exchange for a payment equal to the Change in Control Price;

(c) the Alternative Performance Awards shall be canceled in exchange for a payment equal to the Change in Control Price;

(d) all other Awards (other than freestanding Dividend Equivalents not granted in connection with another Award) that were vested prior to the Change in Control but that have not been settled or converted into Shares prior to the Change in Control shall be canceled in exchange for a payment equal to the Change in Control Price; and

(e) all freestanding Dividend Equivalents not granted in connection with another Award shall be cancelled without payment therefor.

To the extent any portion of the Change in Control Price is payable other than in cash and/or other than at the time of the Change in Control, Award holders under the Plan shall receive the same value in respect of their Awards (less any applicable exercise price, Base Price or similar feature) as is received by the Company’s stockholders in respect of their Company Common Stock (as determined by the Administrator), and the Administrator shall determine the extent to which such value shall be paid in cash, in securities or other property, or in a combination of cash and securities or other property, consistent with applicable law. To the extent any portion of the Change in Control Price is payable other than at the time of the Change in Control, the Administrator shall determine the time and form of payment to the Award holders consistent with Section 409A of the Code and other applicable laws. For avoidance of doubt, upon a Change in Control the Administrator may cancel Options and SARs for no consideration if the Fair Market Value of

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	127

Appendix B

the Shares subject to such Options or such SARs is less than or equal to the Option Price of such Options or the Base Price of such SARs.

Section 11.4 Pre-Change in Control Protection Period. Notwithstanding the terms of Article X to the contrary, if a Participant’s employment with the Company and its Affiliates is terminated without Cause or by the Participant at the date of the Change of Control due to a change in the terms and conditions of the Participant’s employment that would give rise to a termination for Good Reason, in either case occurring within the ninety (90) day period prior to a Change in Control, the Participant shall be deemed for purposes of the treatment of the Participant’s Awards under the provisions of this Article XI to have continued in employment with the Company and its Affiliates until the Change in Control and had his or her employment terminated immediately following the Change in Control.

ARTICLE XII

OTHER PROVISIONS

Section 12.1 Awards Not Transferable. Except as otherwise determined by the Administrator, no Award or interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Section 12.1 shall prevent transfers by will, by the applicable laws of descent and distribution or pursuant to the beneficiary designation procedures approved by the Company pursuant to Section 12.14 or, with the prior approval of the Company, estate planning transfers.

Section 12.2 Amendment, Suspension or Termination of the Plan or Award Agreements.

(a) The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided that without the approval by a majority of the shares entitled to vote at a duly constituted meeting of shareholders of the Company, no amendment or modification to the Plan may (i) except as otherwise expressly provided in Section 4.3, increase the number of Shares subject to the Plan or the individual Award limitations specified in Section 4.2; (ii) modify the class of persons eligible for participation in the Plan or (iii) materially modify the Plan in any other way that would require shareholder approval under applicable law. Except as otherwise expressly provided in the Plan, neither the amendment, suspension or termination of the Plan shall, without the written consent of the holder of the Award, adversely alter or impair any rights or obligations under any Award theretofore granted.

(b) The Administrator at any time, and from time to time, may amend the terms of any one or more existing Award Agreements, provided, however, that the rights of a Participant under an Award Agreement shall not be adversely impaired without the Participant’s written consent. The Company shall provide a Participant with notice of any amendment made to a Participant’s existing Award Agreement.

(c) No Award may be granted during any period of suspension nor after termination of the Plan, and in no event may any Award be granted under this Plan after the expiration of ten (10) years from the Effective Date.

Section 12.3 Effect of Plan upon Other Award and Compensation Plans. The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any of its Affiliates. Nothing in this Plan shall be construed to limit the right of the Company or any of its Affiliates (a) to establish any other forms of incentives or compensation for Service Providers or (b) to grant or assume options or restricted stock other than under this Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options or restricted stock in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

128	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

Appendix B

Section 12.4 At-Will Employment. Nothing in the Plan or any Award Agreement hereunder shall confer upon the Participant any right to continue as a Service Provider of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company or any of its Affiliates, which are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without Cause.

Section 12.5 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 12.6 Conformity to Securities Laws. The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated under any of the foregoing, to the extent the Company, any of its Affiliates or any Participant is subject to the provisions thereof. Notwithstanding anything herein to the contrary, the Plan shall be administered, and Awards shall be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and Awards granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 12.7 Term of Plan. The Plan shall become effective on January 1, 2019 (the “Effective Date”) and shall continue in effect, unless sooner terminated pursuant to Section 12.2, until the tenth (10th) anniversary of the Effective Date. The provisions of the Plan shall continue thereafter to govern all outstanding Awards.

Section 12.8 Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

Section 12.9 Severability. In the event any portion of the Plan or any action taken pursuant thereto shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provisions had not been included, and the illegal or invalid action shall be null and void.

Section 12.10 Governing Documents. In the event of any express contradiction between the Plan and any Award Agreement or any other written agreement between a Participant and the Company or any Affiliate that has been approved by the Administrator, the express terms of the Plan shall govern, unless it is expressly specified in such Award Agreement or other written document that such express provision of the Plan shall not apply.

Section 12.11 Withholding Taxes. In addition to any rights or obligations with respect to Withholding Taxes under the Plan or any applicable Award Agreement, the Company or any Affiliate employing a Service Provider shall have the right to withhold from the Service Provider, or otherwise require the Service Provider or an assignee to pay, any Withholding Taxes arising as a result of grant, exercise, vesting or settlement of any Award or any other taxable event occurring pursuant to the Plan or any Award Agreement, including, without limitation, to the extent permitted by law, the right to deduct any such Withholding Taxes from any payment of any kind otherwise due to the Service Provider or to take such other actions (including, without limitation, withholding any Shares or cash deliverable pursuant to the Plan or any Award) as may be necessary to satisfy such Withholding Taxes.

Section 12.12 Section 409A. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that following the adoption of the Plan, the Administrator determines that any Award may be subject to Section 409A of the Code and related regulations and Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the adoption of the Plan), the Administrator may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to

Notice of Annual Meeting of Stockholders and 2020 Proxy Statement	129

Appendix B

(a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance or (c) comply with any correction procedures available with respect to Section 409A of the Code. Notwithstanding anything else contained in this Plan or any Award Agreement to the contrary, if a Service Provider is a “specified employee” as determined pursuant to Section 409A under any Company Specified Employee policy in effect at the time of the Service Provider’s “separation from service” (as determined under Section 409A) or, if no such policy is in effect, as defined in Section 409A of the Code, then, to the extent necessary to comply with, and avoid imposition on such Service Provider of any tax penalty imposed under, Section 409A of the Code, any payment required to be made to a Service Provider hereunder upon or following his or her separation from service shall be delayed until the first to occur of (i) the six-month anniversary of the Service Provider’s separation from service and (ii) the Service Provider’s death. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the ten (10) day period following the lapsing of the delay period. No provision of this Plan or an Award Agreement shall be construed to indemnify any Service Provider for any taxes incurred by reason of Section 409A (or timing of incurrence thereof), other than an express indemnification provision therefor.

Section 12.13 Notices. Except as provided otherwise in an Award Agreement, all notices and other communications required or permitted to be given under this Plan or any Award Agreement shall be in writing and shall be deemed to have been given if delivered personally, sent by email or any other form of electronic transfer approved by the Administrator, sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, (i) in the case of notices and communications to the Company, to its current business address and to the attention of the Corporate Secretary of the Company or (ii) in the case of a Participant, to the last known address, or email address or, where the individual is an employee of the Company or one of its Subsidiaries, to the individual’s workplace address or email address or by other means of electronic transfer acceptable to the Administrator. All such notices and communications shall be deemed to have been received on the date of delivery, if sent by email or any other form of electronic transfer, at the time of dispatch or on the third business day after the mailing thereof.

Section 12.14 Beneficiary Designation. Each Participant under the Plan may from time to time pursuant to procedures approved by the Company name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death.

*    *    *    *    *    *    *

Originally Effective: January 1, 2019

Amendments:

February 28, 2019

March 18, 2020

130	Notice of Annual Meeting of Stockholders and 2020 Proxy Statement

© 2020 Equitable Holdings, Inc. All rights reserved.

EQUITABLE
HOLDINGS

MIX
Paper from responsible sources
FSC www.fsc.org
FSC® C132107

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Daylight Time on May 19, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/EQH2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Daylight Time on May 19, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.EQUITABLE HOLDINGS, INC. 1290 AVENUE OF THE AMERICAS NEW YORK, NY 10104 ATTN: JESSICA OLICH D03197-P36735 For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. EQUITABLE HOLDINGS, INC. The Board of Directors recommends you vote FOR the following: ! ! ! 1. Election of eight directors for a one-year term ending at the 2021 Annual Meeting of Stockholders; Nominees: 01) Daniel G. Kaye 02) Joan Lamm-Tennant 03) Kristi A. Matus 04) Ramon de Oliveira 05) Mark Pearson 06) Bertram L. Scott 07) George Stansfield 08) Charles G.T. Stone hill For Against Abstain The Board of Directors recommends you vote FOR proposals 2, 3 and 4. ! ! ! 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2020; ! ! ! 3. Advisory vote to approve the compensation paid to the Company’s named executive officers; and ! ! ! 4. Approval of an amendment of the Equitable Holdings, Inc. 2019 Omnibus Incentive Plan. NOTE: Any such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. ! For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Proxy Statement are available at www.proxyvote.com.D03198-P36735EQUITABLE HOLDINGS, INC. Annual Meeting of Stockholders May 20, 2020 8:00 AMT his proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Dave S. Hattem and Jessica M. Olich, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of EQUITABLE HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held live via the Internet at 8:00 AM, EDT on May 20, 2020, and any adjournment or postponement thereof. You can virtually attend the meeting online by visiting www.virtualshareholdermeeting.com/EQH2020.This proxy, when properly executed, will be voted as directed by the stockholders. If no such direction is made, this proxy will be voted “For” election to the Board of Directors of the nominees listed under Proposal 1, and “For” Proposals 2, 3 and 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Address Changes/Comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)Continued and to be signed on reverse side